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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TRINITY MEDICAL GROUP USA, INC.
                 (Name of small business issuer in its charter)

FLORIDA                                   8731                 68-0438943
(State or jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
of incorporation            Classification Code Number)      Identification No.)
 or organization)

                          30021 TOMAS STREET, SUITE 300
                    RANCHO SANTA MARGARITA, CALIFORNIA 92688
                                 (949) 459 2170
          (Address and telephone number of principal executive offices)

                     JAMES NAMNATH, CHIEF EXECUTIVE OFFICER
                         TRINITY MEDICAL GROUP USA, INC.
                            304 MOUNTAIN VIEW AVENUE
                          SAN RAFAEL, CALIFORNIA 94901
                                 (702) 920-8528
            (name, address and telephone number for Agent of Service)

                                    Copy to:
                          Christopher S. Auguste, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                               Tel: (212) 704-6230
                               Fax: (212) 704-6288
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                                    CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
Title of each                                          Proposed               Proposed
class of securities             Amount to Be       maximum offering       maximum aggregate           Amount of
to be registered                 Registered      price per Share (1)       offering price         registration fee
-----------------------------------------------------------------------------------------------------------------------

Common Shares,                8,528,592(1)(2)            $.10                 $852,859                   $79
Par Value $0.001
Common Shares,                  15,207(1)(3)             $.10                  $1,520                    $1
Par Value $0.001
Common Shares,                2,000,000(1)(3)            $.10                 $200,000                   $19
Par Value $0.001
Common Shares,                7,870,770(1)(4)            $.10                 $787,077                   $73
Par Value $0.001


(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; and
     (iii) the price of securities of the same class, as determined by Rule 457(c).
(2) Represents estimate of shares of common stock issuable upon the conversion of the convertible promissory notes and upon exercise of warrants evidencing the right to purchase shares of common stock.
(3) Represents shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock.
(4) Represents shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock and shares of common stock sold.



                -------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

                                   PROSPECTUS

                         TRINITY MEDICAL GROUP USA, INC.

                        18,414,569 SHARES OF COMMON STOCK

     The selling security holders listed on pages 13 of this prospectus are offering 18,414,569 shares of our common stock for resale to the general public. Of these shares, an estimated 10,450,592 are issuable upon the exercise of warrants held by the selling security holders.

     The selling security holders will receive all of the net proceeds from the resale of the shares. Accordingly, we will not receive any proceeds from the resale of the shares. We may, however, receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes.


     Our common stock is traded on the OTC Bulletin Board under the symbol "TMGU." On September 24, 2002 the last reported sale price of our common stock on the OTC Bulletin Board was $.11 per share.


     THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.


                 -----------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                The date of this prospectus is September , 2002.

                                TABLE OF CONTENTS

Prospectus Summary.............................................................3
Risk Factors...................................................................5
Information Regarding Forward Looking Statements..............................10
Use of Proceeds...............................................................11
Dividend Policy...............................................................11
Plan of Distribution..........................................................11
Legal Proceedings.............................................................12
Selling Security Holders......................................................13
Directors, Executive Officers, Promoters and Control Persons..................15
Security Ownership of Certain Beneficial Owners and Management................16
Description of Securities.....................................................18
Experts.......................................................................20
Disclosure of Commission Position on Indemnification for
 Securities Act Liabilities...................................................20
Organization Within Last Five Years...........................................21
Description of Business.......................................................22
Management's Discussion and Analysis or Plan of Operation.....................34
Description of Property.......................................................37
Certain Relationships and Related Transactions................................38
Market for Common Equity and Related Stockholder Matters......................39
Executive Compensation........................................................41
Where You Can Find Additional Information.....................................45
Financial Statements.........................................................F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus. To understand this offering, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes.

OUR BUSINESS.

     Unless the context otherwise requires, the terms "we", "our", "us", and "Trinity USA" refer to Trinity Medical Group USA, Inc., a Florida corporation. We are a late development stage company with rights to market an HIV-Immunogen, known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus, or HIV. REMUNE is a registered trademark of The Immune Response Corporation. We acquired the right to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka,
Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, from The Immune Response Corporation, NASDAQ: IMNR, through a licensing agreement entered into on September 15, 1995.

     Upon receipt of a Good Manufacturing Practice certification of The Immune Response Corporation's production facility by the U.S. Food and Drug Administration, which is not expected to occur until at least the second quarter of 2003, our new drug application submitted to the Thai Food and Drug Administration in July 2001 will be completed. If and when the Thai FDA approves our new drug application and we obtain the necessary export license from the U.S. FDA, we are prepared to immediately commence the sale and distribution of REMUNE in Thailand. We can give no assurances, however, that such approval and license will be obtained.

     We are incorporated in the State of Florida. Our principal executive offices are located at 30021 Tomas Street, Suite 300, Rancho Santa Margarita, California 92688, and our telephone number is (949) 459-2170. The address of our Web site is www.trinitymg.com. Information contained on our Web site is not a part of this prospectus.

SUMMARY OF SELECTED  HISTORICAL FINANCIAL INFORMATION.

     We are providing the following financial information to assist you in your analysis of the financial aspects of our company. We derived our annual information from our audited financial statements as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and for the period from inception, September 28, 1998, to December 31, 2001. We derived our quarterly information from our unaudited financial statements prepared in connection with our June 30, 2002 Form 10-QSB filing as amended. Our selected financial information is only a summary and should be read in conjunction with our historical financial statements and related notes contained elsewhere in the prospectus and in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information" on page 45 for information on where you can obtain copies of this other information.

                      (In thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
                                            Cumulative        For the Six
                                               from           Month Period        For the Year           For the Year
                                           Inception to        Ended June        Ended December         Ended December
                                           June 30, 2002        30, 2002            31, 2001               31, 2000
                                           --------------    --------------      -----------------      ----------------

Research and Development Expense             ($3,455)           ($926)               ($1,227)              ($1,007)
General and Administrative Expense           ($2,787)           ($412)               ($1,251)               ($974)
Net Loss                                     ($8,022)          ($1,676)              ($3,272)              ($2,207)
Basic and Diluted Loss per Share                 -              ($.12)                ($.28)                ($.21)
Basic and Diluted Weighted Average
Shares Outstanding                               -            14,160,566            11,494,471            10,289,970


                                      -3-


BALANCE SHEET DATA:
                                                       June 30,            December 31,         December 31,
                                                         2002                  2001                 2000
                                                   ------------------     ----------------    -----------------

Total Assets                                            $1,930                 $135                 $132
Long-Term Debt                                            $0                    $0                   $0
Stockholders' Deficit                                  ($2,388)              ($1,089)             ($1,188)


     Trinity USA is obligated to purchase 2,000,000 shares of common stock of The Immune Response Corporation at $2.50 per share within 30 days of receiving full commercial approval from the Thai FDA. While we believe that only a few thousand unit sales are necessary to bring us to profitability, our product, REMUNE, has not yet been approved for commercialization anywhere in the world and we have not undertaken extensive marketing steps nor contracted for a large number of units to date. Our product research and development, sales, and competitive strategies must be considered as unproven to date.

THE OFFERING.

                     SELLING SECURITY HOLDER SHARE OFFERING

Common stock offered                                             18,414,569

Common stock outstanding at August 31, 2002                      19,518,105

Common stock outstanding after the offering                      33,468,697

Use of proceeds:

     The selling security holders will receive all of the net proceeds from the resale of the shares. Trinity USA may, however, receive proceeds from the exercise of warrants which we will use for general corporate purposes.



OTC Bulletin Board                                 TMGU
Dividend Policy                                    We do not intend to pay cash
                                                   dividends on our common stock


     The selling security holders may commence selling shares under this prospectus immediately upon effectiveness of the registration statement. The selling security holders may offer their shares through public or private sales, at prevailing market prices or at privately negotiated prices.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

     If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

                       RISKS RELATING TO DISEASE TREATMENT

IF OUR SUPPLIER IS UNABLE TO PROVIDE REMUNE, WE WILL LOSE OUR SOLE SOURCE OF PRODUCT AND REVENUE.

     Trinity USA will lose its only source of revenue if for any reason The Immune Response Corporation, the exclusive supplier and manufacturer of REMUNE, cannot manufacture REMUNE at all or at the capacity required for us to sustain profitable operations.

     The Immune Response Corporation's manufacturing facility has no history of volume production. Trinity USA cannot predict with absolute certainty that a consistent supply volume can be expected. Further, The Immune Response Corporation relies on a third party for the final step of the manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with another third party can be established on a timely basis, or that we or The Immune Response Corporation can establish other manufacturing capacity on a timely basis.

     The U.S. Food and Drug Administration may impose severe restrictions on the manufacture of REMUNE in the U.S., making The Immune Response Corporation incapable of supplying the product to Trinity USA for distribution in Thailand. Further, The Immune Response Corporation could not easily replace its manufacturing capacity if it were unable to use its manufacturing facilities due to fire, natural disaster, equipment failure or other difficulty, or if the facility is not deemed to be in compliance with the U.S. FDA's Good Manufacturing Practice standards.

IF NEITHER THE IMMUNE RESPONSE CORPORATION, NOR TRINITY USA, IS ABLE TO SECURE A LICENSE TO EXPORT REMUNE FROM THE U.S. FDA, WE WILL HAVE TO ATTEMPT TO BUILD A MANUFACTURING FACILITY IN THAILAND OR CEASE OPERATIONS.

     In the event that neither The Immune Response Corporation, nor Trinity USA, is able to secure an export license for REMUNE, our business plan will be severely compromised and we may be forced to cease operations. The U.S. FDA may approve REMUNE for export based upon any of the following:

o    the results of tests conducted in the United States;
o    approval of REMUNE by the European health authorities;
o an application for an export license based upon approval of REMUNE by the Thai health authorities and a review by the U.S. FDA, for compliance with specific criteria set forth in the Federal Food, Drug and Cosmetic Act, of the Thai statutes and regulations governing the approval for use, manufacture and recall of drugs subsequently found not to be safe or effective; or
o a direct application in conjunction with the Thai health authorities for approval of the export of REMUNE based on an application to the U.S. FDA including the raw data from the trials of REMUNE conducted in Thailand.

     There can be no assurance, however, that REMUNE will be approved for use by either the U.S. FDA or the European health authorities, or that the U.S. FDA will ever approve the export of REMUNE. If the U.S. FDA refuses to approve the export of REMUNE for commercial use in Thailand, we may choose to build a manufacturing facility in Thailand capable of producing REMUNE or, if REMUNE may be exported as an intermediate product, of completing the manufacturing process for REMUNE. The cost of constructing a manufacturing facility in Thailand would be millions of dollars, and there can be no assurance that we would be able to raise the capital necessary to fund the building of a manufacturing plant. If neither The Immune Response Corporation, nor Trinity USA, can procure an export license for REMUNE, sales may not occur for 2 to 3 additional years, if ever, while we seek alternative manufacturing options.

IF WE ARE UNABLE TO DISTRIBUTE REMUNE IN THAILAND WITHOUT THE CONCOMITANT USE OF HIGHLY ACTIVE ANTI-RETROVIRAL THERAPY, OR HAART, OUR BUSINESS MODEL MAY NOT BE VIABLE AND WE MAY BE FORCED TO CEASE OPERATIONS.

     Our business model contemplates that REMUNE will be used primarily as a mono-therapy in Thailand and in our other licensed countries. If we are unable to distribute REMUNE in Thailand without the concomitant use of HAART, our business model may not be viable and we may be forced to cease operations because we believe HAART is not affordable or readily accessible to the great majority of the HIV infected population in the countries where we possess license rights.

IF OUR SUPPLIER IS UNABLE TO PROVIDE REMUNE AT A PRICE WHICH CAN BE RESOLD BY US AT AN AMOUNT THAT IS AFFORDABLE TO THE HIV INFECTED POPULATION IN OUR TERRITORY, WE MAY NOT BE ABLE TO SUSTAIN PROFITABLE OPERATIONS.

     Our cost of REMUNE is contractually based upon The Immune Response Corporation's manufacturing cost, as defined under generally accepted accounting principles, plus an agreed upon markup percentage. Because The Immune Response Corporation's manufacturing facility has no history of volume production, we cannot determine with absolute certainty that the price at which REMUNE may be resold in our licensed territory will be affordable to a large enough percentage of the HIV infected population for us to sustain profitable operations.

IF THE IMMUNE RESPONSE CORPORATION IS UNABLE TO CONTINUE AS A GOING CONCERN, WE WILL LOSE THE SOLE SUPPLIER OF REMUNE, OUR ONLY PRODUCT.

     The Immune Response Corporation had a net loss of $16,343,000 and $13,405,000 for the year ended December 31, 2001 and the six month period ended June 30, 2002, respectively. The Immune Response Corporation had an accumulated deficit of $240,376,000 as of June 30, 2002. The Immune Response Corporation also had a working capital deficit of $1,611,000, total assets of $14,378,000 and total liabilities of $5,119,000 as of June 30, 2002.

     Because The Immune Response Corporation is the sole supplier of REMUNE, their inability to continue to raise capital or ultimately generate internal cash flow could adversely affect our business, as REMUNE is currently our only product.

IF THE THAI MINISTRY OF PUBLIC HEALTH OR FOOD AND DRUG ADMINISTRATION DOES NOT APPROVE REMUNE, WE WILL BE UNABLE TO GENERATE ANY REVENUES IN THAILAND.

     Approval of REMUNE by the Thai Food and Drug Administration or Ministry of Public Health is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, REMUNE cannot be marketed, sold or manufactured in Thailand. Without Thai Food and Drug Administration approval, we will be unable to generate any revenue in Thailand.

IF WE DO NOT RECEIVE REQUIRED MARKETING APPROVAL FROM THE GOVERNING HEALTH AUTHORITY OF THAILAND, WE CANNOT SELL OR DISTRIBUTE REMUNE IN ANY OTHER COUNTRY IN OUR LICENSED TERRITORY AND WILL BE UNABLE TO GENERATE REVENUES IN THOSE LOCATIONS.

     We have agreed that we cannot sell or distribute REMUNE to any country in the licensed territory unless we have previously received the required marketing approval for REMUNE from the governing health authority of Thailand and we have diligently commenced marketing REMUNE in Thailand. If we do not obtain the required marketing approval, we will be unable to generate any revenues in our licensed territory.

     The license and collaboration agreement, as amended, between Trinity USA and The Immune Response Corporation provides for possible termination of the license and collaboration agreement if the marketing approval for REMUNE in Thailand is not granted before August 31, 2004.

IF REMUNE BECOMES OBSOLETE BECAUSE OF THE HIV VIRUS' ABILITY TO MUTATE, WE MAY LOSE OUR MARKET FOR REMUNE.

     Our success depends on the ability of the product to benefit users. Because of the ability of this virus to mutate, and thereby defeat many forms of treatment, it is not unreasonable that the product may become obsolete.

IF REMUNE NO LONGER BENEFITS PATIENTS THAT USE IT, WE MAY HAVE TO WITHDRAW REMUNE FROM THE MARKET.

     Our success will depend, in large part, upon the product continuing to show wide safety margins and a low incidence of adverse side effects. Unacceptable toxicities or side effects may occur at any time in the course of clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

IF THE IMMUNE RESPONSE CORPORATION, REMUNE'S DEVELOPER, DOES NOT COMPLETE ITS CLINICAL TRIALS OF REMUNE, WE MAY NOT BE ABLE TO MARKET THE DEVELOPMENT OF REMUNE.

     The Immune Response Corporation must still complete clinical trials of REMUNE. The results must gain regulatory approvals in the United States or other countries where these companies may sell REMUNE. There can be no assurance that the clinical trials and any subsequent commercialization of REMUNE by The Immune Response Corporation will be successfully completed. The discontinuation of a Phase 3 trial of REMUNE due to lack of statistical difference between test and control groups, conducted in the United States, had a material adverse effect on The Immune Response Corporation.

     On August 30, 2001, The Immune Response Corporation announced that after a thorough review of the available data, it informed Agouron Pharmaceuticals, Inc., a Pfizer Company, that it did not intend to continue Study 202. The decision was based on the fact that the total number of endpoints (time to virological failure) to date appeared to be falling short of the number assumed by Agouron in the protocol. Additionally, the conditional power calculations, which is the estimation of the likelihood of correctly determining a treatment effect, provided by Agouron were reviewed and revealed that while the power could be near 70%, it could also be as low as 40%. Based on these factors, The Immune Response Corporation determined that it would be highly unlikely that Study 202 would be able to achieve its primary objective of determining a treatment effect.

BECAUSE THE IMMUNE RESPONSE CORPORATION AND AGOURON HAVE TERMINATED THEIR COLLABORATION AGREEMENT, THE IMMUNE RESPONSE CORPORATION MAY HAVE TO ABANDON THE DEVELOPMENT OF REMUNE.

     The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. As a result, The Immune Response Corporation may have to abandon REMUNE or seek additional funding. The termination of the Agouron/Immune Response Corporation collaboration agreement has had a material adverse effect on both The Immune Response Corporation's and Trinity USA's stock price, and therefore our ability to successfully raise additional capital to complete REMUNE development and effectuate our business plans.

IF TECHNOLOGICAL CHANGE AND COMPETITION RENDER OUR POTENTIAL PRODUCTS OBSOLETE, WE MAY HAVE TO CEASE OPERATIONS.

     Trinity USA anticipates that REMUNE will face intense and increased competition in the future. There can be no assurance that existing products or new products for the treatment of HIV developed by competitors will not be more effective or more effectively marketed and sold than REMUNE. The biotechnology industry continues to undergo rapid change, and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by our supplier, The Immune Response Corporation, or that would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us.

IF THE MANUFACTURE OF REMUNE IS CONDUCTED BY TRINITY USA IN THAILAND, WE MAY BE EXPOSED TO ENVIRONMENTAL LIABILITY.

     Because REMUNE requires irradiation as a final processing step, we may be exposed to environmental liability when and if Trinity USA begins manufacture of REMUNE in Thailand. Further, nuclear irradiation sources may not be found in Thailand and may not be allowed by the Thai government authorities.

                RISKS RELATING TO OUR HISTORY AND FINANCING NEEDS

IF WE ARE UNABLE TO PAY OUR CURRENT AND FUTURE OBLIGATIONS TO TRINITY ASSETS COMPANY LIMITED, OUR CURRENT DISTRIBUTION STRATEGY COULD BE COMPROMISED AND WE MAY BE UNABLE TO SELL OUR PRODUCT IN THAILAND.

     Since Trinity USA has assigned a significant portion of its revenue rights to Trinity Assets Company Limited, an affiliate, Trinity Assets Company Limited may exercise a disproportionate amount of control over future revenues or profits from the sale of REMUNE in Thailand. Because both entities are owned by members of the Churdboonchart family, the future negotiation of profit or royalty arrangements may involve conflicts of interest which could result in limited royalties or profits to Trinity USA.

     If we are unable to raise sufficient capital or generate profitable operations to pay our current and future obligations to Trinity Assets Company Limited, our current distribution strategy in Thailand and the other nine licensed countries will be compromised, as our operations are co-dependent.

UNANTICIPATED CHANGES IN THAI REGULATIONS MAY LIMIT OUR ABILITY TO MANUFACTURE, SELL OR DISTRIBUTE REMUNE IN THAILAND WHICH WOULD LIMIT OR PREVENT US FROM GENERATING REVENUES.

     We may be subject to direct regulation by several governmental agencies in Thailand in addition to regulations applicable to the development and marketing of pharmaceutical products. The application of new laws and regulations as well as political and economic events beyond our control may limit our ability to manufacture, sell and distribute the product in Thailand. Present Thai law requires domestic pharmaceutical manufacturing and that some aspects of sales and distribution be conducted by a majority owned Thai company.

OUR FUTURE SUCCESS IS UNPREDICTABLE DUE TO OUR LIMITED OPERATING HISTORY, OUR HISTORY OF OPERATING LOSSES AND THE UNCERTAINTY OF ACHIEVING PROFITABILITY.

     Due in large part to the significant research and development expenditures required to identify and validate new drug candidates, we have not been profitable and have generated operating losses since our inception in 1998. We currently have no revenues and we are still in the developmental stage of our business. As of June 30, 2002, we had an accumulated deficit of $8,021,753. We expect to continue to incur losses for at least the next year, and expect that these losses could increase as we continue to expand our sales, research, and marketing force, and our distribution facilities in an effort to commercialize REMUNE. We expect to incur additional losses until such time, if ever, that our revenues from the sale of REMUNE cover our expenses. Achieving and maintaining long-term profitability depends on successfully commercializing REMUNE. We cannot assure you that we will be able to achieve any of the foregoing or that we will be profitable even if we successfully commercialize REMUNE. If the time required to generate revenues and achieve profitability is longer than anticipated, or if we are unable to obtain necessary capital, we may not be able to fund and continue our operations.

IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE MAY BE FORCED TO CEASE OPERATIONS.

     Trinity USA requires substantial capital to pursue its operating strategy and currently has limited cash for operations. We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We currently anticipate that the net proceeds from our sale of our shares of common stock from future private placement offerings or through debt financings, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through December 2002. However, we may need to raise additional funds prior to the expiration of this period. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing.

     The license and collaboration agreement between Trinity USA and The Immune Response Corporation provides for termination by The Immune Response Corporation or Trinity USA if Trinity USA fails to purchase The Immune Response Corporation's common stock, as required by the stock purchase agreement, as amended, between the parties, within 30 days of the event requiring purchase of the common stock. During the next 12 months, Trinity USA expects to pay the remaining $5 million payment to The Immune Response Corporation. The last remaining payment must be paid upon the approval of REMUNE in Thailand for commercial sale. If we are unsuccessful in raising the necessary capital to fund this last milestone payment, we may lose our licensing rights for REMUNE.

IF WE ARE UNABLE TO GENERATE INTERNAL SOURCES OF LIQUIDITY, WE MAY BE UNABLE TO RAISE ADDITIONAL FUNDS WITHOUT SUBORDINATING THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

     To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until 2003. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of Trinity USA's common stock. The failure to raise any needed additional funds will make it difficult for Trinity USA to sustain or commence its primary business operations.

BECAUSE TRINITY USA AND TRINITY ASSETS COMPANY LIMITED HAVE A DIRECTOR IN COMMON, THERE MAY BE INHERENT CONFLICTS OF INTEREST IN THE EXECUTION BY THIS DIRECTOR OF HIS DUTIES.

     Trinity USA currently has one director that is also a director and officer of Trinity Assets Company Limited. This director also has a direct financial interest in both Trinity USA and Trinity Assets Company Limited. While our management believes that this director will be able to exercise his fiduciary duty to our shareholders, there may exist inherent conflicts of interest in the execution by this director of those duties. As a result of this potential conflict, this director may not negotiate the terms of our current or prospective agreements with Trinity Assets Company Limited as favorably as the terms he would demand if he had no financial interest in our contractual partner.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS MAY HURT COMMON STOCKHOLDERS.

     The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as the following could have a significant adverse impact on the market price of our common stock:

o    our financial  position;
o the results of preclinical studies and clinical trials by us, our collaborators or our competitors;
o concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products;
o announcements of technological innovations or new products by us or our competitors;
o    governmental  regulatory  actions;
o    actual  or  anticipated   changes  in  drug   reimbursement   policies;
o    developments with our  collaborators;
o developments concerning patent or other proprietary rights of ours, our licensors or our competitors (including litigation);
o    period-to-period  fluctuations  in our  operating  results;
o    changes in estimates of our  performance by securities  analysts;
o    market  conditions  for  biopharmaceutical  stocks in general;  and
o    other factors not within our control.

     We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

BECAUSE OF OUR CURRENT FINANCING ARRANGEMENTS, YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT AND OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

     Trinity USA has outstanding convertible promissory notes with an institutional investor. Because of our current stock price and the conversion provisions of the promissory notes, millions of additional shares may be issued to this investor, which could further reduce our stock price. The promissory notes contain a provision that would limit the amount of common shares issuable upon conversion to 1,000,000 shares. However, Trinity USA may be unable to pay the remainder of the note in cash and would therefore be required to satisfy its obligation through the issuance of possibly millions of shares of its common stock.

BECAUSE OF A SIGNIFICANT CONCENTRATION OF OWNERSHIP AND CONTROL, YOU MAY HAVE NO RIGHT OR POWER TO TAKE PART IN THE MANAGEMENT OR CONTROL OF THE BUSINESS OF TRINITY USA, OR THE ELECTION OF ITS OFFICERS OR DIRECTORS.

     Our directors, executive officers and affiliates beneficially own greater than 50% of the outstanding common stock of Trinity USA as of June 30, 2002. As a result, the directors and executive officers could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Trinity USA.

     Our directors, executive officers and affiliates have the combined voting power to elect all of the members of the Board of Directors and control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors may have no right or power to take part in the management or control of the business of Trinity USA, or the election of its officers or directors. Accordingly, no person should invest in Trinity USA unless he is willing to entrust all aspects of control to Trinity USA's current management and to rely upon their abilities.


                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock being offered by any of the selling security holders. The estimated net proceeds we may realize upon the exercise of all warrants included in this registration statement will be approximately $1,200,000, but this amount could vary significantly due to the variable pricing nature of millions of the included warrants. As of the date of this prospectus, we have received no firm commitments for the exercise of such warrants. Any net proceeds from the exercise of warrants are intended to be used for general corporate purposes.

                                 DIVIDEND POLICY

     We do not expect to pay cash dividends on our common stock. Future dividends on our common stock, if any, will be determined by our board of directors. We may incur debt which may prohibit or restrict the payment of dividends.

                              PLAN OF DISTRIBUTION

         SHARES OF COMMON STOCK OFFERED BY THE SELLING SECURITY HOLDERS

     We are registering 18,414,569 shares which may be sold by the selling security holders. Trinity USA will not receive any proceeds from the sale of the 18,414,569 shares attributed to the private placements other than from the possible exercise of the estimated 10,450,592 warrant shares.

DISTRIBUTION BY SELLING SECURITIES HOLDERS.

     The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

USE OF BROKERS AND DEALERS.

     The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

        o purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

        o ordinary brokerage transactions and transactions in which the broker;

        o   solicits purchasers; and

        o   privately negotiated transactions.

     Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders in amounts to be negotiated; or, if any such broker-dealer acts as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with the resales, may receive or pay commissions.

DEEMED UNDERWRITERS.

     The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any the broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued. We have agreed to indemnify the selling security holders against certain liabilities.

TIMING OF SALE BY SELLING SECURITY HOLDERS.

     We have filed this registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may commence the offering of shares pursuant to this prospectus immediately upon effectiveness of the registration statement. There can be no assurance that the selling security holders will sell any or all of the offered shares.

     Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of the distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

PLEDGEES, DONEES AND TRANSFEREES.

     Under this prospectus, selling security holders may pledge, donate or transfer their shares, and their pledgees, donees and transferees, and other subsequent holders, may also use this prospectus. We will file post-effective amendments to this registration statement updating this prospectus to identify any such pledgees, donees and transferees of which we are made aware.

REGULATION M.

     We have informed the selling security holders that, during the time that they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

     Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

     There are no legal actions pending against us nor are any legal actions contemplated.

                            SELLING SECURITY HOLDERS

     The following table sets forth the number of shares of common stock which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us.

                                       Beneficial Ownership       Beneficial Ownership          Securities Offered for
                                       Prior to the Offering     Following the Offering       Selling Security Holder
                                       --------------------      ----------------------       -----------------------

                                             Number of             Number of    Percent            Number of
Selling Security Holders                      Shares               Shares       Owned                Shares
------------------------                      ------               ------       -----                ------

PRIVATE PLACEMENTS -CONVERTIBLE
PROMISSORY NOTES
RoyCap Inc. (1)                              11,047,898            2,519,306      6.6*             8,528,592


COMMON STOCK UNITS (2)
Barry Ollman                                    400,000                    0       **                400,000
Black Hills Investment, Corp.                   409,900                9,900       **                400,000
Darryl Cohen                                    493,750               93,750       **                400,000
David Thirlwall                                 240,000                    0       **                240,000
Four Corners Investment, Corp.                  412,500               12,500       **                400,000
Robert F. McCullough Jr.                      1,600,000                    0       **              1,600,000
Jay Stone                                       200,000                    0       **                200,000
Joseph J. Romei                                 200,000                    0       **                200,000
Joseph Scherpf                                  200,000                    0       **                200,000
Kendall Stone                                   200,000                    0       **                200,000
Kenneth G. Puttick                              800,000                    0       **                800,000
Lawrence Coben                                  400,000                    0       **                400,000
Leonard Smith and Jane D. Smith                 400,000                    0       **                400,000
Michael and Lisa Brown                          400,000                    0       **                400,000
Michael S. Brown                                600,000                    0       **                600,000
Val Gribble                                     231,770                1,000       **                230,770
Robert B. Scapa                                 200,000                    0       **                200,000
Robert Banov and Amy Banov                      431,250               31,250       **                400,000
Robert E. McWilliams                            200,000                    0       **                200,000
                                         ---------------         -------------                   -------------
    Subtotal                                  8,019,170              148,400                       7,870,770
                                         ---------------         -------------                   -------------

COMMON STOCK PURCHASE
WARRANTS

Michael Z. Magat                                 15,207                    0       **                 15,207
La Jolla Cove Investors, Inc.                 2,000,000                    0       **              2,000,000
                                          ---------------        -------------                   -------------
    Subtotal                                  2,015,207                    0                       2,015,207
                                          ---------------        -------------                   -------------

    Total                                    21,082,275            2,667,706                      18,414,569
                                          ===============        =============                   =============


* Percentage is based upon the amount of outstanding shares of Trinity USA's common stock, par value $.001, as of August 31, 2002, which is equal to 19,518,105 shares, plus all of the shares being registered herein which is equal to 18,414,569 shares. The denominator total is therefore equal to 37,932,674.

** Percentage owned is assumed to be less than 1% for each of these selling security holders.

(1) Amount of shares issuable upon conversion of the promissory notes, 7,000,000 shares, is an estimate based upon a discounted, average historical share price prior to the filing of this registration statement. Additionally, 528,592 shares being registered represents the difference between the number of shares originally registered on behalf of RoyCap Inc., 450,000 shares, as a condition of our note agreement dated June 29, 2001, and the number of shares issued to the investor as a result of conversions on this note to date. The investor has exercised its contractual right to require Trinity USA to register these shortfall shares. Also included in the total shares being registered on behalf of RoyCap Inc. are 1,000,000 common stock purchase warrants exercisable at $.10 per share. Mark Shoom and Stephen Rider are Chairman and CEO/President, respectively, of RoyCap Inc. and are deemed to have control over RoyCap Inc.'s shares.

(2) Each of the selling security holders listed in this section purchased common stock units which included a warrant to purchase an equal amount of the common shares purchased. Therefore, exactly 50% of the shares offered for these selling security holders represent warrant shares.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Following are Directors and Officers at August 31, 2002:

Name                              Age                     Position
----                              ---                     --------

Arun Churdboonchart               61        Chairman of the Board of Directors
Dr. Vina Churdboonchart           56        President and Director
Inthanom John Churdboonchart      34        Director
Dr. James S. Namnath              46        Chief Executive Officer and Director
Gary E. Wilson                    35        Chief Financial Officer, Executive
                                            Vice President - Finance, Treasurer
Elizabeth Namnath                 51        Corporate Secretary

     MR. ARUN CHURDBOONCHART joined Trinity USA as its chairman in December 1999. He is a former member of the Thai National Senate, March 1996 to March 1999, and chairman of Trinity Group, 1975 to present: a diversified Thai corporation that owns real estate, hotels, retail stores, and a Bangkok radio station. Mr. Churdboonchart is a founder and a Director of Trinity Medical Group, Ltd., September 1995 to present.

     Mr. Churdboonchart received a B.S. degree in Business Administration from California State University, Long Beach in 1970. Mr. Arun Churdboonchart is married to Dr. Vina Churdboonchart, President, and is the father of Director Mr. Inthanom John Churdboonchart. Mr. Arun Churdboonchart is also the brother-in-law of Dr. James Namnath, Chief Executive Officer, and Ms. Elizabeth Namnath, Corporate Secretary.

     DR. VINA CHURDBOONCHART joined Trinity USA as President and a Director in December 1999. She is a former member of the Thai Legislature, March 1991 to March 1992, and a former Thai Senate member, March 1992 to March 1996. She is a co-founder of Trinity Medical Group, Ltd., which was established in September 1995, a Bangkok based privately held company which sponsored the clinical trials of REMUNE in Thailand from September 1995 to November 2000. Since 1971, she has been a member of the Faculty of Science, Mahidol University. At Mahidol University, she had been the principal investigator of dengue hemorrhagic fever. Her research efforts have been supported by the U.S. Government (USAID) and the World Health Organization. She has many published studies, including findings accepted in the Journal of AIDS, Vaccine Journal, and Clinical and Diagnostic Laboratory Immunology.

     Dr. Churdboonchart received her doctorate in Pathobiology from Mahidol University in 1984. She received her bachelors degree from California State University, Long Beach in 1970. Dr. Vina Churdboonchart is married to Mr. Arun Churdboonchart, Chairman of the Board, and is the mother of Director Mr. Inthanom John Churdboonchart. Dr. Vina Churdboonchart is the sister of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

     MR. INTHANOM JOHN CHURDBOONCHART graduated from Gonzaga University in 1992 with a B.S. in Computer Aid Design. Mr. Churdboonchart also received a Mini Masters of Business Administration in Factory Management from Chulalongkorn
University in June 1996. Mr. Churdboonchart began his professional career assisting the Managing Director of Kaew Kanch Industry and Mining in January 1994. He established AV Studio Company, Ltd. in 1995 and at present is the managing director of AV Studio. AV Studio is a recording studio and public relations company which produces and promotes recording artists in Thailand. In March 2000, Mr. Inthanom launched Discazine Company, Ltd., which is a promotional magazine for the music industry. Mr. Churdboonchart was Managing Director of Trinity Assets Company Limited from 1990 to August 2001 and joined Trinity USA as a Director in December 1999. Inthanom John Churdboonchart is the son of Arun and Vina Churdboonchart and the nephew of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

     DR. JAMES S. NAMNATH joined Trinity USA as Chief Executive Officer and a Director in September 1998 and is an experienced senior executive of high technology and life sciences companies. He has managed the U.S. portfolio of assets and operations for Trinity Medical Group, Ltd. since its inception. Dr. Namnath was the Chief

Executive Officer of JennerNet Software Company, an Internet focused provider of information systems to the personnel industry. Prior to starting his own corporate ventures in March of 1994, Dr. Namnath was a Senior Manager at Monsanto Company from June 1992 to March 1994 and Chevron Corporation from December 1989 to June 1992. For over nine years he was the Principal Scientist and Manager of Product Chemistry for the Ortho and Roundup homeowner brands: products which have extensive government regulatory guidelines. He started his professional career with Lever Brothers and Cheeseborough-Ponds in December 1986: leading consumer product companies where his research led to several valuable patents. Dr. Namnath is an experienced computer programmer with over 26 years of experience and certifications in business and accounting systems.

     Dr. Namnath received his doctorate in Physical Chemistry in 1983 from the University of Southern California. He earned two bachelor degrees from the University of California, Santa Barbara in 1978. Dr. James Namnath is the brother of Dr. Vina Churdboonchart, President, and Elizabeth Namnath, Corporate Secretary. He is also the brother-in-law of Mr. Arun Churdboonchart, Chairman, and the uncle of Director Mr. Inthanom John Churdboonchart.

     MR. GARY E. WILSON, CPA graduated from the University of Michigan in 1991 with a B.A. in Economics, Business Administration and Accounting. Prior to joining Trinity USA in September 2000, Mr. Wilson was a Senior Assurance Services Manager with Grant Thornton LLP where he served as an auditor and professional business advisor to publicly-held and privately-owned Manufacturing/Distribution, Life Sciences and High Technology companies. As a Senior Assurance Services Manager, he regularly advised senior management and various boards of directors on Best Business Practices, Inventory Management, Strategic Planning, Stock Option Plans, Financing Options and Solutions, Capital Market Transactions, Internal Controls and Accounting and Auditing matters.

     MS. ELIZABETH NAMNATH joined Trinity USA as Corporate Secretary in April 2000 and is an experienced senior manager. She was a manager at Maginet Corporation, April 1994 to December 1998, a pay-per-view movie provider, in Singapore and Thailand. She served as regional manager from January 1997 to December 1998, establishing operations in four cities throughout Southeast Asia. Prior to Maginet, she worked as General Manager for Trinity Silom Hotel in Bangkok, Thailand, 1990 to 1994.

     Elizabeth  received  her B.A.  degree  in  Communications  with a  Business
Administration minor from California State University, Long Beach in 1974. Elizabeth Namnath is the sister of Dr. Vina Churdboonchart, President, and Dr. James Namnath, Chief Executive Officer. She is also the sister-in-law of Mr. Arun Churdboonchart, Chairman, and the aunt of Director Mr. Inthanom John Churdboonchart.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2002 by:

          o each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

          o    each of our directors and named executive officers; and

          o    our directors and executive officers as a group.

                                               Number of Shares
                                                  of Common
                                                    Stock                 Percentage of       Address of Beneficial
Name of Beneficial Owners                      Beneficially Owned           Ownership*              Owners(12)
-------------------------                      ------------------           ----------              ----------

Dr. James Namnath (1)                              1,495,000                     4.1
Dr. Vina Churdboonchart (2)                        4,400,000                    12.2
Arun Churdboonchart (3)                            2,850,000                     7.9
Inthanom Churdboonchart (4)                        2,350,000                     6.5
Orranart Churdboonchart (5)                        1,850,000                     5.1
Elizabeth Namnath (6)                                610,000                     1.7
Gary E. Wilson (7)(8)                                660,000                     1.8
Trinity Assets Company Limited (9)                 1,000,000                     2.8
RoyCap Inc. (10)                                  11,047,898                    30.6
Robert F. McCullough Jr. (11)                      1,600,000                     4.4
Directors and Executive Officers as a
     Group                                        14,215,000                    39.4


* Percentage of ownership is based upon the common shares outstanding as of August 31, 2002, 19,518,105, plus the assumed exercise of vested and outstanding options and warrants held by the respective beneficial owners, which is a total of 9,542,040 shares, plus the amount of warrants or common shares issuable through the conversion of outstanding debt securities, which is an estimated 7,000,000 shares. The total used in the denominator of the percentage calculation is therefore equal to 36,060,145 shares.

(1) CEO and Director. Dr. Namnath's shares of our common stock are held of record by the Trinity Partners Trust; however, Dr. Namnath retains sole voting and dispositive power over all of the shares. Dr. James Namnath is the brother of Dr. Vina Churdboonchart and Elizabeth Namnath. Dr. James Namnath is the uncle of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 1,495,000 shares beneficially owned 1,125,000 represent those shares issuable under stock options, which are fully vested.

(2) President and Director. Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Dr. Churdboonchart holds sole voting and dispositive power over all of these shares. Dr. Churdboonchart is the wife of Arun Churdboonchart and the mother of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 4,400,000 shares beneficially owned 2,150,000 represent those shares issuable under stock options, which are fully vested.

(3) Director. Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Mr. Arun Churdboonchart holds sole voting and dispositive power over all of these shares. Mr. Churdboonchart is the husband of Dr. Vina Churdboonchart and the father of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the
     2,850,000 shares beneficially owned 1,050,000 represent those shares issuable under stock options, which are fully vested.

(4) Director. Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Mr. Inthanom Churdboonchart holds sole voting and dispositive power over all of these shares. Mr. Inthanom Churdboonchart is the son of Dr. Vina and Mr. Arun Churdboonchart and is the brother of Ms. Orranart Churdboonchart. Of the 2,350,000 shares beneficially owned 550,000 represent those shares issuable under stock options, which are fully vested.

(5) Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Ms. Churdboonchart holds sole voting and dispositive power over all of these shares. Ms. Churdboonchart is the daughter of Dr. Vina and Mr. Arun Churdboonchart and the brother of Mr. Inthanom Churdboonchart. Of the 1,850,000 shares beneficially owned 50,000 represent those shares issuable under stock options, which are fully vested.

(6) Corporate Secretary. Elizabeth Namnath is the sister of Dr. James Namnath and Dr. Vina Churdboonchart. Elizabeth Namnath is the aunt of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 610,000 shares beneficially owned 560,000 represent those shares issuable under stock options, which are fully vested.

(7)  Chief Financial Officer, Executive Vice President - Finance, Treasurer

(8) The 660,000 shares beneficially owned represent those shares issuable under stock options. Mr. Wilson has the right to acquire a total of 639,166 shares of common stock through the exercise of these options through October 30, 2002 based upon a contractual vesting schedule.

(9) Mr. Inthanom Churdboonchart, Director, who is the son of Dr. Vina and Mr. Arun Churdboonchart and is the brother of Ms. Orranart Churdboonchart, owns 49% of Trinity Assets Company Limited. Ms. Orranart Churdboonchart also owns 49% of Trinity Assets Company Limited.

(10) RoyCap Inc. is a creditor and shareholder of Trinity USA. Mark Shoom and Stephen Rider are Chairman and CEO/President, respectively, of RoyCap Inc. and are deemed to have control over RoyCap Inc.'s shares. Of the 10,935,980 shares beneficially owned, 2,617,924 represent those shares issuable under outstanding common stock purchase warrants which are fully vested, and 7,000,000 common shares and warrant shares are estimated to be issuable upon conversion of outstanding convertible promissory notes to RoyCap Inc. The address of RoyCap Inc. is 4100 Yonge Street, Suite 504, Toronto, ON Canada M2P 2G2.

(11) Of the 1,600,000 shares beneficially owned, 800,000 represent those shares issuable under outstanding common stock purchase warrants which are fully vested. The address of Robert F. McCullough Jr. is P.O. Box 151 Kentfield, CA 94914.

(12) Unless otherwise stated, the address for each beneficial owner is care of Trinity Medical Group USA, Inc., 30021 Tomas Street, Suite 300, Rancho Santa Margarita, California 92688.


                            DESCRIPTION OF SECURITIES

     We are authorized to issue 50,000,000 shares of $.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. As of August 31, 2002, there were 19,518,105 shares of our common stock issued and outstanding.

     Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. Cash dividends are paid at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the owners of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after a provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.

     Special meetings of the shareholders may be held within and without the State of Florida. These meetings may be called at any time by the Board of Directors or by the President, and may be called by the President or the Secretary at the written request of the holders of not less than ten percent (10%) of the shares then outstanding and entitled to vote. The holders of a majority of Trinity USA shares can take action by written consent without prior notice and without a meeting. The directors and executive officers of Trinity USA beneficially own approximately 55% of the outstanding common stock of the Company as of August 31, 2002, assuming the exercise of the 6,124,116 vested options held by these parties. As a result, the directors and executive officers may exercise control over all matters regarding shareholder approval, including the election of directors and approval of significant corporate transactions. If Trinity USA's directors and executive officers take such actions by written consent, we will comply with all notice and information statement delivery requirements of Regulation 14C, promulgated under the Securities Exchange Act of 1934, as well as any notice requirements established by Florida law.

     Under the By-laws of Trinity USA, a quorum is present when the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy unless the Articles of Incorporation provide for a different amount. Since the Articles of Incorporation state that a quorum is present if the holders of one-third of the shares entitled to vote at a meeting of the shareholders is present, one-third of the votes is sufficient for a quorum.

     Our directors and executive officers beneficially own approximately 55% of the outstanding common stock of Trinity USA as of August 31, 2002, assuming the exercise of the 6,124,116 vested options held by these parties. As a result, the directors and executive officers could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Trinity USA.

     Our current stockholders have the voting power to elect all of the members of the Board of Directors and control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors may have no right or power to take part in the management or control of the business of Trinity USA, or the election of its officers or directors. Accordingly, no person should invest in Trinity USA unless he is willing to entrust all aspects of control to Trinity USA's current management and to rely upon their abilities.

     There is currently a limited market for our securities on the OTC Bulletin Board and there can be no assurance that a broader market will ever develop. Accordingly, purchasers of our securities will be required to bear the economic consequences of holding such securities for an indefinite period of time.

DIVIDEND POLICY.

     We have never declared or paid a cash dividend on our common stock. We do not expect to pay cash dividends on our common stock in the near future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our future lenders, if any.

PRIVATE PLACEMENTS.


     On June 29, 2001, in connection with a Regulation S offering, Trinity USA issued a $500,000 convertible promissory note to RoyCap Inc. The note matured on June 29, 2002, but was extended to February 28, 2003 as explained below. The note bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of Trinity USA provided that the registration statement to be filed to register the underlying common shares and warrant shares has been effective for ninety (90) consecutive days and Trinity USA's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note. Trinity USA received net proceeds of approximately $450,000 under this offering. The proceeds from this offering were used to meet Trinity USA's continuing operating expense requirements.

     On August 29, 2002, Trinity USA amended the convertible promissory note dated June 29, 2001 to extend its maturity date to February 28, 2003. As part of the inducement to extend the maturity date of the note, Trinity USA granted RoyCap Inc. five-year warrants to purchase a total of 1,000,000 shares of Trinity USA's common stock at an exercise price of $.10 per share. On the date of conversion of the remaining principal balance of the note, $300,000 as of August 29, 2002, Trinity USA shall also issue to RoyCap Inc. a warrant to purchase such number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of the outstanding note. The warrant shall have an exercise price equal to $.10 per share of the Trinity USA's common stock and shall have a term of five years from its date of issuance. The exercise price of the warrants to be issued upon conversion of the remaining principal, if any, was changed from $4.00 per share to $.10 per share as per the terms of the amendment to the note.

     On August 29, 2002, Trinity USA also issued a $50,000 convertible promissory note to RoyCap Inc. The note matures on February 28, 2003 and bears interest at 8% per annum, with interest due and payable on February 28, 2003. All other terms of the note are the same as the terms of the note dated June 29, 2001 and as amended on August 29, 2002. Both the note dated June 29, 2001 and the $50,000 convertible promissory note are collateralized and secured by a total of 1,200,000 shares of restricted common stock of The Immune Response Corporation, which is held and owned by Trinity USA. If the close price of The Immune Response Corporation common stock is below $0.30 for five consecutive trading days during the term of the notes, RoyCap Inc. is entitled to declare the notes immediately in default. On August 30, 2002, The Immune Response Corporation's common stock closed at $0.55.

     The covenants of the notes prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. On August 29, 2002, however, RoyCap Inc. agreed to prospectively waive this covenant as it relates to Trinity USA possibly pledging its remaining 800,000 shares of The Immune Response Corporation as collateral with other possible third party creditors.

     In January 2002, Trinity USA executed a Securities Purchase Agreement with a private placement investment company for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bore interest at 9.50% and was payable monthly. The debenture was convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing prices of Trinity USA's common stock during the 20 day period prior to the conversion. A total of 240,841 shares of common stock were issued in connection with the principal conversions of $36,000, and a total of 1,184,159 shares of common stock were issued in connection with the exercise of warrants, which resulted from the principal conversions and generated proceeds of $179,140. Trinity USA repaid the debentures' remaining principal balance of $89,000 on May 31, 2002. As part of the early extinguishment of this debenture, Trinity USA granted a one-year common stock purchase warrant for the purchase of 2,000,000 shares to the private placement investment company.

     During May and June 2002, Trinity USA sold a total of 3,935,385 shares of its common stock for prices ranging from $.05 to $.13 per share to accredited investors. In connection therewith, Trinity USA issued one-year warrants to purchase a total of 3,935,385 shares of Trinity USA's common stock at exercise prices ranging from $.08 to $.39 per share. The net proceeds from the sale of the common stock units were $206,000.



                                     EXPERTS

     The financial statements of Trinity USA as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and for the period from inception (September 28, 1998) to December 31, 2001 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.



       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

     Article X of our Certificate of Incorporation provides, among other things, that our officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

        o for any breach of the directors duty of loyalty to us or our security holders;

        o for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

        o liability for unlawful payments of dividends or unlawful purchase or redemption by us; or

        o for any transaction from which the director derived any improper personal benefit.

     Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

     Article VI, Section 1 of our By-laws also provides that we will indemnify executive officers and directors for all expenses and liabilities incurred by the executive officers and directors in connection with any criminal or civil action brought or threatened against the executive officers and directors by reason of such person being or having been an officer or director or employee of Trinity USA, or having served any other corporation or other enterprise in any capacity at the request of Trinity USA. Trinity USA has never requested that any of our officers or directors serve as an officer or director of another corporation.

     Article VI, Section 6 of our By-laws provides that any indemnification of expenses granted to any person will survive the amendment, alteration or repeal of the provision in the By-laws. Accordingly, any person entitled to indemnification under Section 6 will retain the protection even if the indemnification provision of the By-laws has been amended, altered or repealed to no longer provide the protection.

INDEMNIFICATION AGREEMENTS.

     We will enter into indemnification agreements with each of our executive officers and directors. We will agree to indemnify each executive officer and director for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by the executive officers and directors in connection with any criminal or civil action brought or threatened against the executive officers and directors by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, the executive officers and directors must have acted in good faith and in a manner such person believed to be in our best interest. With respect to criminal actions, the executive officers and directors must have had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.



                       ORGANIZATION WITHIN LAST FIVE YEARS

     Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. Following an Agreement for the Exchange of Common Stock between Trinity USA and August Project III Corp., a Florida corporation, on December 31, 1999, August Project issued to Trinity USA's shareholders 5,226,000 shares of its Common Stock in exchange for 100% of the outstanding shares of Trinity USA. In addition, shareholders of August Project sold 4,867,000 shares to the shareholders of Trinity USA in exchange for $175,000. Following the exchange, the shareholders of Trinity USA owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project, and Trinity USA was a wholly owned subsidiary of August Project. Prior to the exchange, August Project had been approved for listing on the National Quotation Service Pink Sheets with the following trading symbol: AUUK. On January 5, 2000, August Project changed its name to Trinity Medical Group USA, Inc.

     The 10,093,000 shares of common stock owned by the shareholders of Trinity USA consisted of 9,600,000 shares owned by Trinity USA founding shareholders and 493,000 shares owned by service providers who performed consulting services for Trinity USA during 1999. Trinity USA recorded an expense of $229,200 related to the consulting services provided, which included identifying exchange and/or acquisition candidates, due diligence procedures on August Project and services related to the creation of our first private placement memorandum. The founding shareholders have not subsequently sold any of their shares.

     Trinity USA desired to become a publicly-held company. In October of 1999, the Chief Executive Officer of Trinity USA commissioned a search for a publicly-held company that had been in existence for at least two years and had an established list of shareholders. The preferred company would have substantially no operating history, liabilities, and assets. After review of nearly a dozen target companies, August Project III Corp. was identified in early December 1999. By purchasing or merging with August Project III, Trinity USA believed that it would have greater and faster access to capital to initiate its business and execute its business plan. The acquisition price of $175,000 was agreed to based on an estimated discount of the legal and accounting costs to do an initial public offering and through comparison of similar companies offered for sale at the time. No fairness opinion for the transaction was sought. The negotiations were conducted on an "arms-length" basis in that neither party had any relations before or after the transaction. We acquired no assets or liabilities as a result of the transaction.

     August Project III Corp. was formed on July 10, 1997. Although August Project III Corp. was formed and incorporated as a Florida corporation on July 10, 1997, they had no capital transactions or operating activities of any significance between July 10, 1997 and December 31, 1999, the date of our exchange with August Project III Corp.


                             DESCRIPTION OF BUSINESS

OUR LICENSED TECHNOLOGY.

     Trinity USA is an affiliate of Trinity Assets Company Limited, a Thailand company. We are a late development stage company with rights to market an HIV-Immunogen also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus, or HIV. REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

     REMUNE is designed to stimulate an HIV-infected individual's immune system to attack HIV, the virus that causes AIDS. We believe that results from previous clinical trials demonstrate that REMUNE significantly boosts HIV-specific immune responses and may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of anti-viral drugs. Trinity USA and its affiliates completed Phase II clinical trials in Thailand where REMUNE was used as a sole treatment for individuals infected with HIV.

     In July 2001, Trinity USA, through its affiliate Trinity Assets Company Limited, filed a new drug application according to the steps for approval by the Thai Food and Drug Administration to market, distribute and manufacture REMUNE in Thailand. Approval of REMUNE by the Thai FDA is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai FDA does not approve REMUNE, it cannot be marketed, sold or manufactured in Thailand and Trinity USA will be unable to generate any revenue in Thailand or any other of its licensed countries. If and when the Thai FDA approves our new drug application and we obtain the necessary export license and Good Manufacturing Practice standards certificate from the U.S. FDA, we are prepared to immediately commence the sale and distribution of REMUNE in Thailand. We can give no assurances, however, that such approval, license and certificate will be obtained.


CURRENT AND HISTORICAL INFORMATION REGARDING OUR LICENSED TECHNOLOGY AND OUR LICENSOR.

     Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a license and collaboration agreement dated September 15, 1995 with The Immune Response Corporation, NASDAQ: IMNR, to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, for a period of 15 years commencing on the date of the first commercial sale of REMUNE in each licensed country. Trinity Medical Group, Ltd. also entered into a stock purchase agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the stock purchase agreement, Trinity Medical Group, Ltd. was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of Trinity USA as a result of the collaboration and supply agreement and the assignment agreement between Trinity USA and Trinity Medical Group, Ltd.

     On June 26, 2002, through the execution of amendment No. 3 to the license and collaboration agreement, Trinity USA amended its license and collaboration agreement with The Immune Response Corporation. The amended agreement provides for an additional $50.00 per unit to be paid to The Immune Response Corporation for the first one million doses of REMUNE purchased by Trinity USA. As consideration for the additional amount to be paid to The Immune Response Corporation, Trinity USA received shares of The Immune Response Corporation common stock and a waiver of the final, optional $5 million milestone payment for the technology transfer of REMUNE manufacturing rights in Trinity USA's licensed territory. Trinity USA received four million shares of restricted stock upon execution of this third amendment and may receive up to three million additional shares when and if certain sales milestones occur. Additionally, Trinity USA will receive two million shares (as opposed to 333,333 shares of stock specified by our original stock purchase agreement with The Immune Response Corporation) upon Thai Government approval of REMUNE in exchange for a required, final $5 million milestone payment to The Immune Response Corporation.

     As more fully described below, the second amendment to the license and collaboration agreement called for Trinity USA to pay The Immune Response Corporation the unit cost of production plus a 10% mark up on cost. The terms of the third amendment to the license and collaboration agreement, which include the additional $50.00 per unit, expire upon the earlier of December 31, 2007 or the purchase of one million units of REMUNE by Trinity USA. After the expiration of this third amendment, the REMUNE purchase price terms specified by our second amendment to the license and collaboration agreement, as described in detail below, once again apply.

     On June 26, 2002, and again on August 5, 2002, Trinity USA amended its sublicense and supply agreement with its affiliated distributor in Thailand, Trinity Assets Company Limited, such that Trinity Assets Company Limited will absorb 50% of the additional $50.00 per unit to be paid to The Immune Response Corporation. As consideration for the agreement, Trinity USA granted two million of the initial four million shares issued by The Immune Response Corporation to Trinity Assets Company Limited. Trinity USA has also contractually agreed to grant the additional three million sales milestone shares to Trinity Assets Company Limited because Trinity Assets Company Limited has provided a REMUNE purchase commitment to Trinity USA equal to a minimum of one million doses during the first three years of commercial sales in Thailand. The terms of the amended sublicense and supply agreement expire upon the earlier of December 31, 2007 or the purchase of one million units of REMUNE by Trinity Assets Company Limited. Trinity USA plans to utilize its retained portion of The Immune
Response Corporation shares for investment, working capital and other general corporate purposes.

     The original license and collaboration agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the license and collaboration agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On September 29, 2000, The Immune Response Corporation and Trinity USA first amended the license and collaboration agreement to set the earliest possible termination date to August 31, 2001. On May 8, 2001, The Immune
Response Corporation and Trinity USA entered into a second amendment to the license and collaboration agreement to set the earliest possible termination date to August 31, 2004.

     In addition, the original license and collaboration agreement provides for termination by The Immune Response Corporation or Trinity USA if Trinity USA fails to purchase The Immune Response Corporation's common stock as required by the stock purchase agreement within 30 days of commercial approval of REMUNE in

Thailand. The license granted to Trinity USA for the entire territory shall revert to The Immune Response Corporation if Trinity USA delays or suspends development of REMUNE in Thailand for more than 18 months or the license will revert to The Immune Response Corporation for a specific country if at any time Trinity USA elects not to develop or commercialize REMUNE in that country.

     The second amendment to the license and collaboration agreement states that The Immune Response Corporation will manufacture, sell and deliver to Trinity USA a quantity of REMUNE equal to Trinity USA's requirement of REMUNE for commercial sale and distribution in its territory, up to 25% of The Immune Response Corporation's actual monthly production of the product. In the event Trinity USA's requirement of REMUNE exceeds 25% of The Immune Response Corporation's actual monthly production of the product, Trinity USA may request additional product and The Immune Response Corporation, in its sole discretion, may manufacture and sell the additional product to Trinity USA. After the expiration of the third amendment to the license and collaboration agreement, our cost of REMUNE is contractually based upon The Immune Response Corporation's manufacturing cost, as defined under generally accepted accounting principles, plus a 10% markup percentage. Trinity USA also has three years from the date of the first commercial sale of REMUNE in Thailand to exercise its option to obtain an exclusive license to manufacture REMUNE in Thailand solely for the sale, distribution and use in Trinity USA's licensed territory.

     REMUNE is produced by The Immune Response Corporation at its facility located in King of Prussia, Pennsylvania and also in small quantities at its Carlsbad California pilot plant. The product requires a final production step of nuclear irradiation which is conducted by a third party at another location; we bear no environmental liability for that operation. When and if the manufacture is conducted by us, we must find a third party capable of carrying out this step or apply for and receive permission from the relevant governmental authority for such a facility to perform the irradiation process. If we conduct the irradiation, some environmental liability may result and sufficient safeguards must be in place to prevent such a liability. The nuclear irradiation sources are available in Thailand. Currently, Trinity USA is unfamiliar with the source of each component used to make REMUNE. The King of Prussia facility requires certification by the U.S. FDA for compliance to Good Manufacturing Practice standards.

     The Immune Response Corporation had a net loss of $16,343,000 and $13,405,000 for the year ended December 31, 2001 and the six month period ended June 30, 2002, respectively. The Immune Response Corporation had an accumulated deficit of $240,376,000 as of June 30, 2002. The Immune Response Corporation also had a working capital deficit of $1,611,000, total assets of $14,378,000 and total liabilities of $5,119,000 as of June 30, 2002. These factors should be considered in making an investment in us, as The Immune Response Corporation is the sole supplier of REMUNE and, as discussed in the "Risk Factors" section of this prospectus, we will be adversely affected if for any reason the manufacturing facility experiences down time or The Immune Response Corporation does not fulfill its contractual obligations to provide us with REMUNE or at amounts sufficient to sustain profitable operations. Since the facility has no history of volume production, we cannot predict with absolute certainty that a consistent supply volume can be expected.

     Trinity USA, Trinity Assets Company Limited, and Trinity Medical Group, Ltd. do not possess any relevant patents or trademarks relating to REMUNE in the ten countries that we have rights to sell REMUNE, except for a non-exclusive right to use The Immune Response Corporation's registered trademark REMUNE(R) solely for the purpose of marketing and selling REMUNE in our licensed territory. All patents and trademarks are owned by The Immune Response Corporation and we are not certain as to the number and status of patents relating to REMUNE in all ten countries. Trinity USA owns the rights to REMUNE in these ten countries through our license and collaboration agreement with The Immune Response Corporation, dated September 15, 1995. Trinity Assets Company Limited has an exclusive right to market, sell and distribute REMUNE in Thailand only under a sublicense and supply agreement dated August 4, 2000. As of November 10, 2000, Trinity Medical Group, Ltd. no longer has REMUNE rights anywhere.

     Trinity USA has an obligation to purchase an additional 2,000,000 shares of common stock of The Immune Response Corporation. Trinity USA must purchase these 2,000,000 shares within 30 days of receiving approval to commercialize REMUNE in Thailand. Our ownership percentage of The Immune Response Corporation's outstanding common stock after the purchase of these shares would be approximately 10%, assuming the total issued and outstanding common stock of The Immune Response Corporation as of June 30, 2002.

     The total cash requirement for the one remaining stock purchase commitment is $5 million. Trinity USA believes, however, that the purchase of The Immune Response Corporations' common stock at $2.50 per share, which is significantly above the $.55 close price of their common stock on August 30, 2002, is much more than simply an investment in The Immune Response Corporation. We believe the greater value of the payments is related to the permanent fulfillment of our REMUNE license and access to REMUNE technology from The Immune Response Corporation.

     The common stock of The Immune Response Corporation held by Trinity USA after the required stock purchases would not be relied upon for income from potential appreciation or dividends. The shares of The Immune Response Corporation received in addition to our acquired license for REMUNE is viewed as an additional asset which we may or may not retain. If we elect to sell our shares of The Immune Response Corporation, we would be able to do so under rule 144 after holding the shares for one year and complying with the volume restrictions established by the SEC. We have been given registration rights on the 2,000,000 shares of The Immune Response Corporation that must be purchased by us as a result of our stock purchase commitment contract, but we may not sell those shares until the Securities and Exchange Commission declares the applicable registration statement effective. Under present market conditions, where the price of The Immune Response Corporation's common stock is significantly below $2.50 per share, the payments to The Immune Response Corporation for the stock purchase would be accounted for primarily as an intangible asset, license technology. If we were to fulfill our stock purchase obligations when The Immune Response Corporation's stock price were $.55, the payment premium to be allocated to the licensed technology asset would equal $3,900,000. Since the signing of the stock purchase agreement over 5 years ago, however, The Immune Response Corporation's share price has closed above $2.50 on several occasions, and it is plausible that considerable shareholder interest in The Immune Response Corporation would result from Trinity USA's success in gaining approval for REMUNE in Thailand and the ultimate payment of the $5 million.

STATUS OF REMUNE'S DEVELOPMENT AND REGULATORY APPROVAL.

     As also discussed in the section of the prospectus entitled "Risk Factors", in 1999 The Immune Response Corporation discontinued a 2,526 patient, Phase III clinical endpoint trial. The trial was discontinued because differences in clinical endpoints were not observed between treatment groups, and extending the trial would have been unlikely to provide sufficient, additional clinical endpoints to permit statistically significant differences between the treatment groups to be observed in the near term. The primary efficacy endpoint for the trial was disease progression to an AIDS defining condition, or death. At the time the study began, this was the only accepted endpoint for approval by the U.S. FDA for vaccines. However, since the discontinuation of the 2,526 patient, Phase III trial, the U.S. FDA has agreed to accept virologic endpoint trials for the basis of approval for REMUNE, which is being applied in Study 202. The discontinuation of the Phase III trial in the United States, although adversely affecting the timing of The Immune Response Corporation's commercial approval process of REMUNE in its territory, including the United States, and their stock price, had no direct impact on Trinity USA; our Phase II trial utilized increases in CD4 cell count as the primary endpoint from the outset, which endpoint was successfully met. The discontinuation of The Immune Response Corporation trial has had no effect on the Thai approval process since the data from the Phase III trial conducted in the United States was never planned to be used as supportive data for Thai review. However, we believe the publication in HIV Medicine on the subset study will be helpful to support our own data.

     As also discussed in the section of the prospectus entitled "Risk Factors", The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. Pfizer studies in progress at the time of termination included Study 201 and Study 202. On August 30, 2001, The Immune Response Corporation announced that after a thorough review of the available data, it informed Agouron Pharmaceuticals, Inc. that it did not intend to continue Study 202.

     The Immune Response Corporation is also currently partially supporting a clinical trial in Spain known as STIR 2102. In November 2000, an independent Data Safety Monitoring Board, or DSMB, recommended that the trial in Spain of REMUNE plus anti-retroviral drugs in patients infected with HIV continue to its conclusion in May 2001. This decision followed review of efficacy data from the trial concerning viral load, which is the amount of HIV detected in the blood, and CD4 cell counts, which are immune cells selectively destroyed by HIV. On August 30, 2001, The Immune Response Corporation announced that after reviewing the data provided by the STIR 2102 protocol and the reports and views of the protocol statistician and the three outside statisticians, the DSMB expressed its view that REMUNE shows a positive impact on controlling virus and the study had met its primary endpoint (p=0.034). The Immune Response Corporation further announced that in light of both their decision not to continue Study 202 and because the DSMB expressed its view that the primary endpoint was met in the STIR 2102 trial, they planned to meet with the appropriate regulatory authorities as soon as possible in both Europe and the U.S. to discuss regulatory strategies regarding REMUNE. The data from the Spain trial has also been included in Trinity USA's new drug application and was presented to the Thai FDA in February 2002 by the principal investigator of the trial, Dr. Eduardo Fernandez-Cruz.

     CD4 cells are effective in trapping and deactivating HIV. Infected cells which have CD4 present on the surface can attach HIV emerging from the cell when viral production and release occur. HIV has an effective mechanism of ceasing the production of CD4 in an infected cell. The CD4 cells gradually decline in number because their production is curbed by HIV. When HIV enters a cell, it creates an agent that inhibits further CD4 production. With decreased CD4 on the surface, HIV can replicate within the infected cell and then emerge. By observing an increase in CD4 in an HIV positive patient, it infers that many cells are once again capable of producing CD4 and maintaining a stronger defense against viral reproduction. The level of virus in a person's blood and a person's CD4 cell count can predict the risk of developing AIDS. The use of CD4 as an indicator of drug efficacy against HIV is an accepted U.S. FDA marker.

     The remaining step needed for the completion of our new drug application, which was submitted to the Thai FDA for commercialization of REMUNE in July 2001, is a product quality assurance requirement from the governing authority of the country where REMUNE is manufactured, in this case the U.S. FDA. Specifically, the product quality assurance requirement by the Thai authorities is the issuance of a GMP certification of The Immune Response Corporation's dedicated manufacturing facility in King of Prussia, Pennsylvania. Since REMUNE has not been commercially approved in the U.S. or in any other country, our supplier, The Immune Response Corporation, has not previously sought GMP certification of its manufacturing facility producing REMUNE. However, clinical trial materials of REMUNE have been produced under GMP standards.

     In January 2002, Trinity USA announced that the Thai Food and Drug Administration certified the REMUNE manufacturing facility as being in compliance with GMP standards. The Thai FDA GMP standards are based on stringent World Health Organization guidelines. The certification followed an on site inspection by Thai officials in November 2001 that was performed as a requirement of the new drug application process originated by Trinity USA and its affiliates, Trinity Assets Company Limited, on July 30, 2001. As a result of the certification by the Thai FDA and the substantive completion of all required information to be included in the new drug application, Trinity USA believes a determination can be made by the Thai FDA concerning the commercialization of REMUNE in Thailand by the end of 2002. Even if the Thai Food and Drug Administration approves REMUNE for commercialization, Trinity USA believes it would still be necessary to obtain a GMP certification and export license from the U.S. FDA before commercial distribution of REMUNE in Thailand could occur. Further, we believe that a GMP inspection and certification by the U.S. FDA will not occur until at least the second quarter of 2003, because of the time and expense necessary for The Immune Response Corporation to prepare for such an inspection. Currently, The Immune Response Corporation does not have the financial resources to adequately prepare for the inspection.

     Trinity USA believes that the new drug application in Thailand will be accepted based mainly upon the results of our clinical trials in Thailand and the results from the STIR 2102 trial, which illustrate safety and efficacy. The review of the new drug application by the Thai FDA is, however, a subjective process and we can give no assurances that the new drug application will be approved by the Thai FDA so that we may commercialize REMUNE in Thailand.

     Other requirements for commercialization are import/export licenses by Thai and U.S. authorities. The Immune Response Corporation is responsible for initiating the export license and Trinity USA, through Trinity Assets Company Limited, is responsible for initiating the import license. Should the Thai FDA approve the use of REMUNE, the import license would be judged principally on objective standards of whether or not there will be tariff requirements and matters of assessing product quality, labeling and authenticity. These matters are to the best of our knowledge not cumbersome nor overwhelming; however, there are a limited number of precedents to importing a product into Thailand of the nature of REMUNE without first having received the commercial approval of the product from another country, such as the United States.

     The pertinent laws governing export of drugs and biologics which are not approved for use in the U.S. are contained in the Federal Food, Drug, and Cosmetic Act. Under these statutes, if REMUNE is not approved for use in the United States or other listed countries, we may petition the U.S. FDA for export of REMUNE under a section of the Federal Food, Drug, and Cosmetic Act which requires that the following conditions be met:

1) The drug complies with the laws of the foreign country and has valid marketing authorization by the responsible authority in that country.
2) The FDA determines that the foreign country to which export is sought has: a) statutory or regulatory requirements which require the review of drugs for safety and effectiveness by a government entity in that country and which authorizes marketing approval of drugs which trained and experienced experts have determined to be safe and effective; b) regulatory requirements that the experts must be employed by or acting on behalf of the foreign government entity and base their determination on adequate and well-controlled investigations, including clinical investigations; c) statutory or regulatory requirements pertaining to GMP; d) statutory or regulatory requirements for reporting adverse events and for removing unsafe or ineffective drugs from the market; and e) statutory or regulatory requirements which require that the labeling and promotion be in accordance with the product's approval.

     We also have the option to petition the FDA for approval to export REMUNE to Thailand under a separate section of the Federal Food, Drug, and Cosmetic Act by submitting information on the product quality, potency, safety, and efficacy along with a request from the governing authority of Thailand for such a license. Our petition would include the raw data from our trials in Thailand regarding the use of REMUNE without concomitant use of HAART and label guidelines that include recommendations for REMUNE as a sole treatment for HIV. This petition would take us approximately one month to construct and would cost approximately $50,000 in consultant's fees. The U.S. FDA is required to respond to such a completed petition within 60 days of filing. There can be no assurance, however, that the U.S. FDA will rule favorably upon either of the above mentioned petitions.

     If the U.S. FDA denies either of our petitions, then we would be required to await approval of REMUNE in the U.S. or a European country where it is currently being tested. In that event, we would be delayed in our revenue projections for at least six months, since such approval, if it is granted, is not anticipated until 2003. If REMUNE does not ever gain approval in the U.S. or Europe, and our petitions for an export license are denied, the only way to sell REMUNE in Thailand would be to construct our own manufacturing plant in Thailand, a process that may take three years and cost millions of dollars, and would require us to seek additional capitalization for which we cannot ensure investors of success. If we were unable to finance the construction of a manufacturing plant, we would be forced to cease operations.

     The following table and related narrative summarizes our regulatory and developmental milestones needed to obtain commercialization of REMUNE in
Thailand:


COUNTRY             AGENCY/COMPANY               ITEM                              STATUS
------------------- ---------------------------- --------------------------------- ------------------------------
Thailand            A.   Ministry        of      1A.  Import License               1A.  Submitted
                         Public Health, FDA
                                                 2A.  Inspection of IMNR factory   2A.  Completed by Thai FDA.
                                                      and GMP Certification for         Still needed by U.S.
                                                      REMUNE                            FDA.

                                                 3A.  New Drug Application         3A.  NDA Submitted; review
                                                      Approval                          of 1A and 2A and entire
                                                                                        data set

------------------- ---------------------------- --------------------------------- ------------------------------
United States       B.   U.S. FDA                1B.  Export License               1B.  Requires 2B and
                                                                                        approval for export in
                                                                                        accordance with
                                                                                        procedures set forth
                                                                                        immediately preceding
                                                                                        this table.

                                                 2B.  Inspection  of IMNR factory  2B.  Not expected to occur
                                                      and GMP  Certification for        until at least second
                                                      REMUNE                            quarter of 2003.

------------------- ---------------------------- --------------------------------- ------------------------------

     The major milestone that needs to be successfully completed before we may commence commercial sale of REMUNE in Thailand is clearance by the Thai FDA for a new drug application, item 3A. The import/export clearance, item 1A and 1B is also dependent upon the manufacturer supplying a valid analysis of the product. The certification of the manufacturing facility in accordance with U.S. FDA Good Manufacturing Practice standards, item 2B, is not expected to occur until at least the second quarter of 2003. Trinity USA, through Trinity Assets Company Limited, submitted a new drug application for REMUNE to the Thai FDA for commercialization in July 2001 and has subsequently received item 2A.

     The total cost to Trinity USA for obtaining the referenced items above is estimated to be less than $100,000 and has been included in our total remaining estimated research and development costs of $700,000 as discussed in the section of the prospectus entitled "Plan of Operation" under the subheading "Capital requirements, cash flow and other operating considerations". If Trinity USA is unable to obtain any of the above referenced items or is significantly delayed in obtaining them, we may be unable to sustain our business without receiving additional capital and we may be unable to retain our licensing rights to REMUNE.

     We will need approval from the Thailand Customs Department for importation, but do not expect any delays or significant cost since clinical samples have cleared customs in the past. It is possible that Customs may post a duty on the product, but this is unlikely since it is not a luxury item nor can it be made in Thailand at this time. If Customs were to impose a duty, it could reduce our market potential.

     Trinity USA expects to reimburse Trinity Assets Company Limited for services and consultants used to complete the application process; these charges are expected to be approximately $200,000. Until full approval is received in Thailand and product sales begin or we gain sufficient capital from sale of our common stock, we will not have sufficient capital to expand our efforts in other licensed countries. Only after approval of REMUNE in Thailand occurs and revenue from sales are realized, would we undertake the approval process in the other countries. At this time we have not formally applied for use in any country other than Thailand.

EFFECT OF CURRENT AND FUTURE GOVERNMENTAL REGULATIONS.

     The market for REMUNE is profoundly affected by current and future governmental regulations. A variety of agencies may interfere with the course of our business at any time. The safety and efficacy of the product could be scrutinized by agencies and independent researchers. The greatest threat would occur if unforeseen adverse side effects appear and patients either become even more ill or die. To reduce that possibility, we will undertake significant care in product handling and storage. Our first technical department will be a Quality Assurance team that will be charged with product stewardship. In order to anticipate and comply more rapidly to government regulations, we will create a Regulatory Affairs Department, composed of either full-time or consulting professionals that would follow all of the regulatory agencies in all countries involved. To meet these regulatory and product quality assurance requirements, it is projected that a staff of three full-time employees plus consultants would require a budget of between $500,000 and $1 million per year.

     Trinity USA will incur minor costs for compliance with environmental regulations. The costs will be for record keeping and creation of material descriptions and labeling required for transportation and export of REMUNE from the United States. Most of these documents are available from our supplier and one time conversion to our format will be needed. These requirements will likely equate to the cost of one part-time clerical person and the related purchase of minimal office equipment.


COMPETITIVE BUSINESS ENVIRONMENT.

     We are not aware of another immune based therapy against HIV that is in human clinical trials. If there are any, we believe it would take at least five years to develop, test, and gain approvals. There are antiviral treatments for HIV which are widely used in the Western world and are known as Highly Active Anti-retroviral Therapy, or HAART. HAART products include AZT, ddi, Viracept, and Sustiva. HAART is openly available in Thailand but used by less than 1% of the infected population. The reason HAART is not widely used is due to the high cost of these drugs. The normal price for HAART treatment is between $10,000 and $20,000 per year per person. Annual average per family income ranges from about $3,000 to $7,000 depending on the region. The highest average annual income is in the Greater Bangkok Area and Central Region, which also contains the highest percentage of HIV infected people. The expected price of REMUNE for Thai patients will be based upon demand and could be in the range of $150 to $300 per dose. The price of the product from the manufacturer, The Immune Response Corporation, is confidential and subject to refinement, as their costs may change. However, our cost from The Immune Response Corporation has been capped at $132 for the first 1,000,000 doses purchased from them. Trinity USA does expect to realize a minimum gross profit of $50 per dose on our sales of the first 1,000,000 units to Trinity Assets Company Limited, as provided by our amended sublicense and supply agreement with Trinity Assets Company Limited.

     Patients who use HAART are often maligned with side effects, may not be able to work while treated and may have to remain hospitalized. We believe REMUNE will be competitive due to a significantly lower annual treatment price of around $1,000 per year per person and it being a simple injection, at a minimum of once per quarter, which has no adverse side effects. Based upon the data from our clinical trials, we expect the range of injections to be from four to six injections per year, which is dependent upon the CD4 cell count and viral load present in the HIV infected individual. We believe that less than 40% of patients would require more than four injections per year. However, this regimen will be studied further. We do not believe that the requirement of more than four injections per year by certain patients will significantly inhibit the commercial success of REMUNE in Thailand or the viability of our business model. Phase I and Phase II clinical trials conducted in Thailand and the United States form the basis for our conclusions that there are no adverse side effects from the quarterly injections of REMUNE. A summary of the results of the Phase II clinical trial conducted in Thailand is presented in this section of the prospectus, under the subheading "Clinical trials of REMUNE and other REMUNE programs."

     The Immune Response Corporation has completed several Phase I and Phase II clinical trials of REMUNE in the United States involving over 280 HIV-infected individuals. We believe these clinical trials have suggested no significant toxicity or serious side effects associated with the product, as well as suggested the ability of REMUNE to enhance an immune system response against HIV. In an open-label Phase I clinical trial, which began in 1987, 25 HIV-positive individuals were treated with REMUNE. The data suggests that REMUNE stimulates an immune response in some HIV-infected individuals and we believe that there is a correlation between such immune response and stabilization of an individual's health.

     Two Phase II clinical trials of REMUNE were conducted by The Immune Response Corporation to assess the ability of this therapy to stimulate immune system responses against HIV, to evaluate the effect of REMUNE on early markers of progression in asymptomatic HIV-infected individuals and to monitor safety. We believe the results of these clinical trials suggest that REMUNE is safe and well tolerated and may have a favorable impact on multiple markers of HIV disease progression including viral burden, CD4 cell count, HIV-specific cell-mediated immunity, antibody production and weight gain.

     Programs of the Thai government and private charities make HAART available to a small number of the approximately 1 million infected in Thailand. For example, Glaxo sells AZT at a 90% discount in Thailand so that treatment is available for about $1 a day. However, AZT should not be taken alone and its use may result in viral mutation. Additionally, the only practical use is for short-term use by pregnant mothers so that their newborns are not infected. Other HAART drugs are expensive to produce and demand in western countries at list prices already exceeds supply. Also, the Thai government has recently announced that its own triple combination anti-viral drug, GPO-VIR, would be available in limited supply and for certain late-stage HIV infected individuals for only about $30 per month. In the future if the price of HAART does comes down to the level of REMUNE and becomes available to a significant portion of the HIV infected in Thailand, we believe they would be used when needed in conjunction with REMUNE and not as a competitive treatment.

     Other possible competitors include VaxGen Company, who is testing AidsVax in Thailand as a preventative vaccine. If VaxGen is successful with AidsVax, the number of infected individuals may decrease and lower our market potential. VaxGen believes they are three to 5 years from first use of AidsVax if current studies prove successful. Over the next three years, the number of HIV infected will likely continue to grow and be significantly above 1 million. Alternative treatments such as holistic and traditional herbal products are widely used for currently infected people in Southeast Asia because nothing else is available at affordable amounts to most of the infected population in this region of the world. Our business plan does not require that we reach a majority of those infected with HIV in order to be successful. Over the first three years of commercial sales, we believe we will have enough product to treat less than 10% of the total infected in Thailand. Thus, we do feel competitive pressure, even if present, will not significantly alter our business plan.

CONTRACTS AND AGREEMENTS WITH AFFILIATED COMPANIES.

     Trinity USA entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the collaboration and supply agreement, Trinity USA will pay Trinity Medical Group, Ltd. for research personnel at contractual rates, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. The research personnel are to be paid at a rate of $250 per hour for the leading investigator and $125 per hour for associate researchers. The remainder of the aforementioned costs that Trinity USA is obligated to pay under the sublicense and supply agreement are to be paid at actual cost.

     Since inception through June 30, 2002, Trinity Medical Group, Ltd. has billed Trinity USA approximately $983,000 for costs incurred related to the research and development of the drug REMUNE. Since inception through June 30, 2002, Trinity USA has paid Trinity Medical Group, Ltd. approximately $669,000 in cash for amounts previously billed. Trinity USA has paid Trinity Medical Group, Ltd. for the costs incurred as required by a now terminated collaboration and supply agreement. Please see the section of this registration statement entitled "Certain Relationships and Related Transactions" where the satisfaction of all amounts owed to Trinity Medical Group, Ltd. is also discussed.

     The collaboration and supply agreement provided that Trinity USA make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for Trinity USA not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. Trinity USA agreed to prepare and complete all necessary documentation required for registration of Trinity USA with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for Trinity USA being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its license and collaboration agreement and stock purchase agreement between it and The Immune Response Corporation, dated September 15, 1995, to Trinity USA no later than the first sale of the product after full regulatory approval in Thailand has been granted.

Trinity USA and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group Ltd.'s rights, title, and interests in the license and collaboration agreement and stock purchase agreement were assigned to Trinity USA. There was no accounting recognition by Trinity USA as a result of the transfer of the license and collaboration agreement and the related stock purchase agreement.

     Trinity USA intends to capitalize future payments required under the stock purchase agreement to an intangible asset, license technology, and to marketable securities, as appropriate. The Immune Response Corporation consented to the assignment of the rights, title, and interests in the license and collaboration agreement and stock purchase agreement by Trinity Medical Group Ltd. to Trinity USA on August 3, 2000. On November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. As discussed below, Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in accordance with agreed upon terms.

     On August 4, 2000, we assigned  through a sublicense  and supply  agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of Trinity USA and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. The original sublicense and supply agreement provides that Trinity USA will realize a minimum gross profit of $75 per dose from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. That agreement was, however, amended on June 26, 2002 to provide a gross profit to Trinity USA of $50 per dose for the first 1,000,000 units sold, then reverting back to a minimum of $75 per dose for each additional unit sold in Thailand. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, Trinity USA will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others.

     Because we expected it to be at least three years before Trinity Assets Company Limited will be able to manufacture REMUNE in Thailand and before Trinity USA obtains the necessary government approvals to begin selling REMUNE in licensed countries other than Thailand, specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. It is expected that subsequent negotiation of these terms, likely to occur during the next year, will be conducted by Dr. James Namnath, Chief Executive Officer, and Gary E. Wilson, Executive Vice President - Finance representing Trinity USA and Inthanom John Churdboonchart and Orranart Victoria Churdboonchart representing Trinity Assets Company Limited. Because both entities are controlled by members of the Churdboonchart family, however, the future negotiation of profit or royalty arrangements may involve conflicts of interest which could result in limited royalties or profits to Trinity USA. We have selected the above Trinity USA employees based upon their qualifications to represent Trinity USA in these instances and to reduce potential conflicts of interest that might arise between the parties as a result of the affiliated and family relationships.
Additionally, upon successful regulatory approvals of REMUNE, we intend to modify the current Board of Directors so that no member is also a board member of Trinity Assets Company Limited, nor will any concurrent employee be involved in negotiations between the two entities. Mr. Namnath and Mr. Wilson have no financial interest in Trinity Assets Company Limited nor have they held or intend to hold any position with Trinity Assets Company Limited.

     Trinity USA has also agreed to provide support to Trinity Assets Company Limited, in the form and substance satisfactory to both parties, for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the sublicense and supply agreement, Trinity USA will pay Trinity Assets Company Limited for research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. The research personnel are to be paid at a rate of $250 per hour for the leading investigator and $125 per hour for associate researchers. The remainder of the aforementioned costs that Trinity USA is obligated to pay under the sublicense and supply agreement are to be paid at actual cost. Please see the section of this registration statement entitled "Certain Relationships and Related Transactions" where the satisfaction of amounts owed to Trinity Assets Company Limited is discussed.

     Prior to full regulatory approval, Trinity USA is responsible for funding the clinical studies and requirements of the regulatory approval process for REMUNE in Thailand, which Trinity Assets Company Limited directs and executes in Thailand. As necessary during this time frame, Trinity Assets Company Limited is the entity that primarily interacts with The Immune Response Corporation to gather the paperwork requirements of the regulatory approval process and to exchange relevant scientific data. After REMUNE commercial approval occurs in Thailand, Trinity USA will interact with The Immune Response Corporation to establish demand forecasts for REMUNE purchasing, issue purchase orders for REMUNE, arrange for shipment of product, process payments for REMUNE, negotiate future changes to product pricing as may be necessary, and to negotiate terms of REMUNE manufacturing technology transfer. After commercial approval for REMUNE occurs in Thailand, Trinity USA will interact with Trinity Assets Company Limited to develop sales forecasts for REMUNE, process and track shipment of product, obtain payments for REMUNE, and jointly design and construct REMUNE handling and packaging facilities.

     Trinity  Assets Company  Limited was  reorganized  to  specifically  manage
REMUNE development, perform the local regulatory requirements and future marketing, sales and distribution efforts in Thailand. Trinity USA management believes it can simplify its organizational structure and deliver higher profitability by delegating these business and operational requirements to organizations that exist and have familiarity in that particular economic region, rather than attempting to manage the daily affairs and operations which are 14 time zones removed. Our use of Trinity Assets Company Limited as our current distributor in Thailand was also done to address the Thai Alien Business Operation Act which requires entities who manufacture or distribute pharmaceuticals in Thailand to be majority Thai owned. Although Trinity USA is currently majority Thai owned, and will be immediately following future contemplated private offerings, it is possible that we would access the United States capital markets by selling or issuing additional shares in the future which may result in us no longer being majority Thai owned.

     Trinity USA is located within 50 miles of The Immune Response Corporation, the licensor and supplier of REMUNE. We believe that this will facilitate the efficiency and effectiveness of our operations and assist in forming a strong partnering relationship with our supplier. The direct purchases of REMUNE by us are also simplified in that there will be no currency translation and expected financing for these purchases will occur within U.S. financial institutions. The sublicense and supply agreement between Trinity USA and Trinity Assets Company Limited directs the majority of profits from REMUNE sales to Trinity USA, based upon our current expected cost of the product and the anticipated resale price of REMUNE by Trinity Assets Company Limited in Thailand. Trinity Assets Company plans to derive most of its revenue from ancillary services and products necessary for the treatment of infected patients in its licensed country of Thailand.

CLINICAL TRIALS OF REMUNE AND OTHER REMUNE PROGRAMS.

     In 1999, Dr. Vina Churdboonchart, principal investigator at Mahidol University, with the collaboration of researchers from five leading Thai universities, completed a Phase II double blind placebo controlled clinical trial of REMUNE in Thailand, the results of which were submitted to the Thailand National Committee on AIDS for review in March, 2000. In the clinical trial above, REMUNE was found to increase mean CD4+ cell counts, with increases in both cellular and humoral immune responses and stable viral load. A follow up study through eighty-eight (88) weeks showed a significant decrease of viral load in 30% of the subjects. The results of the trial also indicated that the subjects reported no adverse side effects from taking REMUNE.

     The Phase II study conducted by us that is the basis of our application for a new drug application with the Thai FDA utilized CD4 cell counts as a primary end point with viral load, CD8, and body weight as secondary markers. In other tests of potential HIV treatment, additional tests are used as primary and secondary end points as the technology to detect such factors becomes available. For example, some tests also study CD38 cells and Delayed Type Hypersensitivity skin tests. It can be seen that all studies utilized CD4 as a primary end point marker with viral load seen in nearly all studies. We believe an indication of CD4 increase will compel approval of REMUNE by the Thai FDA even though other markers exist. CD4 cell increases have formed the basis of other drug approvals. For example, Interleukin-2 was recently approved in France, and subsequently in Thailand, for HIV treatment on the basis of CD4 cell increases, although viral load data did not change. In our study, both CD4 increase and viral load stabilization and decreases were reported. It is possible that the Thai FDA could request further evidence of REMUNE efficacy beyond the end points we have studied; in that event, we are prepared to include test results from

The Immune Response Corporation trials which have additional end points. While we believe an indication of CD4 cell increase is sufficient for regulatory approval in Thailand, there remains the possibility of additional requirements beyond the scope of our studies and there does not exist an absolute standard by which an HIV drug is judged as being efficacious. Also, the Thai governing health authorities may ultimately deem it necessary to have additional studies or trials conducted by us to allow them to make a final determination on the commercialization of REMUNE in Thailand.

     The results of the Phase II controlled trial were originally presented at the XIII International AIDS Conference in Durban, South Africa by Dr. Vina Churdboonchart, as the principal investigator at Mahidol University with the collaboration of researchers from five leading Thai universities. The results of the Phase II clinical trials in Thailand and other clinical trials using REMUNE as a treatment for slowing HIV-related disease progression are encouraging. The global burden of disease and death related to HIV is increasing at a rate unmatched by any other pathogen. At present, the most effective treatment for slowing HIV-related disease progression, anti-retroviral medication requiring a daily multi-pill regime, is complicated to administer, requires close medical monitoring, is extremely costly, and can cause significant adverse effects. The study conditions of the clinical trials in Thailand allowed REMUNE to be assessed as a "mono-therapy", that is, without any other anti-viral drugs. REMUNE requires a minimum of a once a quarter injection. As a result, REMUNE may be both more economical and practical for populations similar to those in Thailand. As released by the Ministry of Public Health of Thailand, the official number of HIV infected people in Thailand is approximately 1 million people. The estimate for South East Asia is approximately 6 million HIV-1 infected people. REMUNE is potentially a cost effective therapy for the treatment of HIV among Thailand's poorest people.

     Follow-up study results through 232 weeks have also been subsequently presented at various conferences in France, Spain, the United States and Thailand; certain of the results have been published in peer reviewed scientific journals. After 132 weeks, from the 235 volunteers left in the original 2101B trial, approximately 65% showed an increase in their CD4 counts and a decrease in their viral loads, implying that their health had improved. The results also showed that the progression to Aids had been detected in only three of the 235 volunteers (0.72 per 100 people per year) compared to a normal progression rate of 6.8 per 100 people a year in the Thai population. A separate, twenty patient cohort from the follow-up study was selected to test for viral mutation. A molecular virologist at Mahidol University in Bangkok has presented data indicating that the twenty patients treated with REMUNE, including six treated with both HAART and REMUNE, showed no signs of resistance mutation over 232 weeks of observation. The entire follow-up study is expected to complete in May 2003.

     In November 2000, Trinity USA gained approval from two national committees of the Thai government, The Technical Subcommittee on AIDS Vaccine Development and the National Ethical Committee, Ministry of Public Health, to conduct an open label program, known as M903, to treat up to 10,000 individuals. Results of this program were not required by the Thai FDA in their consideration of REMUNE for full commercialization. Trinity USA has indefinitely postponed the initiation of this program until such time that adequate funding for the program becomes available, if ever.

     Over the last five years, all other U.S. trials of REMUNE by The Immune Response Corporation and/or Pfizer Inc. have been conducted with HAART therapies because that is a requirement of the U.S. FDA. Since HAART is known to prolong the lives of HIV infected, the U.S. FDA has determined that it would be unfair to test patients by excluding a proven therapy from U.S. trials of HIV treatments. The Thai trials, notably the 297 patient Phase II trial designated 2101B, did not initially utilize HAART because that is not a practical treatment for most Thai people, who simply cannot afford HAART, even if it was available in sufficient amounts in Thailand. In order for REMUNE to be a commercial success in Thailand and Southeast Asia, it must have benefit without the use of HAART. The results of 2101B, and the related follow-up study, have indicated that for certain of the patients REMUNE increases CD4 levels and results in stabilization or decreases in viral load without using HAART. Therefore, if REMUNE were to be found to be effective only in combination with HAART, we believe demand for REMUNE in Thailand would be significantly less than our current business model contemplates.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                                PLAN OF OPERATION

GENERAL OVERVIEW.

     We have minimal operations, nominal assets and no revenues from operations. We have only approximately two years of business history. Our estimates indicate that we will not generate internal cash flows from the sale of REMUNE until 2003. As we do not currently have any internal sources of funding, our inability to successfully implement future public or private placement offerings and further our business strategy may compromise our ability to achieve our projected revenues.

     Our goal is to develop our initial product, REMUNE, so that it may be sold throughout our licensed territory. We intend to support the regulatory approvals in Thailand and then distribute the product first in Thailand. We later intend to engage in sub-license and supply agreements with parties in our licensed territory countries who will carry out local regulatory requirements related to new drug applications, distribution and product support for REMUNE. In Thailand, we have sub-licensed our rights to REMUNE to Trinity Assets Company Limited.

DISTRIBUTION AND REVENUE GOALS.

     The Trinity USA business plan includes the establishment of revenue over the first three years after commercial approval primarily from sale of REMUNE. Other possible sources of revenue or income in these first three years include license fees for the development of REMUNE in one of the other countries in Trinity USA's territory and research grants from public and private sources. Trinity USA would focus its workforce on developing expertise in REMUNE, international trade logistics and tax management, foreign currency and cash management, effective product demand forecasting, and ensuring product integrity. In the first year that we receive commercial approval for REMUNE and have received the necessary export approval from the U.S. FDA, we would establish an engineering team to oversee the development of a handling, storage, and manufacturing plant in Thailand. After establishing reliable and steady revenue from REMUNE in Thailand, Trinity USA plans to create its own research and development capability in the United States and elsewhere to develop new and improved products. Trinity USA plans to acquire related technology as discovered by an internal business unit dedicated to that goal or through strategic acquisitions. For the first three to five years after commercialization, Trinity USA plans to derive almost all of its revenue from sale of REMUNE to distributors in our licensed countries.

     Trinity USA does not plan to sell REMUNE directly to patients, doctors, clinics, or hospitals. Trinity USA would fund further studies of REMUNE to expand its market potential with formula improvements and more use patterns; for example, we believe REMUNE should be studied as a preventative vaccine for HIV. In the five to fifteen year time frame, Trinity USA hopes to have developed or acquired additional products for markets around the world.

     We plan to demonstrate shareholder value by maintaining a significant gross profit margin while minimizing our selling, general and administrative expenses. Without a large burden for past research and development, the outsourcing of our sales function to distributors in our licensed territories, and a business plan mindful of expense management and operating cash flow, we believe it is possible to have selling, general and administrative costs of less than $3 million per year in the first three years after commercialization while annual gross profit potential could rise to $25 million or higher. We base our third year gross profit projection on a gross profit of $50 per dose of REMUNE sold, as provided by our amended agreement with Trinity Assets Company Limited, and a sales volume of 500,000 REMUNE injections sold; that number of injections represents about 125,000 patients - the estimated total number of people currently infected with HIV in Thailand alone is approximately 1 million.

     We believe distribution of REMUNE would be to only Thailand for approximately three years, or until approval is received in each governing body of our nine other licensed countries. Trinity USA plans to distribute REMUNE to Trinity Assets Company Limited which would sell to specialized clinics, hospitals, and drug distributors. Trinity USA will forecast demand and receive orders for REMUNE and arrange for the shipment of product by air from the manufacturer in the United States.

     Initially, the product would be made by The Immune Response Corporation in its King of Prussia plant. The product may be shipped in bulk and is very compact; one liter of product can produce 1,000 doses. If we are able to sell 50,000 doses per month, the shipping volume would be 50 liters, or about 13 gallons. When product arrives in Thailand, it will be kept at a Trinity USA or Trinity Assets Company Limited owned or leased facility with high security, controlled climate warehouse, and independent power supply. The cost of shipping, including special refrigeration and security, would be minimal and product would be in transit less than 24 hours. The sale of REMUNE to other countries will occur after a willing party(s) is found that will pay for licensing rights and guide the local regulatory approvals needed for commercialization. Other countries would be supplied out of the Thailand warehouse. Packaging and labeling will eventually occur in Thailand. Trinity Assets Company Limited is responsible for local distribution and has to our knowledge, obtained collaboration agreements from all five of the study centers used in clinical trials to remain as access points for the product. More treatment centers will be added as needed.

     The  manufacture  of REMUNE  will  initially  be  performed  by The  Immune
Response Corporation for at least the first three years after regulatory approval in Thailand is obtained. We have the rights to acquire the technology to manufacture REMUNE from The Immune Response Corporation. Subject to successful negotiation for the technology transfer, it will take no less than two years to construct our own plant and begin production of REMUNE. A production pipeline requires 6 to 12 months from start of production to the first complete product doses being available for sale. Because the process also requires a nuclear irradiation process, we must find a third party capable of carrying out this step, or we would need to apply for and receive permission from the relevant governmental authority for such a facility to perform the irradiation process. We are aware, however, of a Thai government irradiation center which we could apply to use.

     In addition, Trinity USA plans to distribute REMUNE throughout our licensed countries in Southeast Asia using normal channels of distribution for pharmaceuticals, probably with distributors that have experience with syringe delivery products. There are a number of pharmaceutical distributors in each of these countries and it is normal for drug manufacturers to rely upon them instead of trying to do direct sales. In Thailand there will be a multiple distribution system - through Trinity Assets Company Limited, existing pharmaceutical distributors, and possibly through the Thailand government authorities. As discussed above, Trinity Assets Company Limited has established a delivery network of clinics and hospitals that were involved in previous and current clinical trials and can administer REMUNE presently. Through the previous and current studies, the Trinity Assets Company Limited distribution network today has five government and University hospitals and will add more as we approach commercial approval in Thailand and demand dictates. Trinity Assets Company Limited expects to have at least 10 treatment centers identified by the first quarter of 2003. Each center is expected to handle a minimum of 100 patients per day, which would total 365,000 injections per year. By the third year of operations, the Thailand distributors are projected to be able to administer one million injections per year. We believe one million injections per year is the maximum number of doses available for the first four years. One million injections will treat about 200,000 patients or 15 - 25% of the total reportedly infected in Thailand.

     In summary, we will accept orders for REMUNE from Trinity Assets Company Limited, currently our only licensed distributor in Thailand; then, we will requisition product from the sole supplier of REMUNE at this time, The Immune Response Corporation. Trinity Assets Company Limited cannot purchase product directly from The Immune Response Corporation. Only Trinity USA is contractually able to do so. According to the terms of the license and collaboration agreement between Trinity USA and The Immune Response Corporation, only Trinity USA shall supply sales forecasts to The Immune Response Corporation based upon anticipated demand, and only Trinity USA will be extended credit by The Immune Response Corporation. Also, only Trinity USA may negotiate future product pricing with The Immune Response Corporation and we are the only party able to obtain the manufacturing knowledge needed to produce the product in Thailand in the future. We have established a minimum sales price between us and Trinity Assets Company Limited that provides for a $50.00 per dose mark up above our cost as purchased from The Immune Response Corporation for the first 1,000,000 units sold, and thereafter the mark up becomes a minimum of $75.00 per dose. For the first 1,000,000 units of product sold to Trinity Assets Company Limited, Trinity Assets Company Limited is contractually obligated to pay its entire purchase price to us upon shipment of product by The Immune Response Corporation. We also have specific payment terms with Trinity Assets Company Limited following the sale of the first 1,000,000 units which provide for the payment of our entire product cost, plus costs of shipping and other direct expenses at the time of delivery; and, Trinity Assets Company Limited must pay the remainder of our sales price within 90 days.

CAPITAL REQUIREMENTS, CASH FLOW AND OTHER OPERATING CONSIDERATIONS.

     Trinity USA requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until 2003. For the six month period ended June 30, 2002, we used approximately $403,000 of cash in our operations. This cash was provided by financing activities which included the conversion of a portion of our convertible debenture with La Jolla Cove Investors, Inc. and the related exercise of warrants issued to them. Additionally, approximately $206,000 of cash was provided by a common stock unit offering. The cash used in operations related primarily to officer salaries and professional fees incurred in connection with our required SEC filings. The Company utilized approximately $90,000 raised in the common stock unit offering to repay the remaining principal balance of the convertible debenture with La Jolla Cove Investors, Inc.

     Our current monthly operating overhead is approximately $60,000 which amount will increase if and as we expand our operations. This estimate excludes our average monthly research and development expenses to date of approximately $130,000. Approximately $40,000 of the total $60,000 monthly operating overhead relates to officer salaries and director expenses. When we hire the seven additional employees mentioned in more detail below, we expect it will add approximately $45,000 per month to our operating overhead.

     We do not have any commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We currently anticipate that the net proceeds from our sale of our shares of common stock from future private placement offerings or debt financings, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through December 2002. However, we may need to raise additional funds prior to the expiration of this period. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds.

     During the next 12 months, Trinity USA expects to pay the remaining $5 million payment to The Immune Response Corporation. The last remaining payment must be paid upon the approval of REMUNE in Thailand for commercial sale. The amount that Trinity USA expects to pay Trinity Assets Company Limited for expenses incurred related to clinical studies and the regulatory requirements during 2001 and 2002 could be between $1.5-$2.0 million, approximately $1.6 million of which is expected to be incurred in 2002. The amounts currently or prospectively payable to Trinity Asset Company Limited are expected to be paid from the cash proceeds to be raised under future private or public offerings. The amounts owed to these entities have no definitive repayment terms. All amounts paid or payable to Trinity Asset Company Limited that relate to research and development expenses have been, or will be, paid under the terms of the sublicense and supply agreement. Our obligations to pay for such expenses extend only until full regulatory approval for the sale of REMUNE in Thailand is granted.

     The total amounts billed to date by our affiliates in connection with our REMUNE development program in Thailand have been in the proportion of 80% billable research hours and 20% actual, direct expenses. The research personnel have been billed at a rate of $250 per hour for the leading investigator and $125 per hour for associate researchers. The direct expenses that have been billed to date relate primarily to reference laboratory costs associated with quarterly analysis of the test subjects' immune response to the drug therapy, REMUNE. The individuals that continue to receive REMUNE, and whom are subject to this quarterly analysis, are from our Phase II clinical trial. This clinical trial was extended as an unblinded, follow-up study with an expected completion date of May 2003. We believe that the clinical trial, known as Protocol 2101B, and the related follow-up study will become one of the longest scientific examinations of Immune Based Therapy, or IBT, for humans infected with HIV. The approval of the follow-up study by two national committees of the Thai government was made with supporting requests from the attending physicians and patients for continued access to REMUNE. With these approvals, patients in the study can continue to receive REMUNE treatment. Results of the study continuation are not required by the Thai FDA in their consideration of REMUNE for commercialization. However, the results from the study continuation will be used to support REMUNE registration.

     In 2003, Trinity USA may incur significant expenses, from $1.0 to $2.0 million, in the application of regulatory approvals in other countries. Upon sufficient capitalization, we also intend to directly purchase or lease plant, equipment and secure land leases for a handling and storage facility in Thailand, or lend capital to Trinity Assets Company Limited so they may purchase or lease these facilities and land. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost to construct the facility is $12 million and will require six months to one year to construct. The capital for this project would be provided by product revenue and the sale of shares of capital stock, issuance of debt or financing by a banking institution. Until we are able to generate sufficient internal cash flow, raise sufficient capital, or obtain financing to purchase and construct a handling and storage facility, we believe we can rent a facility to meet our first 12 months distribution needs for approximately $500,000.

     We intend to increase our employment base in the fourth quarter of 2002 and/or first quarter of 2003. We intend to add clinical study supervisors, engineering consultants, accounting staff, and additional directors during this time. From our present level of 3 full-time employees and 1 part-time employee, who is our president, Dr. Vina Churdboonchart, we estimate having about 11 employees and/or contract consultants by the end of the first quarter of 2003. We expect that of the seven additional employees or consultants, 3 will be part-time employees (accounting, logistics, and sales) and 4 will be full-time employees or contract consultants (Engineering, Public Relations, Regulatory Affairs, and Research and Development).

     On April 11, 2002, Kenneth B. Hamlet, Trinity USA's only independent board member, resigned from his position as a director. No replacement for Mr. Hamlet has yet been identified.

     Dr. Vina Churdboonchart spends approximately 10 hours per week, or approximately 15% of her work week, in her duties as president of Trinity USA. She spends approximately 50 hours per week in her duties with Mahidol University as an associate professor and the Project Coordinator for clinical trails of HIV-1 Immunogen, or REMUNE. Within this project, Dr. Vina oversees and coordinates the REMUNE clinical studies and programs in Thailand.



                             DESCRIPTION OF PROPERTY


     We own no real property. We lease executive and administrative offices at 30021 Tomas, Suite 300, Rancho Santa Margarita, CA 92688. We will lease those facilities from American Office Centers, L.L.C. for a period of one year. The size of this property is approximately 500 square feet and consists of two adjoining executive offices. This facility will serve as Trinity USA's accounting and administrative offices. The monthly rent expense for this facility is approximately $2,200. We believe that this space will be sufficient for our business purpose for the next twelve months because our research and development and distribution activities will be primarily performed by our affiliate, Trinity Assets Company Limited, during that time. In the opinion of management, all of our properties and equipment are adequately covered by insurance.

     Upon sufficient capitalization, we intend to directly purchase or lease plant, equipment and secure land leases for a handling and storage facility in Thailand, or lend capital to Trinity Assets Company Limited so they may purchase or lease these facilities and land. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost to construct the facility is $12 million and will require six months to one year to construct. We also estimate that the cost of securing an associated land lease in Thailand is $3 million. Until we are able to generate sufficient internal cash flow, raise sufficient capital, or obtain financing to purchase and construct a handling and storage facility, we believe we can rent a facility to meet our first 12 months distribution needs for approximately $500,000. No specific property for the handling and storage facility has yet been identified.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Churdboonchart Trinity Trust owns approximately 37% of Trinity USA's issued and outstanding common stock as of June 30, 2002. Some of the beneficiaries of The Churdboonchart Trinity Trust, namely Mr. Inthanom Churdboonchart and Ms. Orranart Churdboonchart, are also the majority owners of Trinity Assets Company Limited.

     Prior to August 8, 2001, the beneficiaries of The Churdboonchart Trinity Trust, as listed in the table below, were also the majority owners of Trinity Medical Group, Ltd.; each beneficiary owned 25% of Trinity Medical Group, Ltd. On August 8, 2001, Trinity Assets Company Limited acquired over 99% of the shares of Trinity Medical Group, Ltd., whereby Trinity Medical Group, Ltd. became a subsidiary of Trinity Assets Company Limited. As discussed below, on November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. Trinity Assets Company Limited was reorganized to specifically manage REMUNE development, perform the local regulatory requirements and future marketing, sales and distribution efforts in Thailand, in accordance with our sublicense and supply agreement entered into on August 4, 2000. As such, Trinity Medical Group, Ltd. has essentially become a non-operating subsidiary of Trinity Assets Company Limited.

     The beneficiaries of The Churdboonchart Trinity Trust and the owners of Trinity Assets Company Limited are as follows:


                                                          Beneficiary
                                                          Percentage in          Ownership
                                                             The               Percentage in
                                 Position/Title with      Churdboonchart      Trinity Assets
   Named Beneficiary/Owner           Trinity USA          Trinity Trust       Company Limited
   -----------------------           -----------          -------------       ---------------

Dr. Vina Churdboonchart         Director & President           25%                  0%
Arun Churdboonchart             Director                       25%                  0%
Inthanom Churdboonchart         Director                       25%                  49%
Orranart Churdboonchart         None                           25%                  49%



     Since inception through June 30, 2002 and during the years ended December 31, 2001 and 2000 Trinity Medical Group, Ltd. billed Trinity USA approximately $983,000, $0 and $689,000, respectively, for costs incurred related to the research and development of the drug REMUNE. Since inception through June 30, 2002, Trinity USA has paid Trinity Medical Group, Ltd. approximately $694,000 for amounts previously billed. In December 2001, Trinity USA satisfied all remaining amounts owed to Trinity Medical Group, Ltd. through the issuance of Trinity USA's common stock (see also paragraph below). All amounts billed by Trinity Medical Group, Ltd. were provided for under the terms and conditions of the Collaboration and Supply Agreement dated December 1, 1999.

     On August 4, 2000 Trinity USA entered into a sublicense and supply agreement with Trinity Assets Company Limited, which assigned the sales, distribution, potential manufacturing and marketing rights of REMUNE in Thailand to Trinity Assets Company Limited. Please see the section of this prospectus entitled "Description of Business" where the terms and conditions of this agreement are more fully presented.

     Since inception through June 30, 2002 and during the years ended December 31, 2001 and 2000, Trinity Assets Company Limited billed Trinity USA approximately $2,471,400, $1,227,000 and $318,000, respectively, for costs incurred related to the research and development of the drug REMUNE. Since inception through June 30, 2002, approximately $12,000 has been paid to Trinity Assets Company Limited for amounts previously billed. In December 2001, Trinity USA satisfied $1,050,701 of amounts owed to Trinity Assets Company Limited through the issuance of the Trinity USA's common stock (see also paragraph below). As of June 30, 2002, Trinity USA owes Trinity Assets Company Limited 1,409,248. All amounts billed by Trinity Assets Company Limited were provided for under the terms and conditions of the Sublicense and Supply Agreement, dated August 4, 2000.

     Trinity USA entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Please see the section of this prospectus entitled "Description of Business" where the terms and conditions of this agreement are more fully presented.

     Trinity USA and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the license and collaboration agreement and obligations under the stock purchase agreement with The Immune Response Corporation were assigned to Trinity USA.

     On November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. As discussed in the section entitled, "Description of Business", Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in accordance with agreed upon contractual terms.

     In December 2001, Trinity USA issued 1,000,000 shares of its common stock to Trinity Assets Company Limited to satisfy its entire outstanding liability of $289,299 to Trinity Medical Group Ltd., a non-operating subsidiary of Trinity Assets Company Limited, as of November 30, 2001 and to satisfy $1,050,701 of its outstanding liability to Trinity Assets Company Limited as of November 30, 2001. The price per share utilized in this transaction, $1.34, was equal to the average closing price of Trinity USA's stock for the five business days preceding the date that the parties agreed to settle all or a portion of the amounts owed by Trinity USA as of November 30, 2001. Immediately after the transaction was completed, Trinity Assets Company Limited owned approximately 7.7% of Trinity USA's issued and outstanding common stock.

     Article XII of the Articles of Incorporation of Trinity USA state that no contract or transaction between Trinity USA and any person, firm or corporation will be affected by the fact that one of our officers or directors has a direct interest in the contract or the third party. As a result of this provision, Trinity USA's affiliates and members of the Churdboonchart family may enter into contracts or transactions with Trinity USA without being affected by the fact that members of the Churdboonchart family are officers or directors of Trinity USA. However, Trinity USA has implemented procedures for negotiation of terms between Trinity USA and its affiliates to avoid conflicts of interest as described under the subheading entitled "Contracts and agreements with affiliated companies" under the section entitled "Description of Business."

     The promoters of Trinity USA were Black Hills Investment Corp., Eastern Frontier Trust, Baldwin Family Trust, Steve Devanney, Atlas Equity, Bob Rubin, Ron McDonald, and Coleman Abbe. These promoters received 493,000 shares of Trinity USA's common stock in exchange for providing consulting services related to assisting Trinity USA in becoming a public company and providing advice regarding raising capital in the public markets. Trinity USA did not acquire any assets from the promoters.

     The promoters of August Project III Corp. were Eric Littman and Dennis Sturm who owned 3,867,000 and 1,000,000 shares of August Project III Corp., respectively, prior to the exchange with Trinity USA. Eric Littman and Dennis Sturm retained a total of 100,000 shares of Trinity USA's common stock after the completion of the exchange.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     The principal United States market in which our common stock is the NASD Over the Counter Bulletin Board. Our common stock began trading in July 2000 under the symbol TMGU. Firms making a market in Trinity USA common stock include Sterling Financial Investment Group, Knight Trading, Herzog, Heine, Geduld, Inc., National Capital, LLC, Salomon Grey and several others. We intend to apply for listing on the NASDAQ Small Cap or National Market if and when we meet the necessary listing requirements.

     The range of high and low close price information for our common stock for each quarter from July 12, 2000, the date we became a reporting company and first began trading, through June 30, 2002 is as follows:

                                                         High             Low
                                                         ----             ---

    The third quarter ended September 30, 2000          $8.00            $3.00

    The fourth quarter ended December 31, 2000          $5.00            $1.06

    The first quarter ended March 31, 2001              $2.25            $0.25

    The second quarter ended June 30, 2001              $5.25            $0.50

    The third quarter ended September 30, 2001          $4.05            $1.38

    The fourth quarter ended December 31, 2001          $2.15            $1.15

    The first quarter ended March 31, 2002              $1.25            $0.20

    The second quarter ended June 30, 2002              $0.47            $0.05

     The  source  of  the  above  information  is  www.smallcapcenter.com.   The
quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

     On August 31, 2002, there were approximately 170 holders of record of our common stock. The stock transfer records of the corporation indicate that, as of August 31, 2002, there were 19,518,105 common shares outstanding. We have never paid dividends, and we do not anticipate paying any dividends in the near future; instead, we intend to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business. As well as being regulated at the federal level by the Securities Exchange Act of 1934, the sale and resale of our common stock is regulated at the state level through the Blue Sky laws.

     Our common stock is listed on the NASD OTC Bulletin Board under the trading symbol TMGU, but the common stock still might not be salable by the resident of a state in which we have not met the applicable Blue Sky requirements. Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks -
especially "penny stocks" and others with inadequate levels of public disclosure, low or suspiciously volatile prices, or smaller market makers with whom the brokerage firms may be unfamiliar. There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain low-priced stocks like Trinity USA's. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in these "penny stocks". Generally speaking, "penny stocks" are equity securities with a price of less than $5 per share, other than securities listed on certain national exchanges, or quoted on the National Association of Securities Dealers Automated Quotation system, provided that current price and volume information with respect to transactions in penny stocks is provided by such exchange or system. If our common stock meets the definition of a "penny stock", before executing a transaction not otherwise exempt, a broker-dealer must do the following:

     o Deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.

     o Provide the customer with bid and offer quotations for our common stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

     o Make a special, written determination that our common stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock if it is or becomes subject to the penny stock rules. If our common stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell the stock in their units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off penny stock transactions, a shareholder might find it hard to get a broker to execute trades of our common stock.

     The amount of common equity that is subject to outstanding options or warrants to purchase, or securities convertible into common equity of Trinity USA as August 31, 2002 is as follows:

         Stock options                                  6,250,000

         Common stock purchase warrants                 8,674,537

         Convertible promissory notes                   7,000,000*


* Amount includes an estimate for the common shares issuable upon conversion of the note (3,500,000 conversion shares plus 3,500,000 warrant shares) based upon a discounted, average historical share price prior to prior to the filing of this registration statement.


     As of August 31, 2002, the amount of common equity that could be sold pursuant to Rule 144 under the Securities Act or that Trinity USA has agreed to register under the Securities Act for sale by security holders is 22,463,441 shares of common stock. This amount excludes the 8,674,537 outstanding warrants and 3,500,000 estimated warrant shares and the 6,250,000 stock options. The total number of common shares outstanding as of August 31, 2002 for which Rule 144 would not be available is 100,000 shares. Rule 144 is not available based upon the Securities and Exchange Commission's position regarding business combinations with blank check companies, such as Trinity USA's exchange with August Project III Corp. on December 31, 1999. The 100,000 shares of common stock can only be resold through a registered offering.




                             EXECUTIVE COMPENSATION


     The following table provides certain summary information concerning compensation earned for services rendered in all capacities to Trinity USA for the year ended December 31, 2001 by the Chief Executive Officer, and by the other most highly compensated executive officers of Trinity USA, "Named Executive Officers". This information includes the dollar amount of base salaries, bonus awards, stock options and all other compensation, if any, whether paid or deferred.


                                               ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                          --------------------------------------------------------          -----------------------

                                               Other         Restricted
                                               Annual        Stock        Securities     LTIP          All
                                               Compen-       Compen-      Underlying     Options/      Other     Compen-
Name and                  Salary     Bonus     sation        sation       Award(s)       SARs          Payouts   sation
Position          Year    ($)        ($)       ($)           ($)          ($)            (#)           ($)       ($)
--------          ----    ---        ----      ---           ---          ---            ----           ---       ---

Dr. James S.      2001    125,000         -     3,906         -            -              -             -          -
Namnath, CEO

Dr. James S.      2000    268,000         -         -         -            -              -             -          -
Namnath, CEO

Gary E. Wilson,   2001    160,000    16,000     5,641         -            -              -             -          -
CFO
Gary E. Wilson,   2000    160,000    29,333     4,708         -            -              -             -          -
CFO


     The following table summarizes certain information as of December 31, 2001 concerning the stock option grants to Trinity USA's Named Executive Officers made for the year ended December 31, 2001. No stock appreciation rights, restricted stock awards or long-term performance awards have been granted as of the date hereof and no options have been exercised.



                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                      Percent of
                                      total
                       Number of      options/SARs
                       securities     granted to
                       underlying     employees or    Exercise or
                       options/SARs   directors in    base price      Expiration
 Name and Position     granted        fiscal year     ($/Sh)          Date
 -----------------     -------        -----------     ------          ----


 Gary E. Wilson
 CFO                     50,000         7.8           1.80            9/5/11

 Gary E. Wilson
 CFO                     50,000         7.8           1.30            12/20/11
                       --------       -----
     Total              100,000        15.6
                        =======        ====

 Dr. James S.
 Namnath
 CEO                    125,000        19.4            1.30           12/20/11


EMPLOYMENT CONTRACTS

     In 1999, Trinity USA entered into an employment agreement with Dr. James S. Namnath (shareholder), whereby he would serve as Trinity USA's Chief Executive Officer. Dr. Namnath's employment would be conducted under contract services with his then present employer, NotesETC, Inc. until such time ("Milestone") that the Company either begins sale of REMUNE product or is approved for public trading of its common shares in the United States equity market as a reporting company; after this time, he would be directly employed by Trinity USA on a full time basis.

     Until Milestone, his compensation would be at a rate of $250 per hour but not to exceed 60 hours per month ($15,000). After Milestone, his salary would be $35,000 per month. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month. The agreement expired on December 31, 2000. On February 2, 2001, Trinity USA entered into a new employment agreement with its Chief Executive Officer and Director, Dr. James Namnath, whereby the Officer will be paid a minimum annual salary of $300,000. The agreement currently expires on February 1, 2003. If the Officer is terminated without cause as defined, the minimum salary and certain other benefits must continue to be paid through the remaining term of the employment agreement. On September 1, 2001, Trinity USA's Chief Executive Officer voluntarily reduced his contractual, annual base compensation by 50% to $150,000 for an indefinite period of time.

     On September 5, 2000, Trinity USA entered into an employment agreement, which has an initial term of two years, with its Chief Financial Officer, Gary
E. Wilson, whereby he will be paid a minimum annual salary of $160,000 and receive a minimum annual bonus equal to 10% of his annual salary. The agreement currently expires on September 5, 2003. Mr. Wilson was also granted 50,000 non-statutory stock options with a term of 10 years and an exercise price of $4.00. Mr. Wilson will receive a minimum of 50,000 additional stock options on each anniversary date of the employment agreement with an exercise price equal to the fair value of the stock at the date of grant. If Mr. Wilson is terminated without cause, as defined in the agreement, Trinity USA must continue to pay him the minimum salary, bonus and certain other benefits through the remaining term of the employment agreement.

     On June 1, 2001, Trinity USA amended its employment agreement with its Chief Financial Officer to provide that if during the term of the employment agreement Trinity USA signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy REMUNE, the Officer shall immediately receive 100,000 shares of Trinity USA's common stock at no cost to the Officer. Also, in the event Trinity USA's ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, the Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus succession, has occurred, or the employment agreement must be extended for an additional three years.

     On June 1, 2001, Trinity USA entered into a two year employment agreement with its Corporate Secretary, whereby the Officer will be paid a minimum annual salary of $99,000. On September 15, 2001, the Officer voluntarily reduced her contractual, annual base compensation to $90,000 for an indefinite period of time. In connection with entering into the employment agreement, the Officer was granted 10,000 non-qualified stock options with a term of 10 years and an exercise price of $1.72. The closing price of Trinity USA's common stock was equal to the exercise price at the date of grant. If the Officer is terminated without cause, as defined, the minimum salary and certain other benefits must continue to be paid through the remaining term of the employment agreement. If during the term of this employment agreement Trinity USA signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy REMUNE, the Officer shall immediately receive 100,000 shares of Trinity USA's common stock at no cost to the Officer. Also, in the event Trinity USA's ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, the Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus succession, has occurred, or the employment agreement must be extended for an additional three years.


COMPENSATION OF DIRECTORS.

     During 2001, Trinity USA paid $2,500 to its Directors for their services as directors and reimbursed its directors approximately $5,000 for their attendance at meetings. The Director Compensation Policy is as follows:

Each outside director will be paid $2,500 per full board meeting attended, plus reimbursement for reasonable out-of-pocket expenses incurred. Each outside director will also be paid $1,000 for each committee meeting attended, plus reimbursement for reasonable out-of-pocket expenses incurred.

Each  employee/inside   director  shall  receive  reimbursement  for  reasonable
out-of-pocket expenses incurred in attendance of full board meetings and committee meetings.

Equity Compensation

Outside directors shall receive options to purchase 25,000 shares of Trinity USA's Common Stock upon election or appointment to the Board of Directors. These options shall have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options will vest in four annual installments on each of the first four anniversaries of the date of grant and, if held for at least six months, vest in full upon the outside director's retirement, death or disability. In addition, each outside director will receive on the date of each Annual Meeting of the Stockholders an option to purchase 5,000 shares of Trinity USA's Common Stock with a one-year vesting period. All options granted to such directors also vest in the event Trinity USA is subject to a change in control.

Additional equity compensation, or equity compensation with different terms, to outside directors, if any, may be granted at the discretion of the full board or by the compensation committee of the board when such committee is formed.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports relating to Trinity USA with the Securities and Exchange Commission. You can read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

                              FINANCIAL STATEMENTS


FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE YEARS THEN ENDED, AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 28, 1998) TO DECEMBER 31, 2001.



                          INDEX TO FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................F-2

FINANCIAL STATEMENTS

                  BALANCE SHEETS...........................................F-3

                  STATEMENTS OF OPERATIONS.................................F-4

                  STATEMENT OF STOCKHOLDERS' DEFICIT.......................F-5

                  STATEMENTS OF CASH FLOWS.................................F-6

                  NOTES TO FINANCIAL STATEMENTS............................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Trinity Medical Group USA, Inc.

We have audited the accompanying balance sheets of Trinity Medical Group USA, Inc. (a company in the development stage) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2001 and 2000, and for the period from inception (September 28, 1998) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Medical Group USA, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, and for the period from inception (September 28, 1998) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is not yet generating revenues and, as shown in the financial statements, has incurred losses in its development stage. Also, as discussed in Note C, the Company has incurred substantial obligations and will need to raise additional capital to complete its development activities. These factors, among others as discussed in Note C, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Grant Thornton LLP

Irvine, California
February 7, 2002

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                                 BALANCE SHEETS
                                  December 31,




                                     ASSETS

                                                                    2001           2000
                                                                -----------    -----------
Current Assets:
    Cash and cash equivalents                                   $    68,922    $   117,056
    Prepaid expenses and deposits                                    58,450          4,245
                                                                -----------    -----------
        Total current assets                                        127,372        121,301
                                                                -----------    -----------
Furniture and equipment
    Office furniture and fixtures                                     6,088          6,088
    Office equipment                                                  4,973          4,973
                                                                -----------    -----------
                                                                     11,061         11,061
        Less accumulated depreciation                                (3,543)          (667)
                                                                -----------    -----------
             Furniture and equipment, net                             7,518         10,394
                                                                -----------    -----------

                  Total assets                                  $   134,890    $   131,695
                                                                ===========    ===========

        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                            $   165,531    $    17,861
    Payable to affiliate                                            487,849        632,249
    Accrued liabilities                                             116,736        157,431
    Deferred compensation                                                --         12,500
    Notes payable to officers                                        30,500             --
    Insurance note payable                                           23,489             --
    Convertible promissory note                                     400,000        500,000
                                                                -----------    -----------
        Total current liabilities                                 1,224,105      1,320,041
                                                                -----------    -----------
Stockholders' deficit:
    Common stock, $.001 par value, 50,000,000 shares
       authorized, 12,958,120 and 11,263,038 shares
       issued and outstanding                                        12,958         11,263
    Additional paid-in capital                                    5,243,658      1,873,908
    Deficit accumulated during the development stage             (6,345,831)    (3,073,517)
                                                                -----------    -----------
                  Total stockholders' deficit                    (1,089,215)    (1,188,346)
                                                                -----------    -----------
                  Total liabilities and stockholders' deficit   $   134,890    $   131,695
                                                                ===========    ===========



        The accompanying notes are an integral part of these statements.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                            STATEMENTS OF OPERATIONS
             For the Years Ended December 31, 2001 and 2000, and the
         Period from Inception (September 28, 1998) to December 31, 2001



                                            Period
                                        from Inception
                                              to                Year Ended December 31,
                                                             ----------------------------
                                       December 31, 2001         2001            2000
                                       -----------------     ------------    ------------
Operating expenses:
  Research and development             $ (2,528,553)         $ (1,227,304)   $ (1,007,249)
  General and administrative             (2,375,073)           (1,251,179)       (973,654)
  Acquisition costs                        (404,200)                   --              --
                                       ------------          ------------    ------------
            Total operating expenses     (5,307,826)           (2,478,483)     (1,980,903)
                                       ------------          ------------    ------------
Other income (expense):
  Interest income                             5,059                 1,545           1,486
  Interest expense                       (1,034,619)             (795,376)       (227,898)
  Loss on sale of investments                (8,445)                   --              --
                                       ------------          ------------    ------------
                                         (1,038,005)             (793,831)       (226,412)
                                       ------------          ------------    ------------
            Net Loss                   $ (6,345,831)         $ (3,272,314)   $ (2,207,315)
                                       ============          ============    ============

  Basic and diluted loss per common
   share                                                     $      (0.28)   $      (0.21)
                                                             ============    ============
  Basic and diluted weighted average
   common shares outstanding                                   11,494,471      10,289,970
                                                             ============    ============



        The accompanying notes are an integral part of these statements.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                       STATEMENT OF STOCKHOLDERS' DEFICIT
     For the Period from Inception (September 28, 1998) to December 31, 2001


                                                                                             Deficit
                                                                                           Accumulated
                                                       Common Stock         Additional      During the
                                                ------------------------      Paid-in      Development
                                                  Shares        Amount        Capital         Stage          Total
                                                -----------   ----------    -----------    -----------    -----------
Balance at inception                                     --   $        --   $        --    $        --    $        --
Common stock issued to
 founding shareholders                            9,600,000         9,600            --             --          9,600
Common stock issued for services                    493,000           493       228,707             --        229,200
Common stock issued to various
 shareholders in connection with
 August Project III Corp. merger                    133,000           133          (133)            --             --
Net loss                                                 --            --            --       (866,202)      (866,202)
                                                -----------   -----------   -----------    -----------    -----------
Balance at December 31, 1999                     10,226,000        10,226       228,574       (866,202)      (627,402)
Sale of common stock units                          158,500           158       570,442             --        570,600
Conversion of convertible notes payable and
 related accrued interest and commissions           878,538           879       928,340             --        929,219
Intrinsic value of beneficial conversion
 associated with convertible promissory note             --            --       146,552             --        146,552
Net loss                                                 --            --            --     (2,207,315)    (2,207,315)
                                                 ----------   -----------   -----------    -----------    -----------
Balance at December 31, 2000                     11,263,038   $    11,263   $ 1,873,908    $(3,073,517)   $(1,188,346)
Conversion of convertible promissory notes
 and related accrued interest                       418,324           419       657,333             --        657,752
Intrinsic value of beneficial conversion
 associated with convertible promissory notes            --            --       653,982             --        653,982
Exercise of common stock warrants                     7,000             7        27,993             --         28,000
Fair value of common stock warrants issued
 in connection with financings                           --            --       203,350             --        203,350
Fair value of common stock options issued
 in connection with services rendered                    --            --        59,600             --         59,600
Capital contribution related to forgiveness
 of deferred compensation by shareholder                 --            --       143,545             --        143,545
Sale of common stock units                          250,505           250       264,750             --        265,000
Conversion of  promissory note
 and related accrued interest                        19,253            19        20,197             --         20,216
Conversion of payable to affiliates               1,000,000         1,000     1,339,000             --      1,340,000
Net loss                                                 --            --            --     (3,272,314)    (3,272,314)
                                                 ----------   -----------   -----------    -----------    -----------
Balance at December 31, 2001                     12,958,120   $    12,958   $ 5,243,658    $(6,345,831)   $(1,089,215)
                                                 ==========   ===========   ===========    ===========    ===========


        The accompanying notes are an integral part of these statements.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                            STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 2001 and 2000, and the
         Period from Inception (September 28, 1998) to December 31, 2001


                                                             Period
                                                          from Inception        Year Ended December 31,
                                                                to            --------------------------
                                                         December 31, 2001        2001          2000
                                                         -----------------    -----------    -----------
Cash flows from operating activities:
   Net loss                                              $(6,345,831)         $(3,272,314)   $(2,207,315)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation                                             3,543                2,876            667
      Stock issued for services and interest payment         385,919                   --        156,719
      Stock options issued for services and warrants
       issued in connection with financings                  262,950              262,950             --
      Intrinsic value of beneficial conversion               800,534              653,982        146,552
      Loss on sale of investments                              8,445                   --             --
      Changes in assets and liabilities:
         Income tax refund receivable                             --                   --         18,951
         Prepaid expenses and deposits                        12,018               16,263         (4,245)
         Accounts payable                                    165,531              147,670          7,518
         Payable to affiliate                              1,827,849            1,195,600        632,249
         Accrued liabilities and deferred compensation       318,249              148,318         85,336
                                                         -----------          -----------    -----------
            Net cash used in operating activities         (2,560,793)            (844,655)    (1,163,568)
                                                         -----------          -----------    -----------
Cash flows from investing activities:
   Purchases of fixed assets                                 (11,061)                  --        (11,061)
   Purchases of investments                                  (69,330)                  --             --
   Proceeds from sale of investments                          60,885                   --             --
                                                         -----------          -----------    -----------
            Net cash used in investing activities            (19,506)                  --        (11,061)
                                                         -----------          -----------    -----------
Cash flows from financing activities:
   Proceeds from issuance of convertible notes payable       772,500                   --         40,000
   Proceeds from issuance of notes payable to officers        90,500               90,500             --
   Repayments on notes payable to officers                   (60,000)             (60,000)            --
   Proceeds from issuance of promissory note                  20,000               20,000             --
   Repayments on insurance note payable                      (46,979)             (46,979)            --
   Proceeds from issuance of convertible promissory               --                   --
       notes                                               1,000,000              500,000        500,000
   Net proceeds from sale of common stock units              835,600              265,000        570,600
   Proceeds from exercise of common stock warrants            28,000               28,000             --
   Collection of subscription receivable                       9,600                   --          9,600
                                                         -----------          -----------    -----------
            Net cash provided by financing activities      2,649,221              796,521      1,120,200
                                                         -----------          -----------    -----------
            Net increase (decrease) in cash and
                cash equivalents                              68,922              (48,134)       (54,429)
Cash and cash equivalents - beginning of period                   --              117,056        171,485
                                                         -----------          -----------    -----------
Cash and cash equivalents - end of period                $    68,922          $    68,922    $   117,056
                                                         ===========          ===========    ===========


        The accompanying notes are an integral part of these statements.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE A - COMPANY BACKGROUND

Trinity Medical Group USA, Inc. ("the Company" or "Trinity USA") was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. In December 1999, as the result of a reorganization, the Company became a Florida corporation.

Trinity  USA is an  affiliate  of Trinity  Assets  Company  Limited  and Trinity
Medical Group, Ltd., a majority owned, non-operating subsidiary of Trinity Assets Company Limited. Both Trinity Assets Company Limited and Trinity Medical Group, Ltd. are Thailand companies. The Company is a development stage company with rights to market an HIV-Immunogen also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus (HIV). REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

The Company acquired the licensing rights to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, from The Immune Response Corporation. The Immune Response Corporation will be responsible for manufacturing and supplying REMUNE to the Company if it is approved for commercialization in Thailand.

On December 31, 1999, Trinity USA and August Project III Corp., a Florida corporation, entered into an Agreement for the Exchange of Common Stock. The transaction was described as a "reverse merger". August Project III Corp. was the surviving legal entity after the merger, but Trinity USA remained the accounting acquirer. The merger was accounted for as a recapitalization of Trinity USA. In January 2000, August Project III Corp. changed its name to Trinity Medical Group USA, Inc.

As part of the Agreement for the Exchange of Common Stock, August Project III Corp. issued 5,226,000 common shares to the shareholders of Trinity USA in exchange for all of the outstanding common shares of Trinity USA. Trinity USA common shares were subsequently cancelled. In addition, certain original shareholders of August Project III Corp. sold 4,867,000 common shares to Trinity USA in exchange for $175,000. Trinity USA recorded the acquisition cost of $175,000 as an expense in 1999. Immediately following the merger, the original shareholders of Trinity USA owned a total of 10,093,000 shares of August Project III Corp., or 98.69% of the total 10,226,000 outstanding shares as of December 31, 1999.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all money market funds and demand deposits with original maturities of ninety days or less to be cash equivalents. The cash equivalents are readily redeemable and their fair value approximates cost.

Income Taxes

Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Research and Development Costs

The Company incurs costs in the research and development of a drug therapy, REMUNE, including costs for phase I and II clinical trials and additional studies of REMUNE in Thailand. Such costs are charged to expense as incurred.

Stock-Based Compensation

Stock-based compensation issued to non-employees is recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts payable, accrued liabilities and convertible promissory notes and debentures approximate fair value. These financial instruments approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization or settlement.

Furniture and Equipment

Furniture and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. The cost and related accumulated depreciation of furniture and equipment sold or otherwise disposed of are removed from the accounts and the resulting gains or losses are included in the statement of operations.

Loss per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of stock options and warrants are included in the computation of diluted net loss per share to the extent such shares are dilutive.

Excluded from the computation of basic and diluted loss per common share were stock options and warrants outstanding for the purchase of 1,416,695 shares of common stock as of December 31, 2001 because the representative share increments would be antidilutive. Also excluded from the computation of basic and diluted loss per common share were an estimated 367,000 shares of common stock issuable as of December 31, 2001 upon the conversion of a convertible promissory note (see Note J) because the representative share increments would be antidilutive.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates and assumptions.


NOTE C - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at December 31, 2001 has accumulated losses amounting to $6,345,831. For the year ended December 31, 2001, and for the period from inception to December 31, 2001

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

the  Company  used  $844,655  and  $2,560,793,  respectively,  of  cash  in  its
operations.   Additionally,  the  Company  had  a  working  capital  deficit  of
$1,096,733 and a stockholders' deficit of $1,089,215 at December 31, 2001.

The Company's initial efforts have focused on the research and development of REMUNE (through Trinity Medical Group, Ltd. or Trinity Assets Company Limited) and securing sales and marketing rights in Thailand. In July 2001 the Company, through its affiliate Trinity Assets Company Limited, filed a new drug application for approval by the Thai Food and Drug Administration to market, distribute and manufacture REMUNE in Thailand. In January 2002, the Thai Food and Drug Administration certified the REMUNE manufacturing facility as being in compliance with World Health Organization Good Manufacturing Practices standards. Final commercial approval of REMUNE by the Thai FDA, however, is pending. The Company has additional government approvals to secure in order to begin the process of commercialization. The U.S. Food and Drug Administration must certify the facility that will manufacture the product and approve the export of the product. The Company will require substantial capital to pursue its operating strategy and currently has limited cash for operations. There can be no assurance that management will be successful in raising the necessary cash to fund its continuing operations or in obtaining the necessary government approvals for the manufacture and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. As a result, The Immune Response Corporation, our Licensor of REMUNE, may be unable to successfully complete current or future trials of REMUNE and The Immune Response Corporation may have to abandon REMUNE or seek additional funding. The termination of the Agouron/Immune Response Corporation collaboration agreement has had a material adverse effect on both The Immune Response Corporation's and the Company's stock price, which may therefore adversely effect our ability to successfully raise additional capital to complete REMUNE development and effectuate our business plans. Additionally, The Immune Response Corporation has stated in its Form 10-Q for the period ended September 30, 2001, that they will need to raise substantial additional capital to fund their operations beyond 2001. The Immune Response Corporation further stated that if they are unable to raise adequate capital, it would have a material adverse effect on them and would cause them to cease operations, at which time they may not be able to satisfy their obligations. Because The Immune Response Corporation is the sole supplier of REMUNE, their inability to continue to raise capital or ultimately generate internal cash flow could adversely affect our business, as REMUNE is currently our only product.

The Company requires substantial capital to pursue its operating strategy, which includes commercialization of the drug REMUNE, and currently has limited cash for operations. Until the Company can obtain revenues sufficient to fund working capital needs and additional research and development costs necessary to obtain the regulatory approvals for commercialization, the Company will be dependent upon external sources of financing. Other than as described in Note S, the Company does not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


NOTE D - LICENSED TECHNOLOGY

Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a License and Collaboration Agreement dated September 15, 1995 with The Immune Response Corporation to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines,
Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, for a period of 15 years commencing on the date of the first commercial sale of REMUNE in each licensed country. Trinity Medical Group, Ltd.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

also entered into a Stock Purchase Agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the Stock Purchase Agreement, Trinity Medical Group, Ltd. was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of Trinity USA as a result of the Collaboration and Supply Agreement and an Assignment Agreement between Trinity USA and Trinity Medical Group, Ltd. (see Note M).

The License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the License and Collaboration Agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On May 8, 2001, the Company and The Immune Response Corporation amended the License and Collaboration Agreement to set the earliest possible termination date to August 31, 2004. The amendment to the License and Collaboration Agreement also states that The Immune Response Corporation will manufacture, sell and deliver to Trinity USA a quantity of REMUNE equal to Trinity USA's requirement of REMUNE for commercial sale and distribution in its territory, up to 25% of The Immune Response Corporation's actual monthly production of the product. In the event Trinity USA's requirement of REMUNE exceeds 25% of The Immune Response Corporation's actual monthly production, Trinity USA may request additional product and The Immune Response Corporation, in its sole discretion, may manufacture and sell the additional product to Trinity USA. The Company's cost of REMUNE is contractually based upon The Immune Response Corporation's manufacturing cost, as defined under generally accepted accounting principles, plus an agreed upon markup percentage. The amendment to the License and Collaboration Agreement eliminates the requirement for the Company to pay royalties to The Immune Response Corporation as a result of sales of REMUNE in the Company's licensed territories.

Trinity USA has three years from the date of the first commercial sale of REMUNE in Thailand to exercise its option to obtain an exclusive license to manufacture REMUNE in Thailand solely for the sale, distribution and use in Trinity USA's licensed territory.


NOTE E - NEW ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board issued Statements No. 141, "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 supersedes APB Opinion No. 16, "Business Combinations" and FASB Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises". SFAS 141 is effective for fiscal years beginning after June 30, 2001 and requires that all business combinations be accounted for by a single method, the purchase method. SFAS 142 supersedes APB Opinion No. 17, "Intangible Assets". SFAS 142, is effective for fiscal years beginning after December 15, 2001 and provides that all existing and newly acquired goodwill and intangible assets with indefinite lives will no longer be amortized but will be tested for impairment annually and written down only when impaired. Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.

In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of long-lived assets, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Management has not yet determined the impact of the adoption of FAS No. 143 on the Company's financial position or results of operations.

In August 2001, the FASB issued FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FAS No. 144 supersedes FAS No. 121, "Accounting for the Impairment of Long-Lived Assets," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and
Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of FAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, with early application encouraged and generally are to be applied prospectively. Management has not yet determined the impact of the adoption of FAS No. 144 on the Company's financial position or results of operations.


NOTE F - DEFERRED COMPENSATION

The Company had deferred the compensation of its Chief Executive Officer from December 31, 2000 through May 31, 2001 in order to conserve cash. The Chief Executive Officer is also one of the Company's founding shareholders. The total compensation deferred was $137,500. The outstanding deferred compensation balance bore interest at prime plus 2% and was due on demand. On September 1, 2001, the Chief Executive Officer forgave the deferred compensation and the related accrued interest totaling $143,545. The Company recorded the deferred compensation forgiveness as a contribution of capital.


NOTE G - CONVERTIBLE NOTES PAYABLE

In connection with a December 1999 private placement, the Company issued 154.5 notes to "accredited investors". The notes were sold in units with a unit cost of $5,000 consisting of a $5,000, 10% per annum note of the Company due August 31, 2001, convertible into 5,000 shares of the Company's common stock, $0.001 par value per share. The aggregate offering price was $772,500 and the Company received net proceeds of approximately $767,500. On December 11, 2000, the Company converted the total principal balance of these notes ($772,500) and the related accrued interest ($84,469) and commissions ($72,250) into 878,538 shares of its common stock.


NOTE H - NOTES PAYABLE TO OFFICERS

During 2001 the Company borrowed, through the issuance of five separate notes, $90,500 from its Chief Executive Officer and its Corporate Secretary. The notes payable are uncollateralized, bear interest at 15% per annum and are due the earlier of one year from the date of the notes or the date on which the Company receives a minimum of $200,000 of financing through the issuance of its common stock or debt (or both) to non-affiliated persons or entities. Although the Company has obtained financing in excess of $200,000 since the issuance of these notes, only $65,000 of principal has been repaid to the Officers. The Company repaid $50,000 in July 2001 and $5,000 in October 2001, December 2001 and January 2002.

NOTE I - INSURANCE NOTE PAYABLE

On July 1, 2001 the Company obtained Directors and Officers Liability Insurance for an aggregate coverage amount of $3,000,000. The total annual premiums on the insurance policy are approximately $108,000, of which approximately $70,500 was financed at an annual rate of 9.76% over a period of 9 months. The outstanding balance of the insurance note payable at December 31, 2001 is $23,489.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE J - CONVERTIBLE PROMISSORY NOTES

On October 19, 2000, in connection with a Regulation S offering, the Company issued a $500,000 convertible promissory note to an institutional investor, RoyCap Inc. The note had a maturity date of October 19, 2001 and bore interest at 8% per annum, with interest payments due and payable semi-annually. The note was convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The Company recorded a charge to interest expense of $146,552 in connection with the issuance of this note. The charge represents the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. The Company received net proceeds of approximately $450,000 under this offering. The offering costs of $50,000 were charged to expense.

On June 22, 2001, RoyCap Inc. converted the $500,000 convertible promissory note dated October 19, 2000, and related accrued interest and liquidated damages of $57,752, into 319,666 shares of the Company's common stock. In addition, a warrant to purchase 319,666 shares of the Company's common stock at an exercise price of $4.00 per share until June 22, 2006 was granted as per the terms of this note. The Company recorded an additional charge to interest expense of $353,448 for the fair value of the beneficial conversion feature.

On June 29, 2001, in connection with a Regulation S offering, the Company issued a $500,000 convertible promissory note to RoyCap Inc. The note matures on June 29, 2002 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The Company received net proceeds of approximately
$450,000 under this offering. The offering costs of $50,000 were charged to expense. The note is convertible at the conversion price equal to the lesser of
(i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The Company recorded a charge to interest expense of $250,668 in connection with the issuance of this note. The charge represents the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of the Company provided that the registration statement to be filed to register the underlying common shares and warrant shares has been effective for ninety (90) consecutive days and the Company's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, the Company shall also issue to the holder a warrant to purchase such number of shares of the company's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of the Company, in cash or in accordance with the aforementioned conversion terms of the note. No value has been assigned to the warrants. Upon conversion of the note and the related issuance of the warrants, a charge to interest expense of $249,332 will be recorded for the allocated fair value of the warrants.

The covenants of the note prevent the Company from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also required the Company to file a registration statement by August 14, 2001 and to use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. The registration statement was filed on August 17, 2001 and was declared effective on August 27, 2001. The Company also granted piggyback registration rights with respect to the warrant shares.

On November 8, 2001, RoyCap Inc. converted $100,000 of the $500,000 principal balance outstanding on the convertible promissory note dated June 29, 2001, into 98,658 shares of the Company's common stock. In addition, a warrant to purchase 98,658 shares of the Company's common stock at an exercise price of $4.00 per share until November 8, 2006 was granted as per the terms of this note. The Company recorded an additional charge to interest expense of $49,866 for the fair value of the beneficial conversion feature associated with the warrants issued.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE K - COMMON STOCK UNITS AND PROMISSORY NOTE

On June 21, 2000, the Company began to raise additional capital under a private placement offering. A maximum of 175 preferred stock units at $4,000 per unit were initially offered in the private placement. Because the Company was not authorized to issue preferred stock, the units were subsequently changed to common stock units. Each unit consisted of one thousand shares of the Company's common stock, par value $.001, and a non-callable common stock purchase warrant (the "Warrant"). Each of the Warrants entitles the registered holder to purchase up to one thousand shares of the common stock at a price of $4.00 per share for a period of 24 months from the date of the Private Placement Prospectus, July 24, 2000. The common shares and the Warrant included in the units will not be separately transferable until 90 days after the date of the Prospectus or such earlier date as the Company may determine. The Company received a total of $634,000 through this private placement offering, for an aggregate of 158.5 units sold. The net proceeds to the Company were $570,600, after commissions.

On September 26, 2001, the Company sold 50,505 shares of its common stock for $.99 per share to a foreign investor. In connection therewith, the Company issued a 5 year warrant to purchase 5,000 shares of the Company's common stock at an exercise price of $1.98 per share. The net proceeds to the Company were $45,000, after a 10% cash commission which was expensed.

On October 1, 2001, the Company issued a $20,000 promissory note to an accredited investor. The note had a maturity date on or before November 15, 2001, bore interest at 10% per annum and was uncollateralized. In connection with the issuance of the promissory note, the Company issued the Holder a 5-year warrant to purchase 2,000 shares of the Company's common stock at an exercise price of $1.80 per share. The Company paid the selling agent a 10% cash commission totaling $2,000, which was expensed. The promissory note and related accrued interest were converted into 19,253 shares of the Company's common stock on November 12, 2001.

In November 2001, the Company sold a total of 200,000 shares of its common stock for prices ranging from $1.00 to $1.10 per share to four accredited investors. In connection therewith, the Company issued 5-year warrants to purchase a total of 42,500 shares of the Company's common stock at exercise prices ranging from $2.00 to $2.40 per share. The net proceeds from the sale of the common stock were $193,500, after a 10% cash commission which was expensed.


NOTE L - STOCK OPTIONS AND WARRANTS

On June 1, 2001, two investors exercised warrants to purchase a total of 7,000 shares of the Company's common stock at $4.00 per share, resulting in $28,000 of cash proceeds to the Company.

On June 1, 2001 the Company granted 10,000 non-qualified stock options to its corporate secretary in connection with the execution of an employment agreement (see Note N). The options are fully vested, have a term of 10 years and an exercise price of $1.72 per share, which was equal to the closing price of the Company's common stock on the date of grant.

On June 15, 2001 the Company granted 20,000 non-qualified stock options to a consultant who performs investor relation services for the Company. The options are fully vested, have a term of 10 years and an exercise price of $3.00 per share. The Company recorded an expense (general and administrative) of $59,600 related to this option grant, which was calculated using the Black-Scholes option-pricing model.

On June 22, 2001 the Company signed an engagement letter with an investment banking firm to introduce certain institutional investors to the Company and also to advise the Company regarding potential investment terms by such investors. In connection therewith, the Company issued a 5-year warrant to purchase 25,000 shares of the Company's common stock at an exercise price of $2.00 per share. The warrant became exercisable on July 22, 2001. The

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Company recorded an expense (general and administrative) of $91,000 related to this warrant grant, which was calculated using the Black-Scholes option-pricing model.

The engagement letter with the investment banking firm also provides that in the event there is a financing transaction within twelve months following the date of the engagement letter, between the Company and any of the potential investors, the Company will pay to the investment banking firm a cash fee of 10% of the total amount invested. In addition, the investment banking firm will receive, as part of their compensation, five year warrants to purchase the Company's common stock (the "Transaction Warrants"). The number of Transaction Warrants will be calculated at 10% of the aggregate gross principal amount received in the Transaction, exercisable at a price equal to the lower of the price paid by investors or average closing bid prices of the Company's common stock for the 25 business days preceding the closing of the Transaction.

On June 29, 2001, in connection with the financing transaction described in Note J, the Company issued a 5 year, fully exercisable Transaction Warrant to the investment banking firm to purchase 16,521 shares of the Company's common stock at an exercise price of $2.76 per share. The Company recorded interest expense of $57,750 related to this warrant grant, which was calculated using the Black-Scholes option-pricing model. During July 2001, the Company paid a cash fee of $50,000 to the investment banking firm in connection with this financing transaction. The cash fee was expensed by the Company.

On September 5, 2001, in connection with an employment agreement dated September 5, 2000, the Company granted 50,000 non-qualified stock options to its Chief Financial Officer. The options vest ratably over two years, have a term of 10 years and an exercise price of $1.80 per share, which was equal to the closing price of the Company's common stock on the date of grant.

On September 26, 2001, the Company granted 25,000 non-qualified stock options to a director in connection with his nomination to the Company's board of directors on that date. Fifty-percent of the options vest after six months from the date of grant and the remaining fifty-percent vest after one year from the date of grant. The options have a term of 10 years and an exercise price of $1.65 per share, which was equal to the closing price of the Company's common stock on the date of grant.

In December 2001, the Company issued to an investment banking firm a 5 year warrant to purchase a total of 15,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company recorded an expense (general and administrative) of approximately $55,000 related to this warrant grant, which was calculated using the Black-Scholes option-pricing model.

On December 20, 2001, the Company granted a total of 560,000 non-qualified stock options to its officers and directors. The options are fully vested, except for 25,000 options which vest ratably over 4 years, have a term of 10 years and an exercise price of $1.30 per share, which was equal to the closing price of the Company's common stock on the date of grant.

A summary of changes in common stock options and warrants during 2000 and 2001 is as follows:

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


                                                             WEIGHTED
                                                              AVERAGE
                                             NUMBER OF       EXERCISE
                                               SHARES          PRICE
-----------------------------------------------------     ---------------

OPTIONS:
Outstanding at December 31, 1999                    -     $         -
Granted                                        60,000     $      3.75
Exercised                                           -     $         -
Cancelled                                           -     $         -
                                           ----------
Outstanding at December 31, 2000               60,000     $      3.75
Granted                                       665,000     $      1.41
Exercised                                           -     $         -
Cancelled                                           -     $         -
                                           ----------
Outstanding at December 31, 2001              725,000     $      1.60
                                           ==========

Options exercisable
(vested) at December 31, 2001                 633,202     $      1.60
                                           ==========

WARRANTS:
Outstanding at December 31, 1999                    -     $         -
Granted                                       174,350     $      4.00
Exercised                                           -     $         -
Cancelled                                           -     $         -
                                           ----------
Outstanding at December 31, 2000              174,350     $      4.00
Granted                                       524,345     $      3.59
Exercised                                      (7,000)    $      4.00
Cancelled                                           -     $         -
                                           ----------
Outstanding at December 31, 2001              691,695     $      3.69
                                           ==========
Warrants exercisable
(vested) at December 31, 2001                 691,695     $      3.69
                                           ==========


Stock - Based Compensation

FASB Statement 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net loss and loss per share as if compensation cost for the Company's stock option issuances had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 2001 and 2000: dividend yield of zero percent, risk-free interest rate of 4.9 and 6.0 percent for 2001 and 2000, respectively, expected lives of five years, and expected volatility of
150. Under provisions of FASB Statement 123, the Company's net loss and loss per share for 2001 and 2000 would have been increased to the pro forma amounts indicated below:

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


                                             2001               2000
                                      --------------       ---------------
Net Loss
   As reported                        $  (3,272,314)       $   (2,207,315)
   FAS 123 effect                     $    (779,000)       $      (96,400)
                                      --------------       ---------------
   Pro forma                          $  (4,051,314)       $   (2,303,715)
                                      ==============       ==============
Loss per share
   As reported - Basic and Diluted    $       (0.28)       $       (0.21)
   Pro forma - Basic and Diluted      $       (0.35)       $       (0.22)

   Basic and Diluted Weighted
     Average Shares Outstanding           11,494,471           10,289,970
                                      ==============       ==============

The following table summarizes information about stock options outstanding at December 31, 2001:



                                   OUTSTANDING                                     EXERCISABLE
                ------------------------------------------------------    ---------------------------------
                  NUMBER           WEIGHTED AVERAGE        WEIGHTED         NUMBER             WEIGHTED
RANGE           OUTSTANDING            REMAINING           AVERAGE        EXERCISABLE          AVERAGE
EXERCISE PRICE   12/31/01        CONTRACT LIFE (YEARS)   EXERCISE PRICE      12/31/01        EXERCISE PRICE
----------------------------------------------------------------------    ---------------------------------

$3.00 - $4.00         70,000            8.91             $        3.71         70,000                3.71
$1.72 - $2.50         70,000            9.55             $        1.89         28,014                2.02
$1.30 - $1.65        585,000            9.97             $        1.31        535,188                1.30
----------------------------------------------------------------------    ---------------------------------
$1.30 - $4.00        725,000            9.82             $        1.60        633,202                1.60
======================================================================    =================================


                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE M - RELATED PARTY TRANSACTIONS

The Company entered into a Collaboration and Supply Agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the Collaboration and Supply Agreement, the Company will pay Trinity Medical Group, Ltd. for research personnel at contractual rates, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. Since inception through December 31, 2001 and during the years ended December 31, 2001 and 2000, Trinity Medical Group, Ltd. billed the Company approximately $983,000, $0 and $689,000, respectively, for costs incurred related to the research and development of the drug REMUNE. Since inception through December 31, 2001, the Company has paid Trinity Medical Group, Ltd. approximately $694,000 for amounts previously billed. In December 2001, the Company satisfied all remaining amounts owed to Trinity Medical Group, Ltd. through the issuance of the Company's common stock (see also last paragraph in this Note). All amounts billed by Trinity Medical Group, Ltd. were provided for under the terms and conditions of the Collaboration and Supply Agreement dated December 1, 1999.

The Collaboration and Supply Agreement also provided that the Company make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for the Company not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. The Company agreed to prepare and complete all necessary documentation required for registration of the Company with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for the Company being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its License and Collaboration Agreement and Stock Purchase Agreement between it and The Immune Response Corporation, dated September 15, 1995, to the Company no later than the first sale of the product after full regulatory approval in Thailand has been granted.

The Company and Trinity Medical Group, Ltd. entered into an Assignment Agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the License and Collaboration agreement and Stock Purchase Agreement were assigned to the Company. There was no accounting recognition by the Company as a result of the transfer of the License and Collaboration Agreement and the related Stock Purchase Agreement.

On August 4, 2000, The Company assigned through a Sublicense and Supply Agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. One of the Company's directors, Inthanom John Churdboonchart, is a beneficial owner of the Company's common stock and is a 49% shareholder of Trinity Assets Company Limited. The Sublicense and Supply Agreement provides that the Company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the Company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time.

The Company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the Sublicense and Supply Agreement, the Company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Since inception through December 31, 2001 and during the years ended December 31, 2001 and 2000, Trinity Assets Company Limited billed the Company approximately $1,545,000, $1,227,000 and $318,000, respectively, for costs incurred related to the research and development of the drug REMUNE. Since inception through December 31, 2001, approximately $7,000 has been paid to Trinity Assets Company Limited for amounts previously billed. In December 2001, the Company satisfied $1,050,701 of amounts owed to Trinity Assets Company Limited through the issuance of the Company's common stock (see also last paragraph in this Note). As of December 31, 2001, the Company owes Trinity Assets Company Limited $487,849, which is presented as Payable to Affiliate on the accompanying balance sheet. All amounts billed by Trinity Assets Company Limited were provided for under the terms and conditions of the Sublicense and Supply Agreement, dated August 4, 2000.

On November 10, 2000, the Company and Trinity Medical Group, Ltd. terminated the Collaboration and Supply Agreement, dated December 1, 1999. Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice the Company in connection with the terms and conditions of the Sublicense and Supply Agreement between the two parties.

In December 2001, the Company entered into a Conversion of Debt Agreement with Trinity Assets Company Limited whereby the Company issued 1,000,000 shares of its common stock to Trinity Assets Company Limited to satisfy its entire outstanding liability to Trinity Medical Group Ltd., a non-operating subsidiary of Trinity Assets Company Limited, as of November 30, 2001 and to satisfy $1,050,701 of its outstanding liability to Trinity Assets Company Limited as of November 30, 2001. The price per share utilized in this transaction, $1.34, was equal to the average closing price of the Company's stock for the five business days preceding the date that the parties agreed to settle all or a portion of the amounts owed by the Company as of November 30, 2001. Immediately after the transaction was completed, Trinity Assets Company Limited owned approximately 7.7% of the Company's issued and outstanding common stock.


NOTE N - COMMITMENTS

In 1999, the Company entered into an employment agreement with Dr. James S. Namnath (shareholder), whereby he would serve as the Company's Chief Executive Officer. Dr. Namnath's employment would be conducted under contract services with his then present employer, NotesETC, Inc. until such time ("Milestone") that the Company either begins sale of REMUNE product or is approved for public trading of its common shares in the United States equity market as a reporting company; after this time, he would be directly employed by the Company on a full time basis.

Until Milestone, his compensation would be at a rate of $250 per hour but not to exceed 60 hours per month ($15,000). After Milestone, his salary would be $35,000 per month. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month. The agreement expired on December 31, 2000. On February 2, 2001, the Company entered into a new employment agreement with its Chief Executive Officer and Director, Dr. James Namnath, whereby the Officer will be paid a minimum annual salary of $300,000. The agreement currently expires on February 1, 2003. If the Officer is terminated without cause as defined, the minimum salary and certain other benefits must continue to be paid through the remaining term of the employment agreement. On September 1, 2001, the Company's Chief Executive Officer voluntarily reduced his contractual, annual base compensation by 50% to $150,000 for an indefinite period of time.

On September 5, 2000, Trinity USA entered into an employment agreement, which has an initial term of two years, with its Chief Financial Officer, Gary E. Wilson, whereby he will be paid a minimum annual salary of $160,000 and receive a minimum annual bonus equal to 10% of his annual salary. The agreement currently expires on September 5, 2003. The Officer was also granted 50,000 non-statutory stock options with a term of 10 years at an exercise price of $4.00. The market price of the Company's common stock was equal to the exercise price at the date of grant. The Officer will receive a minimum of 50,000 additional stock options on each anniversary date of the employment agreement. If the Officer is terminated without cause as defined, the minimum salary, bonus and certain other benefits must continue to be paid through the remaining term of the employment agreement.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

On June 1, 2001, the Company amended its employment agreement with its Chief Financial Officer to provide that if during the term of the employment agreement the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy REMUNE, the Officer shall immediately receive 100,000 shares of the Company's common stock at no cost to the Officer. Also, in the event the Company's ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, the Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus succession, has occurred, or the employment agreement must be extended for an additional three years.

On June 1, 2001, the Company entered into a two year employment agreement with its Corporate Secretary, whereby the Officer will be paid a minimum annual salary of $99,000. On September 15, 2001, the Officer voluntarily reduced her contractual, annual base compensation to $90,000 for an indefinite period of time. In connection with entering into the employment agreement, the Officer was granted 10,000 non-qualified stock options with a term of 10 years and an exercise price of $1.72. The closing price of the Company's common stock was equal to the exercise price at the date of grant. If the Officer is terminated without cause, as defined, the minimum salary and certain other benefits must continue to be paid through the remaining term of the employment agreement. If during the term of this employment agreement the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy REMUNE, the Officer shall immediately receive 100,000 shares of the Company's common stock at no cost to the Officer. Also, in the event the Company's ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, the Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus succession, has occurred, or the employment agreement must be extended for an additional three years.

In January 2000, the Company entered into a non-cancelable operating lease for office facilities and general administrative services in Las Vegas, Nevada. The lease expired in January 2001. In September 2000, the Company entered into a non-cancelable operating lease for office facilities and general administrative services in Rancho Santa Margarita, California which expired in November 2001 and was renewed for an additional year. The monthly rental expense is approximately $2,200 for this facility. Rent expense was approximately $25,200 and $16,700 for the years ended December 31, 2001 and 2000, respectively.


NOTE O - CONCENTRATION OF CREDIT RISK

The Company has cash deposits at U.S. banks and financial institutions which, at times, exceeds federally insured limits. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such non-performance.


NOTE P - STOCK ISSUED FOR SERVICES

During 1999, the Company issued 493,000 shares of common stock in exchange for consulting services provided. The expense related to such services of $229,200 was determined based upon the fair value of the services received.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE Q - INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 2001. At December 31, 2001, the Company has net operating loss carryforwards available to offset future taxable income for federal tax purposes of approximately $5,282,000; such carryforwards expire in various years through 2021. Deferred tax assets include these net operating loss carryforwards as well as certain expenses that are reported for book and tax purposes in different periods. The Company has provided a valuation allowance to offset all deferred assets due to the uncertainty of realization.

NOTE R - NONCASH INVESTING AND FINANCING ACTIVITIES

A supplemental schedule to the Statement of Cash Flows of noncash investing and financing activities is presented below:



                                                           Period
                                                        from Inception         Year Ended December 31,
                                                             to                -----------------------
                                                        December 31, 2001         2001         2000
                                                        -----------------       --------    ----------
Non-cash investing and financing activities:
  Conversion of convertible notes payable and
   related accrued interest and commissions
   to common stock                                      $   929,219           $        --   $  929,219
                                                        ===========           ===========   ==========
  Conversion of convertible promissory notes and
   related accrued interest to common stock             $   657,752           $   657,752   $       --
                                                        ===========           ===========   ==========
  Directors and officers insurance premium financing    $    70,468           $    70,468   $       --
                                                        ===========           ===========   ==========
  Deferred compensation forgiveness by founding
   shareholder                                          $   143,545           $   143,545   $       --
                                                        ===========           ===========   ==========
  Conversion of promissory note and related
   accrued interest to common stock                     $    20,216           $    20,216   $       --
                                                        ===========           ===========   ==========
  Conversion of payable to affiliates to common stock   $ 1,340,000           $ 1,340,000   $       --
                                                        ===========           ===========   ==========


                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE S - SUBSEQUENT EVENT

In January 2002, the Company executed a Securities Purchase Agreement with a private placement investment company for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bears interest at 9.50% and is payable monthly. The debenture is convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing market prices of the Company's common stock during the 20 day period prior to the conversion. At the time of conversion of the debenture, the Company will issue to the holder warrants to purchase an amount of common stock equal to five times the number of shares issued upon the conversion of the debenture, at which time the warrants will be exercised by the holder. The warrants are exercisable at the related conversion price of the debenture. The maximum ownership position in the Company that the holder may obtain, however, is limited to 9.99% of the Company's issued and outstanding common stock. The proceeds received will be allocated to the debt and equity instruments issued based on their relative fair values on the date of issuance. The Company will record a charge to interest expense for the intrinsic value of the beneficial conversion feature as calculated at the date of issuance. Upon conversion of the debenture and the related issuance of the warrants, a charge to interest expense will also be recorded for the allocated fair value of the warrants.

In accordance with the terms of the Securities Purchase Agreement, the Company received $50,000 of the $125,000 Convertible Debenture upon filing of a registration statement to register the underlying shares and $75,000 when the registration statement was declared effective by the Securities and Exchange Commission on January 11, 2002.

INTERIM FINANCIAL STATEMENTS AS OF JUNE 30, 2002 AND FOR THE SIX AND THREE MONTH PERIODS ENDED JUNE 30, 2002 AND 2001 AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 28, 1998) TO JUNE 30, 2002.



                      INDEX TO INTERIM FINANCIAL STATEMENTS




                                                                           Page
                                                                           ----


      BALANCE SHEETS.......................................................F-23

      STATEMENTS OF OPERATIONS.............................................F-24

      STATEMENTS OF CASH FLOWS.............................................F-25

      CONDENSED NOTES TO FINANCIAL STATEMENTS..............................F-26

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                                 BALANCE SHEETS


                                     ASSETS
                                                          June 30,     December 31,
                                                            2002           2001
                                                        -----------    ------------
                                                        (unaudited)
Current Assets:
     Cash and cash equivalents                          $    39,642    $    68,922
     Marketable securities - available-for-sale             700,000             --
     Prepaid expenses and deposits                            4,044         58,450
                                                        -----------    -----------
          Total current assets                              743,686        127,372
                                                        -----------    -----------
Furniture and equipment
     Office furniture and fixtures                            6,088          6,088
     Office equipment                                         4,973          4,973
                                                        -----------    -----------
                                                             11,061         11,061
          Less accumulated depreciation                      (4,969)        (3,543)
                                                        -----------    -----------
               Furniture and equipment, net                   6,092          7,518
                                                        -----------    -----------
Deferred contract expense                                 1,180,000             --
                                                        -----------    -----------
                     Total assets                       $ 1,929,778    $   134,890
                                                        ===========    ===========
               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                   $   178,326    $   165,531
     Payable to affiliate                                 1,409,248        487,849
     Accrued liabilities                                     63,368        116,736
     Notes payable to officer                                 6,500         30,500
     Insurance note payable                                      --         23,489
     Convertible promissory note                            300,000        400,000
                                                        -----------    -----------
          Total current liabilities                       1,957,442      1,224,105
                                                        -----------    -----------
Deferred contract income                                  2,360,000             --
Stockholders' deficit:
     Common stock, $.001 par value, 50,000,000 shares
        authorized, 19,456,298 and 12,958,120 shares
        issued and outstanding                               19,456         12,958
     Additional paid-in capital                           6,094,633      5,243,658
     Accumulated other comprehensive loss                  (480,000)            --
     Deficit accumulated during the development stage    (8,021,753)    (6,345,831)
                                                        -----------    -----------
          Total stockholders' deficit                    (2,387,664)    (1,089,215)
                                                        -----------    -----------
          Total liabilities and stockholders' deficit   $ 1,929,778    $   134,890
                                                        ===========    ===========


        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                            STATEMENTS OF OPERATIONS
                                   (unaudited)



                                              Period
                                          from Inception       Three Months Ended               Six Months Ended
                                                to                  June 30,                        June 30,
                                          June 30, 2002       2002            2001            2002            2001
                                          -------------   ------------    ------------    ------------    ------------
Operating expenses:
   Research and development               $ (3,454,952)   $   (523,349)   $   (371,754)   $   (926,399)   $   (639,754)
   General and administrative               (2,787,045)       (179,550)       (451,554)       (411,972)       (702,552)
   Acquisition costs                          (404,200)             --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
               Total operating expenses     (6,646,197)       (702,899)       (823,308)     (1,338,371)     (1,342,306)
                                          ------------    ------------    ------------    ------------    ------------
Other income (expense):
   Interest income                               5,194              --              --             135             331
   Interest expense                         (1,252,305)        (42,540)       (679,458)       (217,686)       (719,140)
   Loss on early extinguishment
    of debt                                   (120,000)       (120,000)             --        (120,000)             --
   Loss on sale of investments                  (8,445)             --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
                                            (1,375,556)       (162,540)       (679,458)       (337,551)       (718,809)
                                          ------------    ------------    ------------    ------------    ------------
               Net Loss                   $ (8,021,753)   $   (865,439)   $ (1,502,766)   $ (1,675,922)   $ (2,061,115)
                                          ============    ============    ============    ============    ============
   Basic and diluted loss per common
    share                                                 $      (0.06)   $      (0.13)   $      (0.12)   $      (0.18)
                                                          ============    ============    ============    ============
   Basic and diluted weighted average
    common shares outstanding                               15,165,017      11,278,918      14,160,566      11,270,934
                                                          ============    ============    ============    ============


        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)


                                                             Period          Six Months Ended
                                                         from Inception          June 30,
                                                               to         --------------------------
                                                         June 30, 2002        2002           2001
                                                         -------------    -----------    -----------
Cash flows from operating activities:
   Net loss                                              $(8,021,753)     $(1,675,922)   $(2,061,115)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation                                             4,969            1,426          1,417
      Stock issued for services and interest payment         385,919               --             --
      Stock options issued for services and warrants
       issued in connection with financings                  382,950          120,000        208,350
      Intrinsic value of beneficial conversion               997,666          197,132        604,116
      Loss on sale of investments                              8,445               --             --
      Changes in assets and liabilities:
         Prepaid expenses and deposits                        66,424           54,406             --
         Accounts payable                                    178,326           12,795        241,316
         Payable to affiliate                              2,749,248          921,399        639,754
         Accrued liabilities                                 284,081          (34,167)       132,862
                                                         -----------      -----------    -----------
            Net cash used in operating activities         (2,963,725)        (402,931)      (233,300)
                                                         -----------      -----------    -----------

Cash flows from  investing activities:
   Purchases of fixed assets                                 (11,061)              --             --
   Purchases of investments                                  (69,330)              --             --
   Proceeds from sale of investments                          60,885               --             --
                                                         -----------      -----------    -----------
            Net cash used in investing activities            (19,506)              --             --
                                                         -----------      -----------    -----------

Cash flows from financing activities:
   Proceeds from issuance of convertible notes payable       772,500               --             --
   Proceeds from issuance of notes payable to officers        90,500               --         90,500
   Repayments on notes payable to officers                   (84,000)         (24,000)            --
   Proceeds from issuance of convertible debenture           125,000          125,000             --
   Repayments on convertible debenture                       (89,000)         (89,000)            --
   Proceeds from issuance of promissory note                  20,000               --             --
   Repayments on insurance note payable                      (70,467)         (23,489)            --
   Proceeds from issuance of convertible promissory
      notes                                                1,000,000               --        500,000
   Net proceeds from sale of common stock units            1,041,600          206,000             --
   Proceeds from exercise of common stock warrants           207,140          179,140         28,000
   Collection of subscription receivable                       9,600               --             --
                                                         -----------      -----------    -----------
            Net cash provided by financing activities      3,022,873          373,651        618,500
                                                         -----------      -----------    -----------
            Net increase (decrease) in cash and
                cash equivalents                              39,642          (29,280)       385,200
Cash and cash equivalents - beginning of period                   --           68,922        117,056
                                                         -----------      -----------    -----------
Cash and cash equivalents - end of period                $    39,642      $    39,642    $   502,256
                                                         ===========      ===========    ===========



        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


NOTE A - BASIS OF PRESENTATION

The  accompanying   unaudited  financial   statements  contain  all  adjustments
(consisting only of normal recurring adjustments) which in the opinion of management are necessary to present fairly the financial position of the Company at June 30, 2002, and the results of its operations and its cash flows for the three and six month periods ended June 30, 2002 and 2001, and for the period from inception (September 28, 1998) to June 30, 2002. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading.

The financial statements included herein should be read in conjunction with the financial statements included in the Company's Form 10-KSB as of December 31, 2001 and 2000, and for the years then ended, and for the period from inception (September 28, 1998) to December 31, 2001, filed with the Securities and Exchange Commission on March 18, 2002.


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at June 30, 2002 has accumulated losses amounting to $8,021,753. For the six month period ended June 30, 2002, and for the period from inception to June 30, 2002 the Company used $402,931 and $2,963,725, respectively, of cash in its operations. Additionally, the Company had a working capital deficit of $1,213,756 and a stockholders' deficit of $2,387,664 at June 30, 2002.

The Company's initial efforts have focused on the research and development of REMUNE (through Trinity Medical Group, Ltd. or Trinity Assets Company Limited) and securing sales and marketing rights in Thailand. In July 2001, the Company, through its affiliate Trinity Assets Company Limited, filed a new drug application for approval by the Thai Food and Drug Administration to market, distribute and manufacture REMUNE in Thailand. In January 2002, the Thai Food and Drug Administration certified the REMUNE manufacturing facility as being in compliance with World Health Organization Good Manufacturing Practices standards. Final commercial approval of REMUNE by the Thai FDA, however, is pending. The Company has additional government approvals to secure in order to begin the process of commercialization. The U.S. Food and Drug Administration must certify the facility that will manufacture the product and approve the export of the product. The Company will require substantial capital to pursue its operating strategy and currently has limited cash for operations. There can be no assurance that management will be successful in raising the necessary cash to fund its continuing operations or in obtaining the necessary government approvals for the manufacture and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. As a result, The Immune Response Corporation, our licensor of REMUNE, may be unable to successfully complete current or future trials of REMUNE and The Immune Response Corporation may have to abandon REMUNE or seek additional funding. The termination of the Agouron/Immune Response Corporation collaboration agreement has had a material adverse effect on both The Immune Response Corporation's and the Company's stock price, which may therefore adversely effect our ability to successfully raise additional capital to complete REMUNE development and effectuate our business plans. Additionally, The Immune Response Corporation has stated in its Form 10-Q for the six month period ended June 30, 2002, that they will need to raise substantial additional capital to fund their operations beyond August 2002. The Immune Response Corporation further stated in their Form 10-Q that if they are unable to raise adequate capital, it would have a material adverse effect on them and would cause them to cease operations, at which time they would not be able to satisfy their obligations.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


Because The Immune Response Corporation is the sole supplier of REMUNE, their inability to continue to raise capital or ultimately generate internal cash flow could adversely affect our business, as REMUNE is currently our only product. The Company requires substantial capital to pursue its operating strategy, which includes commercialization of the drug REMUNE, and currently has limited cash for operations. Until the Company can obtain revenues sufficient to fund working capital needs and additional research and development costs necessary to obtain the regulatory approvals for commercialization, the Company will be dependent upon external sources of financing. The Company does not currently have any commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


NOTE C - LOSS PER SHARE

Excluded from the computation of basic and diluted loss per common share were stock options and warrants outstanding for the purchase of 14,030,081 and 618,537 shares of common stock as of June 30, 2002 and 2001, respectively, because the representative share increments would be antidilutive. Also excluded from the computation of basic and diluted loss per common share were an estimated 1,323,000 and 194,000 shares of common stock issuable as of June 30, 2002 and 2001, respectively, upon the conversion of a convertible promissory note because the representative share increments would be antidilutive.


NOTE D - NOTES PAYABLE TO OFFICER

During 2001 the Company borrowed, through the issuance of five separate notes, $90,500 from its Chief Executive Officer and its Corporate Secretary. The notes payable are uncollateralized, bear interest at 15% per annum and are due the earlier of one year from the date of the notes or the date on which the Company receives a minimum of $200,000 of financing through the issuance of its common stock or debt (or both) to non-affiliated persons or entities. The Company paid the remaining principal balance of $5,000 on the note payable to its Corporate Secretary in January 2002.

Although the notes payable to the Chief Executive Officer have reached their maturity dates, the Chief Executive Officer has not declared the notes in default. The Chief Executive Officer does, however, expect repayment of the remaining principal balance of $6,500, and the related accrued interest of $6,638, when and if the Company raises sufficient additional capital.

NOTE E - RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2002, Trinity Assets Company Limited billed Trinity USA approximately $926,400 for costs incurred related to the research and development of the drug REMUNE. Since inception through June 30, 2002, $12,000 has been paid to Trinity Assets Company Limited for amounts previously billed. In December 2001, the Company satisfied $1,050,701 of amounts owed to Trinity Assets Company Limited through the issuance of the Company's common stock. The amounts owed to Trinity Assets Company Limited have no definitive repayment terms. As of June 30, 2002, the Company owes Trinity Assets Company Limited $1,409,248, which is presented as Payable to Affiliate on the accompanying balance sheet. All amounts billed by Trinity Assets Company Limited were provided for under the terms and conditions of the Sublicense and Supply Agreement, dated August 4, 2000.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


NOTE F - CONVERTIBLE PROMISSORY NOTE

On January 16, 2002, the Company converted $19,200 of accrued interest associated with the convertible promissory note dated June 29, 2001 into 18,113 shares of the Company's common stock. In addition, a warrant to purchase 18,113 shares of the Company's common stock at an exercise price of $4.00 per share and exercisable until January 16, 2007 was granted as per the terms of this note.

On February 28, 2002, RoyCap Inc. converted $50,000 of the principal balance outstanding on the convertible promissory note dated June 29, 2001 into 169,837 shares of the Company's common stock. In addition, a warrant to purchase 169,837 shares of the Company's common stock at an exercise price of $4.00 per share and exercisable until February 28, 2007 was granted as per the terms of this note. The Company recorded an additional charge to interest expense of $24,933 for the fair value of the beneficial conversion feature associated with the warrants issued.

On April 30, 2002 and on May 31, 2002, RoyCap Inc. converted $25,000 each of the principal balance outstanding on the convertible promissory note dated June 29, 2001 into 371,140 and 578,704 shares, respectively, of the Company's common stock. In addition, warrants to purchase 371,140 and 578,704 shares of the Company's common stock at an exercise price of $4.00 per share and exercisable until April 30, 2007 and May 31, 2007, respectively, were granted as per the terms of this note. The Company recorded an additional aggregate charge to interest expense of $24,933 for the fair value of the beneficial conversion feature associated with the warrants issued.

The $300,000 outstanding principal balance on the convertible promissory note was due on June 29, 2002 and was extended to February 28, 2003. See also Note O.

NOTE G - INSURANCE NOTE PAYABLE

On July 1, 2001 the Company obtained a Directors and Officers Liability Insurance policy for an aggregate coverage amount of $3,000,000. The total annual premiums on the insurance policy are approximately $108,000, of which approximately $70,500 was financed at an annual rate of 9.76% over a period of 9 months. The insurance note was paid off in April 2002. The Directors and Officers Liability Insurance policy expired on July 1, 2002 and the Company has not renewed its policy.

NOTE H - CONVERTIBLE DEBENTURE

In January 2002, Trinity USA executed a Securities Purchase Agreement with a private placement investment company for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bore interest at 9.50% and was payable monthly. The debenture was convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing prices of Trinity USA's common stock during the 20 day period prior to the conversion. See also Note I.

Trinity USA repaid the debentures' remaining principal balance of $89,000 on May 31, 2002. As part of the early extinguishments of this debenture, Trinity USA granted a common stock purchase warrant for the purchase of 2,000,000 shares of common stock to the private placement investment company. The one-year warrant is not exercisable until December 1, 2002. The warrant has an exercise price of $0.05 per share if the closing price of the Company's common stock is $0.15 or less on the date of exercise and $0.05 plus an additional $0.01 for every $0.01 that the closing price of the common stock is above $0.15 if the closing price of the Company's common stock is above $0.15 on the date of exercise. The fair value of the warrant, calculated using the Black-Scholes option-pricing model, at May 31, 2002 was $120,000 and was charged to Loss on Early Extinguishment of Debt in the accompanying Statements of Operations for the six month period ended June 30, 2002.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS

NOTE I - STOCK OPTIONS AND WARRANTS

On February 13, 2002, the Company granted 25,000 non-qualified stock options to a former director in connection with his service as a director to the Company. The options are fully vested, have a term of 10 years and an exercise price of $.59 per share, which was equal to the closing price of the Company's common stock on the date of grant.

On June 10, 2002, the Company granted a total of 5,500,000 non-qualified stock options to its officers and directors. The options are fully vested, have a term of 10 years and an exercise price of $.10 per share, which was equal to the closing price of the Company's common stock on the date of grant.

During the six month period ended June 30, 2002, the Company issued five-year common stock warrants to a placement agent who was utilized in connection with the La Jolla Cove Investors, Inc. financing. A total of 15,207 shares of the Company's common stock may be purchased through the exercise of the warrants at exercise prices ranging from $.07 to $1.46 per share. The fair value of the warrants issued, calculated using the Black-Scholes option-pricing model, was immaterial. The Company also paid this placement agent a commission fee of approximately $21,000 which was charged to expense.

During the six month period ended June 30, 2002, La Jolla Cove Investors, Inc. converted $36,000 of principal on a convertible debenture (see Note H), which provided the Company with $179,140 of additional cash through the issuance and exercise of common stock purchase warrants. A total of 240,841 shares of common stock were issued in connection with the principal conversions and a total of 1,184,159 shares of common stock were issued in connection with the exercise of warrants, which resulted from the principal conversions. During the six month period ended June 30, 2002, the Company recorded a charge to interest expense of $147,266 for the fair value of the beneficial conversion feature associated with the initial recording of the convertible debenture ($120,266) and for the warrants issued ($27,000). See also Note H for an explanation of an additional 2,000,000 warrants granted to La Jolla Cove Investors, Inc. as consideration for extinguishing the debt.


NOTE J - COMMON STOCK UNITS

During May and June 2002, the Company sold a total of 3,935,385 shares of its common stock at prices ranging from $.05 to $.13 per share to accredited investors. In connection therewith, the Company issued one-year warrants to purchase a total of 3,935,385 shares of the Company's common stock at exercise prices ranging from $.08 to $.39 per share. The net proceeds from the sale of the common stock units were $206,000.


NOTE K - DEFERRED CONTRACT INCOME/EXPENSE

On June 26, 2002, through the execution of Amendment No. 3 to the License and Collaboration Agreement, the Company amended its License and Collaboration Agreement with The Immune Response Corporation (IRC). The amended agreement provides for an additional $50.00 per unit to be paid to IRC for the first one million doses of REMUNE purchased by the Company. As consideration for the additional amount to be paid to IRC, the Company received shares of IRC common stock and a waiver of the final, optional $5 million milestone payment for the technology transfer of REMUNE manufacturing rights in the Company's licensed territory. The Company received four million shares of restricted common stock upon the execution of the amended agreement and up to three million additional shares may be received when future sales milestones occur. Additionally, the Company will receive two million shares (as opposed to 333,333 shares of stock which was specified by our original Stock Purchase Agreement with IRC) upon Thai Government approval of REMUNE in exchange for a required $5 million milestone payment to IRC. The Company has been given registration rights on the stock issued by IRC and may not sell those shares until the Securities and Exchange Commission declares the applicable registration statement(s) effective. The terms of the

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


amended license and collaboration agreement expire upon the earlier of December 31, 2007 or the purchase of one million units of REMUNE by the Company.

On June 26, 2002, and again on August 5, 2002, the Company amended its sublicense and supply agreement with its affiliated distributor in Thailand, Trinity Assets Company Limited (TAC), such that TAC will absorb 50% of the additional $50.00 per unit to be paid to IRC. As consideration for the agreement, the Company granted two million of the initial four million shares issued by IRC to TAC. The Company has also contractually agreed to grant the additional three million sales milestone shares to TAC because TAC has provided a REMUNE purchase commitment to the Company equal to a minimum of one million doses during the first three years of commercial sales in Thailand. The terms of the amended sublicense and supply agreement expire upon the earlier of December 31, 2007 or the purchase of one million units of REMUNE by TAC.

The Company recorded the fair market value of the four million IRC shares ($2,360,000) as of the amended contract date, with an offsetting credit to deferred contract income. The deferred contract income will be amortized on a proportionate basis to the first one million doses of REMUNE purchased by the Company. Additionally, because two million of the four million IRC shares were contractually required to be immediately granted to TAC, the fair market value of two million IRC shares ($1,180,000) was reclassified from marketable securities to deferred contract expense, which will be amortized on a proportionate basis to the first one million doses of REMUNE purchased by TAC. Because the Company is not currently able to reasonably estimate the amount of REMUNE doses that may be purchased during the next twelve months, the entire amount of the deferred contract income/expense has been classified as long-term at June 30, 2002. See also Note L.


NOTE L - MARKETABLE SECURITIES - AVAILABLE-FOR-SALE

The Company has classified the IRC common stock received in connection with Amendment No. 3 to the License and Collaboration Agreement (see Note K) as available-for-sale and reports the investment at fair market value. The unrealized loss during the quarter ended June 30, 2002 of $480,000 has therefore been reported as a component of stockholders' deficit - Accumulated Other Comprehensive Loss on the accompanying Balance Sheets. Realized gains and losses, when applicable, will be included in investment income.



NOTE M - COMPREHENSIVE LOSS

The Company accounts for comprehensive loss in accordance with FAS No. 130, "Reporting Comprehensive Income". The Company reports the accumulated balance of other comprehensive loss separately in the equity section of the balance sheets. The only component of comprehensive loss is the unrealized loss on marketable securities of $480,000. The Company's comprehensive loss for the three and six month periods ended June 30, 2002 was $1,345,439 and $2,155,922, respectively.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


NOTE N - NONCASH INVESTING AND FINANCING ACTIVITIES

A supplemental schedule to the Statement of Cash Flows of noncash investing and financing activities is presented below:

                                                         Period            Six Months Ended
                                                     from Inception            June 30,
                                                          to         ----------------------------
                                                     June 30, 2002       2002             2001
                                                     -------------   -----------      -----------
Non-cash investing and financing activities:
  Conversion of convertible notes payable and
   related accrued interest and commissions
   to common stock                                   $   929,219      $        --      $        --
                                                     ===========      ===========      ===========
  Conversion of convertible promissory notes and
   related accrued interest to common stock          $   776,952      $   119,200      $        --
                                                     ===========      ===========      ===========
  Deferred compensation forgiveness by founding
   shareholder                                       $   143,545      $        --      $        --
                                                     ===========      ===========      ===========
  Conversion of promissory note and related
   accrued interest to common stock                  $    20,216      $        --      $        --
                                                     ===========      ===========      ===========
  Conversion of payable to affiliates to common
   stock                                             $ 1,340,000      $        --      $        --
                                                     ===========      ===========      ===========
  Conversion of convertible debenture to
   common stock                                      $    36,000      $    36,000      $        --
                                                     ===========      ===========      ===========
  Exchange of marketable securities for
   contract amendments                               $ 1,180,000      $ 1,180,000      $        --
                                                     ===========      ===========      ===========



NOTE O - SUBSEQUENT EVENTS

On August 29, 2002, the Company amended the convertible promissory note to RoyCap Inc. dated June 29, 2001 to extend its maturity date to February 28, 2003 (see also Note F). As part of the inducement to extend the maturity date of the note, the Company granted RoyCap Inc. five-year warrants to purchase a total of 1,000,000 shares of the Company's common stock at an exercise price of $.10 per share. The Company recorded a $160,000 charge to interest expense for the fair value of the warrant at the date of grant. On the date of conversion of the remaining principal balance of the note, $300,000 as of August 29, 2002, the Company shall also issue to RoyCap Inc. a warrant to purchase such number of shares of the Company's common stock equal to aggregate the number of shares of common stock issued upon conversion of the outstanding note. The warrant shall have an exercise price equal to $.10 per share of the Company's common stock and shall have a term of five years from its date of issuance. The exercise price of the warrants to be issued upon conversion of the remaining principal, if any, was changed from $4.00 per share to $.10 per share as per the terms of the amendment to the note. The beneficial conversion feature attributable to the re-measurement of these conversion warrants will be recorded in the third quarter of 2002.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


On August 29, 2002, the Company also issued a $50,000 convertible promissory note to RoyCap Inc. The note matures on February 28, 2003 and bears interest at 8% per annum, with interest due and payable on February 28, 2003. All other terms of the note are the same as the terms of the note dated June 29, 2001 and as amended on August 29, 2002. The Company will record a charge to interest expense for the intrinsic value of the beneficial conversion feature as calculated at the date of issuance. Upon conversion of the note and the related issuance of the warrants, a charge to interest expense will also be recorded for the allocated fair value of the warrants.

Both the note dated June 29, 2001 and the $50,000 convertible promissory note are collateralized and secured by a total of 1,200,000 shares of restricted common stock of The Immune Response Corporation, which is held and owned by the Company. If the close price of The Immune Response Corporation common stock is below $0.30 for five consecutive trading days during the term of the notes, RoyCap Inc. is entitled to declare the notes immediately in default. On August 30, 2002, The Immune Response Corporation's common stock closed at $0.55.

The covenants of the notes prevent the Company from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. On August 29, 2002, however, RoyCap Inc. agreed to prospectively waive this covenant as it relates to the Company possibly pledging its remaining 800,000 shares of The Immune Response Corporation as collateral with other possible third party creditors.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850 of the Florida Business Corporation Act permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 607.0850 of the Florida Business Corporation Act also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers, directors, employees, and agents against any liability asserted against those person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 607.0850 of the Florida Business Corporation Act.

     Article VI of the Bylaws of the Registrant provides that the Registrant shall indemnify officers and directors of Trinity USA or its officers and directors that serve any other corporation or other enterprise in any capacity at the request of Trinity USA. Trinity USA has never requested that any of our officers or directors serve as an officer or director of another corporation.

     The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a officer, director, employee or agent in defending any action, suit or proceeding by reason of the fact that he or she is or was a officer, director, employee or agent of the Registrant shall be paid by the Registrant if he or she is successful in defending the suit, whether on the merits or otherwise, and those expenses may be paid by the Registrant in other situations unless such officer, director, employee or agent is adjudged liable for negligence or misconduct in the performance of his or her duties.

     Article X of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to
Section 607.0850 of the Florida Business Corporation Act to the full extent permitted by such Section 607.0850 of the Florida Business Corporation Act.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:

       SEC registration fees..........................................$      172
       Legal fees and expenses........................................$    7,000
       Accounting fees and expenses...................................$    5,000
       Miscellaneous..................................................$    1,000
                                                                      ----------
       TOTAL:                                                         $   13,172
                                                                      ==========

RECENT SALES OF UNREGISTERED SECURITIES.

     On December 31, 1999, Trinity USA and August Project III Corp. entered into an Agreement for the Exchange of Common Stock. August Project III Corp. issued to Trinity USA's shareholders 5,226,000 shares of its common stock in exchange for 100% of the outstanding shares of Trinity USA. In addition, shareholders of August Project III Corp. sold 4,867,000 shares to the shareholders of Trinity USA in exchange for $175,000. Following the exchange, the shareholders of the predecessor company owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project III Corp, and Trinity USA was a wholly owned subsidiary of August Project III. On January 5, 2000, August Project III Corp. changed its name to Trinity Medical Group USA, Inc. August Project issued shares of its common stock to the Trinity USA shareholders in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Trinity USA believes that the exemption afforded by Section 4(2) of the Securities Act is applicable to the August Project transaction because it was a sale of securities by an issuer not involving a public offering. The August Project shares were offered only to fifteen (15) accredited and sophisticated investors in an offering not involving a general solicitation. The sophisticated investors in the August Project transaction had knowledge in financial and business matters such that they were capable of evaluating the merits and risks involved in an investment in August Project's securities. Each of the investors received a copy of and reviewed August Project's financial statements, had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in the financial statements and was given the opportunity to meet with representatives of August Project and to have them answer any questions and provide additional information regarding the terms and conditions of that particular investment deemed relevant by the investors; and all such questions were answered and requested information provided to each investor's full satisfaction.

     The total number of persons to whom these securities were issued was 15. The names of the persons to whom these securities were issued are as follows:


NAME                                    COMMON SHARES EXCHANGED

Churdboonchart Trinity Trust                           7,200,000
Trinity Partners Trust                                   400,000
Eastern Frontier                                         175,000
Black Hills Investment                                   175,000
Baldwin Family Trust                                      50,000
Coleman Abbe                                              22,500
Bob Rubin                                                  5,000
Atlas Equity                                               5,500
Ron Mcdonald                                              40,000
Stephen Devanney                                          20,000
Dr.  Buranaj Smutharako                                  500,000
Virongrong Chaisiriroj                                   500,000
Ubolrattana Mahidol                                      500,000
Dr.  Vina Churdboonchart                                 450,000
Elizabeth Namnath                                         50,000
                                                          ------

  Total                                               10,093,000
                                                      ==========


     In  connection  with a December 1999 private  placement  Trinity USA issued
154.5 notes. The notes were sold in units. Each unit cost $5,000 and consisted of a $5,000, 10% per annum note of Trinity USA due August 31, 2001 convertible into 5,000 shares of Trinity USA's common stock, $0.001 par value, per share. The aggregate offering price was $772,500 and Trinity USA received net proceeds of approximately $767,500. On December 11, 2000, Trinity USA converted the total principal balance of these notes and the related accrued interest and commissions into 878,538 shares of its common stock. The proceeds from this private placement were used to satisfy Trinity USA's initial developmental business expenses.

     The total number of persons to whom these securities were issued was 26. The names of the persons to whom these securities were issued are as follows:


                                              $ VALUE OF        NUMBER OF COMMON
                                                UNITS            SHARES ISSUED
NAME                                          PURCHASED         UPON CONVERSION*

Alan Cornell                                  $ 50,000              52,181
Patrick H. and Lee M. Miller                   100,000             104,436
Ken Leiner                                      25,000              26,126
Meir Morag                                      25,000              25,989

                                              $ VALUE OF        NUMBER OF COMMON
                                                UNITS            SHARES ISSUED
NAME                                          PURCHASED         UPON CONVERSION*

Gary Coover                                     25,000              25,986
Marcaud Cook & CIE, SA                         100,000             104,745
Robert Gibson                                   12,500              12,997
Grant Bettingen                                 12,500              12,979
Wasson Family Trust                             80,000              83,474
Fred Buelow                                     15,000              15,564
John Colwell                                    20,000              20,883
Andre Pringo                                     5,000               5,213
Steve Shannon                                   25,000              26,066
Phillip Mirabelli                                5,000               5,199
Coleman Abbe                                    25,000              26,178
Nancy Abbe Trust                                50,000              52,356
Rubin Family Stock Trust                        25,000              26,178
John Ogle                                       40,000              41,809
Eric Weiss Charitable Remainder Unitrust        50,000              52,186
Anthony Spaulding                                5,000               5,141
John D. Shulman                                 35,000              36,492
Martin Vulliez                                   5,000               5,188
Jim Palmersheim                                 25,000              25,948
HR Granger                                      12,500              12,974
                                              --------             -------
  Subtotal                                    $772,500             806,288

10% COMMISSIONS PAID WITH COMMON STOCK

John Colwell                                                        11,500
Eastern Frontier Trust                                              54,000
Black Hills Investment Corp.                                         6,750
                                                                   -------
    Total Shares Issued                                            878,538
                                                                   =======

* Number of shares issued upon conversion included the conversion of the principal amount, related accrued interest and accrued 10% commission.


     In connection with a June 2000 private placement, Trinity USA initially issued 158.5 preferred stock units at $4,000 per unit. Because Trinity USA was not authorized to issue preferred stock, the units were subsequently changed to common stock units. Each unit consists of one thousand shares of Trinity USA's common stock, par value $.001, and a non-callable common stock purchase warrant. Each of the warrants entitles the registered holder to purchase up to one thousand shares of Trinity USA's stock at a price of $4.00 per share for a period of 24 months from the date of the private placement prospectus, July 24, 2000. The common shares and the warrant included in the units will not be separately transferable until 90 days after the date of the prospectus or an earlier date as Trinity USA may determine. Trinity USA received net proceeds of approximately $571,000 under this private placement offering. The proceeds from this private placement will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.

     The total number of persons to whom these securities were issued was 36. The names of the persons to whom these securities were issued are as follows:

                                             COMMON     WARRANT
                                             SHARES      SHARES
NAME                                         ISSUED     ISSUABLE         TOTAL

Larry A. Berman Profit Sharing Plan          13,000       13,000         26,000
Larry A. Berman                               4,000        4,000          8,000
Karl Bratin                                   3,000        3,000          6,000
Milan Bratin                                 25,000       25,000         50,000
Robert Brooks                                 4,000        4,000          8,000
Bella Claravall                               5,000        5,000         10,000
Gractia Chieffe                               2,000        2,000          4,000
Edgar Orquiola                                2,000        2,000          4,000
Michael Pallin                                8,000        8,000         16,000
Ganija Pjetrovic                              3,000        3,000          6,000
Ruzdija Pjetrovic                             3,000        3,000          6,000
Donald Swartz                                 7,000        7,000         14,000
Charles H. Roeske                             3,000        3,000          6,000
Torunn Curtis                                 2,000        2,000          4,000
James Garnett                                10,000       10,000         20,000
John Gross                                    5,000        5,000         10,000
Anthony Spaulding                             4,000        4,000          8,000
Hilary Spaulding                              1,000        1,000          2,000
Glen Anthony                                  1,000        1,000          2,000
Ron Harper                                    1,000        1,000          2,000
Steve Koppenjan                               2,500        2,500          5,000
Kellie Mowdy                                  1,000        1,000          2,000
Jens Pechbrenner                              2,000        2,000          4,000
Richard Vane                                  1,000        1,000          2,000
Christopher Garife                            1,000        1,000          2,000
David Carroll                                 3,000        3,000          6,000
Balmore S.A.                                 25,000       25,000         50,000
Douglas Wasson                                6,000        6,000         12,000
Thomas Wasson                                 4,000        4,000          8,000
Donald L. Barr                                2,000        2,000          4,000
Gaylord LLC                                   4,000        4,000          8,000
Michael J. Gallagher                          1,000        1,000          2,000

COMMISSION WARRANTS

Salomon Grey                                      0        8,200          8,200
Eastern Frontier                                  0        2,500          2,500
Black Hills Investment Corp.                      0        3,150          3,150
John Colwell                                      0        2,000          2,000
                                            -------      -------        -------
    Total                                   158,500      174,350        332,850
                                            =======      =======        =======

     On October 19, 2000, Trinity USA issued a $500,000 convertible promissory note to RoyCap Inc. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of Trinity USA provided that the SB-2 registration statement declared effective by the SEC on May 23, 2001 has been effective for ninety (90) consecutive days and Trinity USA's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, Trinity USA shall also issue to the holder a warrant to purchase the number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note.

     The covenants of the note prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require Trinity USA to use its reasonable best efforts to cause the aforementioned registration statement to be declared effective by the Securities and Exchange Commission, or SEC, within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Trinity USA also granted piggyback registration rights with respect to the warrant shares. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Therefore, the total liquidated damages that may need to be paid if this registration statement is not declared effective within 120 days of the issuance of the note is 4% of the purchase price of the note for each 30-day period until the statement is effective.

     Trinity USA received net proceeds of approximately $450,000 under this exempt offering. The proceeds from this exempt offering will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.

     On June 22, 2001, RoyCap Inc. converted its $500,000 convertible promissory note dated October 19, 2000, and related accrued interest and liquidated damages of $57,752, into 319,666 shares of the Trinity USA's common stock. In addition, a warrant to purchase 319,666 shares of Trinity USA's common stock at an exercise price of $4.00 per share until June 22, 2006 was granted as per the terms of this note. Trinity USA recorded an additional charge to interest expense of $353,448 for the fair value of the beneficial conversion feature.

     On June 22, 2001 and June 29, 2001, Trinity USA issued warrants to purchase an aggregate of 25,000 and 16,521 shares, respectively, of its common stock to the control persons of L.H. Friend, Weinress, Frankson & Presson, LLC in connection with an engagement letter between Trinity USA and L.H. Friend dated June 22, 2001. The terms of the engagement letter require L.H. Friend to provide certain investment banking services to Trinity USA. In December 2001, Trinity USA issued L.H. Friend an additional 5 year warrant to purchase a total of 15,000 shares of Trinity USA's common stock at an exercise price of $1.00 per share.

     On June 29, 2001, in connection with a Regulation S offering, Trinity USA issued a $500,000 convertible promissory note to RoyCap Inc. The note matured on June 29, 2002, but was extended to February 28, 2003 as explained below. The note bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of Trinity USA provided that the registration statement to be filed to register the underlying common shares and warrant shares has been effective for ninety (90) consecutive days and Trinity USA's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note.

     Trinity USA received net proceeds of approximately $450,000 under this offering. The proceeds from this offering were used to meet Trinity USA's continuing operating expense requirements.

     On August 29, 2002, Trinity USA amended the convertible promissory note dated June 29, 2001 to extend its maturity date to February 28, 2003. As part of the inducement to extend the maturity date of the note, Trinity USA granted RoyCap Inc. five-year warrants to purchase a total of 1,000,000 shares of Trinity USA's common stock at an exercise price of $.10 per share. On the date of conversion of the remaining principal balance of the note, $300,000 as of August 29, 2002, Trinity USA shall also issue to RoyCap Inc. a warrant to purchase such number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of the outstanding note. The warrant shall have an exercise price equal to $.10 per share of the Trinity USA's common stock and shall have a term of five years from its date of issuance. The exercise price of the warrants to be issued upon conversion of the remaining principal, if any, was changed from $4.00 per share to $.10 per share as per the terms of the amendment to the note.

     On August 29, 2002, Trinity USA also issued a $50,000 convertible promissory note to RoyCap Inc. The note matures on February 28, 2003 and bears interest at 8% per annum, with interest due and payable on February 28, 2003. All other terms of the note are the same as the terms of the note dated June 29, 2001 and as amended on August 29, 2002. Both the note dated June 29, 2001 and the $50,000 convertible promissory note are collateralized and secured by a total of 1,200,000 shares of restricted common stock of The Immune Response Corporation, which is held and owned by Trinity USA. If the close price of The Immune Response Corporation common stock is below $0.30 for five consecutive trading days during the term of the notes, RoyCap Inc. is entitled to declare the notes immediately in default. On August 30, 2002, The Immune Response Corporation's common stock closed at $0.55.

     The covenants of the notes prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. On August 29, 2002, however, RoyCap Inc. agreed to prospectively waive this covenant as it relates to Trinity USA possibly pledging its remaining 800,000 shares of The Immune Response Corporation as collateral with other possible third party creditors.

     On November 8, 2001, RoyCap Inc. converted $100,000 of the $500,000 principal balance outstanding on the convertible promissory note dated June 29, 2001, into 98,658 shares of Trinity USA's common stock. In addition, a warrant to purchase 98,658 shares of Trinity USA's common stock at an exercise price of $4.00 per share until November 8, 2006 was granted as per the terms of this note. Trinity USA recorded an additional charge to interest expense of $49,866 for the fair value of the beneficial conversion feature associated with the warrants issued.

     On January 16, 2002, Trinity USA converted $19,200 of accrued interest associated with the convertible promissory note dated June 29, 2001 into 18,113 shares of Trinity USA's common stock. In addition, a warrant to purchase 18,113 shares of Trinity USA's common stock at an exercise price of $4.00 per share and exercisable until January 16, 2007 was granted as per the terms of this note.

     On February 28, 2002, RoyCap Inc. converted $50,000 of the principal balance outstanding on the convertible promissory note dated June 29, 2001 into 169,837 shares of Trinity USA's common stock. In addition, a warrant to purchase 169,837 shares of Trinity USA's common stock at an exercise price of $4.00 per share and exercisable until February 28, 2007 was granted as per the terms of this note. Trinity USA recorded an additional charge to interest expense of $24,933 for the fair value of the beneficial conversion feature associated with the warrants issued.

     On April 30, 2002 and on May 31, 2002, RoyCap Inc. converted $25,000 each of the principal balance outstanding on the convertible promissory note dated June 29, 2001 into 371,140 and 578,704 shares, respectively, of Trinity USA's common stock. In addition, warrants to purchase 371,140 and 578,704 shares of Trinity USA's common stock at an exercise price of $4.00 per share and exercisable until April 30, 2007 and May 31, 2007, respectively, were granted as per the terms of this note. Trinity USA recorded an additional aggregate charge to interest expense of $24,933 for the fair value of the beneficial conversion feature associated with the warrants issued.

     Trinity USA entered into the following financing transactions in the third and fourth quarter of 2001. The total number of persons to whom these securities were issued was 6. The names of the persons to whom these securities were issued also follows below:

     On September 26, 2001, Trinity USA sold 50,505 shares of its common stock for $.99 per share to a foreign investor. In connection therewith, Trinity USA issued a 5 year warrant to purchase 5,000 shares of Trinity USA's common stock at an exercise price of $1.98 per share. The gross proceeds from the sale of the common stock were $50,000. Trinity USA paid the selling agent a 10% cash commission and issued him a 5 year warrant to purchase 2,500 shares of Trinity USA's common stock at an exercise price of $1.98 per share.

     On October 1, 2001, Trinity USA issued a $20,000 promissory note to an individual. The note had a maturity date on or before November 15, 2001, bore interest at 10% per annum and was uncollateralized. At the maturity date, the outstanding principal amount of the promissory note plus all accrued and unpaid interest shall be due and payable in cash or, at the option of Trinity USA, converted into debt or equity securities which may be issued in connection with a possible private placement by Trinity USA of its debt or equity securities to certain accredited or institutional investors completed at or prior to the maturity date. In connection with the issuance of the promissory note, Trinity USA issued the Holder a 5 year warrant to purchase 2,000 shares of Trinity USA's common stock at an exercise price of $1.80 per share. Trinity USA paid the selling agent a 10% cash commission totaling $2,000. The promissory note and related accrued interest were converted into 19,253 shares of Trinity USA's common stock on November 12, 2001.

     In November 2001, Trinity USA sold a total of 200,00 shares of its common stock for prices ranging from $1.00 to $1.10 per share to accredited investors. In connection therewith, Trinity USA issued 5 year warrants to purchase a total of 42,500 shares of Trinity USA's common stock at exercise prices ranging from $1.80 to $2.40 per share. The gross proceeds from the sale of the common stock were $215,000. Trinity USA paid a 10% cash commission to the selling agents and issued a 5 year warrant to purchase a total of 2,500 shares of Trinity USA's common stock at an exercise price of $2.40 per share.


                                    COMMON         WARRANT
                                    SHARES          SHARES
NAME                                ISSUED         ISSUABLE         TOTAL

Anthony Ulaski                      19,253            2,000         21,253
Four Corners Investment, Corp.      50,000           12,500         62,500
Milan Bratin                        50,505            5,000         55,505
J. Galt, Inc.                       50,000            5,000         55,000
Darryl Cohen                        75,000           18,750         93,750
Robert Banov and Amy Banov          25,000            6,250         31,250
                                   -------           ------        -------
    Total                          269,758           55,500        325,258
                                   =======           ======        =======


     In December 2001, Trinity USA issued 1,000,000 shares of its common stock to Trinity Assets Company Limited to satisfy its entire outstanding liability to Trinity Medical Group Ltd., a non-operating subsidiary of Trinity Assets Company Limited, as of November 30, 2001 and to satisfy $1,050,701 of its outstanding liability to Trinity Assets Company Limited as of November 30, 2001. The price per share utilized in this transaction, $1.34, was equal to the average closing price of Trinity USA's stock for the five business days preceding the date that the parties agreed to settle all or a portion of the amounts owed by Trinity USA as of November 30, 2001. Immediately after the transaction was completed, Trinity Assets Company Limited owned approximately 7.7% of Trinity USA's issued and outstanding common stock.

     In January 2002, Trinity USA executed a Securities Purchase Agreement with a private placement investment company, La Jolla Cove Investors, Inc. for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bore interest at 9.50% and was payable monthly. The debenture was convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing prices of Trinity USA's common stock during the 20 day period prior to the conversion. A total of 240,841 shares of common stock were issued in connection with the principal conversions of $36,000, and a total of 1,184,159 shares of common stock were issued in connection with the exercise of warrants, which resulted from the principal conversions and generated proceeds of $179,140. Trinity USA repaid the debentures' remaining principal balance of $89,000 on May 31, 2002. As part of the early extinguishments of this debenture, Trinity USA granted a one-year common stock purchase warrant for the purchase of 2,000,000 shares to the private placement investment company. The warrants become exercisable on December 1, 2002.

     During May and June 2002, Trinity USA sold a total of 3,935,385 shares of its common stock for prices ranging from $.05 to $.13 per share to accredited investors. In connection therewith, Trinity USA issued one-year warrants to purchase a total of 3,935,385 shares of Trinity USA's common stock at exercise prices ranging from $.08 to $.39 per share. The net proceeds from the sale of the common stock units were $206,000.

     The total number of persons to whom these securities were issued was 19. The names of the persons to whom these securities were issued are as follows:

                                               COMMON SHARES     WARRANT SHARES
                                                   ISSUED            ISSUABLE
NAME

Barry Ollman                                      200,000              200,000
Black Hills Investment, Corp.                     200,000              200,000
Darryl Cohen                                      200,000              200,000
David Thirlwall                                   120,000              120,000
Four Corners Investment, Corp.                    200,000              200,000
Robert F. McCullough Jr.                          800,000              800,000
Jay Stone                                         100,000              100,000
Joseph J. Romei                                   100,000              100,000
Joseph Scherpf                                    100,000              100,000
Kendall Stone                                     100,000              100,000
Kenneth G. Puttick                                200,000              200,000
Kenneth G. Puttick                                200,000              200,000
Lawrence Coben                                    200,000              200,000
Leonard Smith and Jane D. Smith                   200,000              200,000
Michael and Lisa Brown                            200,000              200,000
Michael S. Brown                                  300,000              300,000
Val Gribble                                       115,385              115,385
Robert B. Scapa                                   100,000              100,000
Robert Banov and Amy Banov                        200,000              200,000
Robert E. McWilliams                             100,000               100,000
                                                 --------              -------

    Total                                       3,935,385            3,935,385
                                                =========            =========


RELIANCE ON EXEMPTIONS FROM REGISTRATION

     Trinity USA issued and sold its securities in each of the private placements described above in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, promulgated thereunder, except the June 29, 2001 and August 29, 2002 financing transactions with RoyCap Inc. and the September 26, 2001 transaction with Milan Bratin which was done in reliance of Regulation S. Trinity USA believes that the exemption afforded by Section 4(2) of the Securities Act and Rule 506 is applicable to the issuances described above because each was a transaction by an issuer not involving a public offering. We believe that the exemption from registration provided by Rule 506 was available because we sold our securities only to accredited investors, as defined in Rule 501 of Regulation D, in a transaction not involving a general solicitation and in accordance with the general requirements set forth in Rule 502 of Regulation D.


EXHIBITS.

         (A) EXHIBITS

         EXHIBIT  DESCRIPTION


          2.1 Agreement for the Exchange of Common Stock by and among August Project III Corp (7)

          3.1 State of Florida Articles of Incorporation of August Project III dated July 1997 (7)

          3.2 State of Florida Certificate of Amendment of the Certificate of Incorporation of Trinity USA dated January 2000 (7)

          3.3       By-Laws of Trinity USA (7)

          4.1       Registration Rights Agreement (7)

          4.2       Promissory Note (7)

          4.3       Registration Rights Agreement (7)

          4.4       Form of Common Stock Purchase Warrant (7)

          4.5       Subscription Agreement (7)

          4.6       Convertible Promissory Note (7)

          4.7       Common Stock Unit Acknowledgement Letter (8)


          4.8       Convertible Promissory Note (2)


          4.9       Subscription Agreement (2)

          4.10      Form of Common Stock Purchase Warrants (3)

          4.11      Form of Common Stock Subscription Agreement (4)

          4.12      Form of Promissory Note Subscription Agreement (4)

          4.13      Form of Promissory Note (4)

          4.14 Conversion of Debt Agreement between Trinity USA and Trinity Assets Company Limited dated December 27, 2001 (5)

          4.15 Securities Purchase Agreement between Trinity USA and La Jolla Cove Investors, Inc. dated January 4, 2002 (5)

          4.16 Registration Rights Agreement between Trinity USA and La Jolla Cove Investors, Inc. dated January 4, 2002 (5)

          4.17 Convertible Debenture issued by Trinity USA to La Jolla Cove Investors, Inc. due January 4, 2003 (5)

          4.18 Common Stock Purchase Warrant issued by Trinity USA to La Jolla Cove Investors, Inc. on January 4, 2002 (5)

          4.19      Amendment No. 1 to Convertible Promissory Note (6)


          4.20      Amendment No. 2 to Convertible Promissory Note (11)

          5.1       Legal Opinion of Jenkens & Gilchrist Parker Chapin LLP (11)

          10.1 Sublicense and Supply Agreement between Trinity USA and Trinity Medical Group, Ltd. dated as of August 4, 2000 (7)

          10.2      Supplement  to  Sublicense  and  Supply  Agreement   between
                    Trinity USA and Trinity Assets Company Limited dated August 5, 2000 (7)

          10.3 Amendment No. 1 to the License and Collaboration Agreement dated September 29, 2000 (7)

          10.4 Assignment Agreement between Trinity Medical Group, Ltd. and Trinity USA dated August 3, 2000 (7)

          10.5      Gary E. Wilson's Employment Agreement (7)

          10.6      Dr. James S. Namnath's Employment Contract (7)

          10.7 License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995+ (8)

          10.8 Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995
                    (8)

          10.9      Great Offices, Inc./American Office Centers, L.L.C. Sublease
                    (9)

          10.10 Dr. James S. Namnath's Employment Agreement, dated February 2, 2001 (9)

          10.11 Amendment No. 2 to the License and Collaboration Agreement dated May 8, 2001(1)+ (10)


          10.12     Amendment No. 1 to Gary E. Wilson's Employment Agreement (2)

          10.13     Elizabeth S. Namnath's Employment Agreement (2)

          10.14     Investment Banker Engagement Letter (3)

          10.15 Amendment No. 1 to Stock Purchase Agreement between Trinity USA and The Immune Response Corporation dated June 26, 2002
                    (6)

          10.16 Amendment No. 3 to License and Collaboration Agreement between Trinity USA and The Immune Response Corporation dated June 26, 2002 (6)

          10.17 Supplement No. 2 to The Sublicense and Supply Agreement between Trinity USA and Trinity Assets Company Limited dated June 26, 2002 (6)

          10.18 Supplement No. 3 to The Sublicense and Supply Agreement between Trinity USA and Trinity Assets Company Limited dated August 5, 2002 (6)

          23.1 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in Exhibit 5.1)


          23.2      Consent of Independent Certified Public Accountants (11)


          99.1 Certification Pursuant to 18 U.S.C. Section 1350 Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
                    (6)

          99.2 Certification Pursuant to 18 U.S.C. Section 1350 Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
                    (6)


                    ------------------------------------------------------------

+ Confidential treatment has been requested and granted with respect to certain portions of this agreement.
(1) Filed on May 11, 2001 with Trinity USA's Form 10-QSB for the three month period ended March 31, 2001.
(2) Filed on August 14, 2001 with Trinity USA's Form 10-QSB for the six month period ended June 30, 2001.
(3) Filed on August 17, 2001 with Trinity USA's Registration Statement on Form SB-2.
(4) Filed on November 8, 2001 with Trinity USA's Form 10-QSB for the nine month period ended September 30, 2001.
(5) Filed on January 4, 2002 with Trinity USA's Registration Statement on Form SB-2.
(6) Filed on August 16, 2002 with Trinity USA's Form 10-QSB for the six month period ended June 30, 2002.
(7) Filed on October 20, 2000 with Trinity USA's Registration Statement on Form SB-2.
(8) Filed on December 22, 2000 with Trinity USA's Registration Statement on Form SB-2.
(9) Filed and February 13, 2001 with Trinity USA's Registration Statement on Form SB-2.
(10) Filed on May 11, 2001 with  Trinity  USA's  Registration  Statement on Form
     SB-2.
(11) Filed herewith.



UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, for instance if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Section 607.0850 of the Florida Business Corporation Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rancho Santa Margarita, State of California, on September 25, 2002.



                                     TRINITY MEDICAL GROUP USA, INC.


                                     By: /s/ James S. Namnath
                                     Name:  James S. Namnath
                                     Title: Chief Executive Officer and Director


SIGNATURE                            TITLE



/s/ Dr. Vina Churdboonchart          President and Director   September 25, 2002
-------------------------------
Dr. Vina Churdboonchart


/s/ Inthanom Churdboonchart          Director                 September 25, 2002
-------------------------------
Inthanom Churdboonchart


/s/ Gary E. Wilson                   Executive V.P. - Finance,
-------------------------------      Chief Financial
Gary E. Wilson                       Officer, Treasurer       September 25, 2002